UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

POLO RALPH LAUREN CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE OWNERS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK OF POLO RALPH LAUREN CORPORATION:

The 2011 Annual Meeting of Stockholders of Polo Ralph Lauren Corporation, a Delaware corporation (the “Corporation”), will be held at the St. Regis Hotel, 20th Floor Penthouse, 2 East 55th Street, New York, New York, on Thursday, August 11, 2011, at 9:30 a.m., local time, for the following purposes:

1.  To elect eleven directors to serve until the 2012 Annual Meeting of Stockholders;

2.  To ratify the appointment of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending March 31, 2012;

3.  To approve, on an advisory basis, the compensation of the Corporation’s named executive officers and the Corporation’s compensation philosophy, policies and practices as described herein;

4.  To approve, on an advisory basis, the frequency of holding future advisory votes on executive compensation;

5.  To approve an amendment to the Corporation’s Amended and Restated Certificate of Incorporation to change the name of the Corporation to “Ralph Lauren Corporation”; and

6.  To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Stockholders of record at the close of business on June 21, 2011 are entitled to notice of, and to vote at, the 2011 Annual Meeting of Stockholders and any adjournments or postponements thereof.

By Order of the Board of Directors

AVERY S. FISCHER

Senior Vice President, General Counsel and Secretary

New York, New York

July 7, 2011

EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, IT, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY BY VOTING THE SHARES IN PERSON AT THE MEETING.

ONLY STOCKHOLDERS, THEIR PROXY HOLDERS AND THE CORPORATION’S INVITED GUESTS MAY ATTEND THE MEETING. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE HELD THROUGH AN INTERMEDIARY SUCH AS A BANK OR BROKER AND YOU PLAN TO ATTEND THE MEETING, PLEASE BRING A COPY OF THE ACCOUNT STATEMENT REFLECTING YOUR OWNERSHIP AS OF JUNE 21, 2011 SO THAT THE CORPORATION CAN VERIFY YOUR STOCKHOLDER STATUS WHEN YOU CHECK IN AT THE REGISTRATION DESK FOR THE MEETING. FOR SECURITY PURPOSES, THE CORPORATION MAY REQUIRE PHOTO IDENTIFICATION FOR ADMISSION.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Stockholders

to be Held on August 11, 2011

The proxy statement and annual report to stockholders are available at: http://investor.ralphlauren.com.

Your Vote is Important

Please vote as promptly as possible

by signing, dating and returning the enclosed proxy card.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held On August 11, 2011

This Proxy Statement is furnished to the stockholders of Polo Ralph Lauren Corporation, a Delaware corporation, in connection with the solicitation by the Corporation’s Board of Directors of proxies for the 2011 Annual Meeting of Stockholders of the Corporation to be held at the St. Regis Hotel, 20th Floor Penthouse, 2 East 55th Street, New York, New York on Thursday, August 11, 2011, at 9:30 a.m., local time, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying proxy are being mailed to the Corporation’s stockholders on or about July 7, 2011. In this Proxy Statement, we refer to Polo Ralph Lauren Corporation as the “Corporation,” “we” or “us.”

A proxy delivered pursuant to this solicitation may be revoked by the person executing the proxy at any time before it is voted by giving written notice to the Secretary of the Corporation, by delivering a later dated proxy, or by voting in person at the Annual Meeting of Stockholders. The address of the Corporation’s principal executive offices is 650 Madison Avenue, New York, New York 10022.

Only holders of record of shares of the Corporation’s Class A Common Stock and Class B Common Stock (together, the “Common Stock”) at the close of business on June 21, 2011, the record date for the Annual Meeting of Stockholders, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders and adjournments or postponements thereof. The presence, in person or by proxy, of the holders of one-third of the total number of shares of Common Stock outstanding on the record date will constitute a quorum for the transaction of business at the Annual Meeting of Stockholders. Each owner of record of Class A Common Stock on the record date is entitled to one vote for each share. Each owner of record of Class B Common Stock on the record date is entitled to ten votes for each share. On June 21, 2011, there were 61,631,390 outstanding shares of Class A Common Stock and 30,831,276 outstanding shares of Class B Common Stock. Except for the election of directors, the Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented for the consideration of the stockholders of the Corporation. The Class A Common Stock is publicly traded on the New York Stock Exchange (“NYSE”) under the symbol “RL”; the Class B Common Stock is owned by Ralph Lauren and entities owned by, or established for the benefit of, Mr. Lauren, or members of his family.

The Corporation’s Board of Directors has by resolution fixed the number of directors at eleven. Three directors (the “Class A Directors”) will be elected by a plurality vote of the shares of Class A Common Stock present in person or by proxy at the Annual Meeting of Stockholders and eligible to vote, and eight directors (the “Class B Directors”) will be elected by a plurality vote of the shares of Class B Common Stock present in person or by proxy at the 2011 Annual Meeting of Stockholders and eligible to vote. The ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Corporation’s independent registered public accounting firm for the fiscal year ending March 31, 2012, the approval, on an advisory basis, of the compensation of our named executive officers and the Corporation’s compensation philosophy, policies and practices as described herein and the approval, on an advisory basis, of the frequency of holding future advisory votes on executive compensation will each require the affirmative vote of a majority of the total votes cast on the proposal by the shares of Common Stock present in person or by proxy at the 2011 Annual Meeting of Stockholders and eligible to vote. Because the vote on the frequency of holding future advisory votes on executive compensation is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the stockholders. The approval of an amendment to the Corporation’s Amended and Restated Certificate of Incorporation to change the name of the

Corporation to “Ralph Lauren Corporation” will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock on the record date. Stockholders should specify their choices on the enclosed form of proxy.

If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a properly signed proxy will be voted FOR each nominee as a director to hold office until the 2012 Annual Meeting of Stockholders of the Corporation and until his or her successor is elected and qualified (Proposal 1), FOR the proposal to ratify the appointment of Ernst & Young as the Corporation’s independent registered public accounting firm for the fiscal year ending March 31, 2012 (Proposal 2), FOR the proposal, on an advisory basis, approving the compensation of the Corporation’s named executive officers and the Corporation’s compensation philosophy, policies and practices as described herein (Proposal 3), FOR the proposal, on an advisory basis, approving the frequency of “one year” for holding future advisory votes on executive compensation (Proposal 4) and FOR the proposal of the amendment of the Corporation’s Amended and Restated Certificate of Incorporation to effect a name change (Proposal 5).

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

The ratification of the appointment of the Corporation’s independent registered public accounting firm for the fiscal year ending March 31, 2012 (Proposal 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2.

The election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3), the advisory vote on the frequency of the advisory vote on executive compensation (Proposal 4) and the proposal to change our corporate name (Proposal 5) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 3, 4 and 5.

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes, or, in the case of Proposal 4, votes for the options of “ONE YEAR”, “TWO YEARS” or “THREE YEARS” are counted for purposes of determining the votes cast in connection with each proposal. Therefore, broker non-votes and abstentions will not be counted as a vote “FOR” the election of directors in Proposal 1 or as a vote in favor of any of the frequency options in Proposal 4 and will have no effect on determining whether the affirmative vote constitutes a majority of the votes cast with respect to Proposals 2, 3 and 4. Because approval of Proposal 5 requires the affirmative vote of a majority of the shares of common stock outstanding, abstentions and broker non-votes will have the same effect as a vote against Proposal 5.

(PROPOSAL 1)

ELECTION OF DIRECTORS

The Corporation’s Second Amended and Restated By-laws provide that its Board of Directors may fix the number of directors constituting the entire Board of Directors between six and twenty. The Board of Directors has currently fixed the number of directors constituting the entire Board of Directors at eleven. The Corporation’s Board of Directors is presently divided into two classes, with all directors being elected annually. Pursuant to the Corporation’s Amended and Restated Certificate of Incorporation, the three Class A Directors will be elected by the holders of Class A Common Stock and the eight Class B Directors will be elected by the holders of Class B Common Stock, each to serve until the 2012 Annual Meeting of Stockholders and until his or her successor is elected and qualified.

Each of the Corporation’s current directors have been nominated for re-election at the 2011 Annual Meeting of Stockholders. Joel L. Fleishman, Frank A. Bennack, Jr. and Steven P. Murphy have been nominated for election as Class A Directors, and Ralph Lauren, Roger N. Farah, Jackwyn L. Nemerov, John R. Alchin, Arnold H. Aronson, Joyce F. Brown, Hubert Joly and Robert C. Wright have been nominated for election as Class B Directors. The Corporation knows of no reason why any nominee would be unable or unwilling to serve. If any nominee becomes unable or unwilling to serve for any reason, the Board of Directors, based on the recommendation of the Nominating & Governance Committee, may either reduce the number of directors or designate a substitute nominee. If a substitute nominee is designated, the persons named in the enclosed proxy will vote all proxies that would otherwise be voted for the named nominee or nominees for the election of such substitute nominee or nominees.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR EACH NOMINEE AS A DIRECTOR TO HOLD OFFICE UNTIL THE 2012 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL HIS OR HER SUCCESSOR IS ELECTED AND QUALIFIED. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES THAT AUTHORITY IS WITHHELD AS TO ONE OR MORE NOMINEES.

CLASS A DIRECTOR NOMINEES FOR ELECTION

Frank A. Bennack, Jr.	Age 78

Mr. Bennack has been a director of the Corporation since January 1998. In June 2008, Mr. Bennack resumed his former role as Chief Executive Officer of The Hearst Corporation. Mr. Bennack has been the Chairman of the Executive Committee and Vice Chairman of the board of directors of The Hearst Corporation since 2002, after serving as President and Chief Executive Officer of The Hearst Corporation since 1979. Mr. Bennack was, until June 7, 2010, the Chairman of Lincoln Center for the Performing Arts. Mr. Bennack has served on the boards of Hearst-Argyle Television, Inc., Wyeth Corporation and JPMorgan Chase & Co. The Board of Directors has determined that Mr. Bennack is an audit committee financial expert.

Experience, Qualifications, Attributes and Skills

Mr. Bennack brings to our Board of Directors a distinguished career and extensive business experience as Vice Chairman and Chief Executive Officer of The Hearst Corporation, one of the nation’s largest private companies engaged in a broad range of publishing, broadcasting, cable networking and diversified communications activities. His current position as Hearst’s Vice Chairman and Chief Executive Officer gives Mr. Bennack critical insights into the operational issues facing a large corporation and provides our Board of Directors with valuable experience in the areas of finance, financial reporting and strategic planning. As a result of past Board of Directors service to our Corporation and Mr. Bennack’s current and past service as a member of the boards of other various public companies and non-profit organizations, he provides our Board of Directors with knowledge of our business and perspective with respect to governance and other important matters that come before our Board of Directors.

Joel L. Fleishman	Age 77

Mr. Fleishman, a director of the Corporation since January 1999, has been Professor of Law and Public Policy Studies at the Sanford School of Public Policy at Duke University since 1971 and the Director of the Samuel and Ronnie Heyman Center for Ethics, Public Policy and the Professions at Duke University since 1989. Mr. Fleishman currently serves as Chairman of the board of directors of the Urban Institute and Chairman of the Visiting Committee of the Kennedy School of Government, Harvard University. Mr. Fleishman has served on the board of Boston Scientific Corporation.

Experience, Qualifications, Attributes and Skills

Mr. Fleishman brings strong leadership and extensive public policy and legal experience to our Board of Directors. He also brings a unique perspective to the Board of Directors from his long tenure in the academic world. Mr. Fleishman’s long-standing scholarly work and public service and extensive experience as a professor of law and public policy provides our Board of Directors with valuable insight into a variety of legal and ethical issues relevant to our Corporation. Mr. Fleishman also has served as a board member of Boston Scientific Corporation and as a result of this service, he has a broad understanding of the operational, financial and strategic issues facing a public company. Mr. Fleishman has been a director of the Corporation since 1999 and as a result, his knowledge of our business is an important aspect of his service on our Board of Directors.

Steven P. Murphy	Age 57

Mr. Murphy has been a director of the Corporation since November 2005. He has been the Chief Executive Officer of Christie’s International plc, one of the world’s largest fine art auctioneers, since September 2010. He served as the President and Chief Executive Officer of Rodale Inc., a privately held publishing company, from 2002 to December 2009. He joined Rodale in 2000 as its President and Chief Operating Officer. Mr. Murphy held the position of Executive Vice President and Managing Director of Disney Publishing Worldwide from 1998 until 2000. From 1991 to 1998, Mr. Murphy served as President of EMI Music/Angel records.

Experience, Qualifications, Attributes and Skills

Mr. Murphy brings to the Board of Directors extensive business and management experience obtained through his current role as Chief Executive Officer of Christie’s International plc as well as through his former role as a Chief Executive Officer of Rodale, Inc., a publishing and media company. As Chief Executive Officer of Christie’s International plc, Mr. Murphy has insight into operational issues facing a large international corporation and provides the Board of Directors with valuable experience in the areas of finance and strategic planning. As Chief Executive Officer of Rodale, Mr. Murphy had broad-based responsibilities with respect to financial reporting, marketing, sales and the creation of product development. In addition, Mr. Murphy’s extensive experience in the area of publishing and entertainment provides the Board of Directors with insight into the areas of media, communications and technology. As a result of this service, he has a broad understanding of the operational, financial and strategic issues facing public companies and provides the Board of Directors with valuable perspective with respect to these matters that come before the Board of Directors.

CLASS B DIRECTOR NOMINEES FOR ELECTION

Ralph Lauren	Age 71

Mr. Lauren has been the Chairman, Chief Executive Officer and a director of the Corporation since prior to the Corporation’s initial public offering in 1997, and was a member of the Advisory Board or Board of Directors of the Corporation’s predecessors since their organization. Mr. Lauren founded the Corporation’s business in 1967. For over 44 years, Mr. Lauren has cultivated the iconography of America into a global lifestyle brand.

Experience, Qualifications, Attributes and Skills

Mr. Lauren is an internationally recognized fashion designer. His unique role as the founder and chief executive officer of the Corporation provides our Board of Directors with valuable leadership in the area of design, brand management and marketing. Mr. Lauren’s contributions to the Corporation over the past 44 years have been instrumental in defining the Corporation’s image and direction. As one of the world’s most innovative design leaders and a fashion icon, Mr. Lauren’s career has spanned four decades that have resulted in numerous unique tributes for his role within the fashion industry. Mr. Lauren is uniquely qualified to bring strategic insight, experience and in-depth knowledge of our business and the fashion industry to the Board of Directors.

Roger N. Farah	Age 58

Mr. Farah has been the President, Chief Operating Officer and a director of the Corporation since April 2000. He was Chairman of the board of directors of Venator Group, Inc. (now Foot Locker, Inc.) from December 1994 until April 2000, and was Chief Executive Officer of Venator Group, Inc. from December 1994 until August 1999. Mr. Farah is Chairman of the Finance Committee and a member of the Executive Committee of the National Retail Federation. He is currently a member of the boards of directors of Aetna Inc. and The Progressive Corporation.

Experience, Qualifications, Attributes and Skills

Mr. Farah’s day-to-day leadership as the Corporation’s President and Chief Operating Officer provides our Board of Directors with intimate knowledge of the Corporation’s operations, challenges and opportunities. Mr. Farah has strong marketing, brand management and consumer insights developed in his over 30 years of experience in the retail industry. In addition, Mr. Farah has significant public company experience as demonstrated by his past and current service on a number of public company boards of directors, including Aetna Inc. and The Progressive Corporation. He has experience in managing diversified global companies and serves on the boards of other public companies, and as a result, has a broad understanding of the challenges facing public companies. Mr. Farah is uniquely qualified to bring strategic insight, experience and in-depth knowledge of our business and the fashion industry to the Board of Directors.

Jackwyn L. Nemerov	Age 59

Ms. Nemerov has been an Executive Vice President of the Corporation since September 2004 and a director of the Corporation since February 2007. She was President & Chief Operating Officer of Jones Apparel Group, Inc. from January 1998 until March 2002. Prior to that, Ms. Nemerov was affiliated with Allied Stores, Bernard Chaus and Gloria Vanderbilt for Murjani.

Experience, Qualifications, Attributes and Skills

Ms. Nemerov brings strong leadership and business experience to our Board of Directors. She has over 30 years of retail, brand management and operations experience. Her position as the Corporation’s Executive Vice President provides our Board of Directors with valuable insight and perspective into the Corporation’s operations, wholesale division, licensed products and global manufacturing and merchandising. In 2009, Ms. Nemerov assumed increased responsibility for the Corporation’s business in the Asia Pacific region and the Corporation’s home collection division. Ms. Nemerov brings to our Board of Directors extensive management experience in the apparel and retail industry and her in-depth knowledge of this industry provides our Board of Directors with critical insights into key aspects of the Corporation’s core business.

John R. Alchin	Age 61

Mr. Alchin has been a director of the Corporation since February 2007. He served as Executive Vice President and Co-Chief Financial Officer and Treasurer of Comcast Corporation, a broadband cable provider offering a variety of consumer entertainment and communication products and services, from November 2002 to December 2007. He served as Executive Vice President and Treasurer of Comcast from January 2000 to November 2002. Mr. Alchin joined Comcast in 1990 as Senior Vice President and Treasurer. Mr. Alchin is currently a member of the board of trustees of BNY Mellon Funds Trust, a member of the board of trustees of the Philadelphia Museum of Art, Chairman of PMA Finance Committee and Co-Chair of PMA Corporate Executive Board. Mr. Alchin also serves on the audit committee of BNY Mellon Funds Trust. Prior to serving on the board of trustees of BNY Mellon Funds Trust, Mr. Alchin served as a member of the board of directors and on the audit committee of BNY Hamilton Funds, Inc. The Board of Directors has determined that Mr. Alchin is an audit committee financial expert.

Experience, Qualifications, Attributes and Skills

Mr. Alchin brings to the Board of Directors substantial business and financial experience. Mr. Alchin’s experience as a Co-Chief Financial Officer and Treasurer of Comcast Corporation, a major broadband cable operator and content and programming supplier, provides our Board of Directors with valuable insight in the areas of corporate finance and capital formation, financial reporting, investor relations and treasury functions. Mr. Alchin’s financial expertise offers our Board of Directors with a deep understanding of accounting and audit-related issues. In addition, Mr. Alchin’s service as a member of the board of various financial institutions provides our Board of Directors with perspective in the areas of corporate finance and governance matters.

Arnold H. Aronson	Age 76

Mr. Aronson has been a director of the Corporation since November 2001. He has been the Managing Director, Retail Strategies at Kurt Salmon, a global management consulting firm specializing in services to retail and consumer products companies, since 1997. In his career, Mr. Aronson served as Chairman and Chief Executive Officer of Saks Fifth Avenue, Inc., Batus Retail Group, the then parent entity of among others, Saks Fifth Avenue, Marshall Fields and Kohl’s and then of Woodward & Lothrop/John Wanamaker. Mr. Aronson currently serves as Vice Chairman of the board of trustees of The New School University and as Chairman of the board of governors of its Eugene Lang College and is a member of the board of governors of its Parsons School of Design.

Experience, Qualifications, Attributes and Skills

Mr. Aronson has substantial business and retail industry experience. Mr. Aronson’s experience as an executive in a global management consulting firm specializing in retail and consumer products companies as well as his experiences as a chief executive officer of major retail companies provides our Board of Directors with valuable insight into operational and strategic issues related to the retail industry. As a former chief executive officer of several major retail entities, including Saks Fifth Avenue, Inc., Mr. Aronson has intimate knowledge in the areas of marketing, financial reporting and merchandising. In addition, Mr. Aronson’s service on the boards of academic institutions provides our Board of Directors with valuable understanding of governance matters.

Dr. Joyce F. Brown	Age 64

Dr. Brown has been a director of the Corporation since May 2001. She has been the President of the Fashion Institute of Technology and Chief Executive Officer of the Educational Foundation for the Fashion Industries since 1998. From 1983 to 1992, Dr. Brown served as Vice Chancellor, as well as the University Dean, of the City University of New York and

Acting President of Baruch College. From 1993 to 1994, she served as the Deputy Mayor of Public and Community Affairs for the City of New York. From 1994 to 1998, Dr. Brown was a Professor of Clinical Psychology at the Graduate School and University Center of the City University of New York, where she is now Professor Emerita. Dr. Brown is currently a member of the board of directors of USEC Inc. and has served on the boards of PAXAR Corporation and Linens ‘n Things, Inc.

Experience, Qualifications, Attributes and Skills

Dr. Brown brings to our Board of Directors extensive leadership and insight into the fashion industry through her roles as President of the Fashion Institute of Technology, a complex, multi-faceted college that focuses on educating and preparing the next generation of leaders in the fashion industry, and Chief Executive Officer of the Educational Foundation for the Fashion Industries. In addition, Dr. Brown’s prior government service provides the Board of Directors with unique perspectives into regulatory issues and processes. Dr. Brown also possesses public company experience as demonstrated by her past service on the board of Linens ‘n Things and her current service on the board of USEC Inc.

Hubert Joly	Age 51

Mr. Joly has been a director of the Corporation since June 2009. Mr. Joly has served as the President and Chief Executive Officer of Carlson, a hospitality and travel company, since March 2008. Mr. Joly also serves as a member of Carlson’s board of directors. Mr. Joly joined Carlson in 2004 as President and Chief Executive Officer of Carlson Wagonlit Travel. Previously, Mr. Joly served as Executive Vice President, American Assets at Vivendi Universal (“Vivendi”) from 2002 to 2004 and in various other positions at Vivendi Universal since 1999. Mr. Joly currently serves on the boards of The Rezidor Hotel Group, Carlson Wagonlit Travel, the Minneapolis Institute of Arts, the Minnesota Business Partnership and the World Travel and Tourism Council.

Experience, Qualifications, Attributes and Skills

Mr. Joly brings to our Board of Directors extensive management and leadership experience obtained through his roles as President and Chief Executive Officer and a director of Carlson. Mr. Joly’s current position as Chief Executive Officer of Carlson gives him critical insights into the operational issues facing a large international corporation and provides our Board of Directors with valuable insight in the areas of finance, financial reporting and strategic planning. In his current position and as a former executive at Vivendi and Electronic Data Systems, Mr. Joly possesses a deep understanding of international issues affecting the Corporation.

Robert C. Wright	Age 68

Mr. Wright has been a director of the Corporation since May 2007. Mr. Wright is a Co-Founder of Autism Speaks. He has also been a Senior Advisor at Lee Equity Partners, LLC, an investment firm, since May 2008. He served as the Vice Chairman of the board of directors of General Electric Company (“GE”) and as an Executive Officer and a member of the Corporate Executive Office of GE from 2000 to May 2008. Mr. Wright joined NBC as President and Chief Executive Officer in 1986, and was made Chairman and Chief Executive Officer of the network in 2001. He then served as Chairman and Chief Executive Officer of NBC Universal from 2004 to 2007, and continued to serve as Chairman of the NBC Universal board of directors until 2007. Prior to his association with NBC and NBC Universal, Mr. Wright served as President of General Electric Financial Services and, before that, as President of Cox Cable Communications. Mr. Wright has served on the boards of directors of GE and NBC Universal. Mr. Wright also served as member of the board of trustees for New York Presbyterian Hospital and RAND Corporation.

Experience, Qualifications, Attributes and Skills

Mr. Wright brings to the Board of Directors extensive business leadership and management experience. Mr. Wright’s roles as Vice Chairman of GE’s board of directors and President and Chief Executive Officer of NBC Universal gives him knowledge and insight into the complex issues facing our Corporation, in particular on the operational, financial, strategic planning and corporate governance fronts. These experiences provide Mr. Wright with a thorough understanding of, and appreciation for, the role of the Board of Directors. In addition, Mr. Wright’s service as a member of the boards of non-profit organizations provides our Board of Directors with an added perspective in the areas of governance matters.

Director Attendance at Annual Meetings of Stockholders and Meetings of the Board of Directors

As provided in the Corporation’s Corporate Governance Policies, directors are expected to attend each Annual Meeting of Stockholders. All of the eleven directors then constituting the entire Board of Directors attended the 2010 Annual Meeting of Stockholders.

The Board of Directors held five meetings during the 2011 fiscal year, which ended on April 2, 2011. All of the members of the Corporation’s Board of Directors attended at least 75% of the meetings held by the Board of Directors and the committees of the Board of Directors on which he or she served. The Board of Directors and its committees also act from time to time by unanimous written consent in lieu of meetings.

CORPORATE GOVERNANCE

The Board of Directors and management are committed to sound corporate governance. The Corporation has in place a comprehensive corporate governance framework which incorporates the corporate governance requirements of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission (the “SEC”) and the NYSE. Consistent with the Corporation’s commitment to corporate governance, the Corporation does not rely on the exceptions from certain of the NYSE’s corporate governance listing requirements available to majority controlled companies. The key components of the Corporation’s corporate governance framework are set forth in the following documents:

•	the Corporation’s Amended and Restated Certificate of Incorporation;

•	the Corporation’s Second Amended and Restated By-Laws;

•	the Corporation’s Corporate Governance Policies;

•	the Corporation’s Audit Committee Charter;

•	the Corporation’s Nominating & Governance Committee Charter;

•	the Corporation’s Compensation & Organizational Development Committee Charter;

•	the Corporation’s Code of Business Conduct and Ethics; and

•	the Corporation’s Code of Ethics for Principal Executive Officers and Senior Financial Officers.

Each of the above documents is available on the Corporation’s investor relations website at http://investor.ralphlauren.com by clicking on “Corporate Governance.” Copies of these documents are available to stockholders without charge upon written request to the Corporation’s Investor Relations Department, 625 Madison Avenue, New York, New York 10022. Only the Board of Directors may grant a waiver under the Corporation’s codes of ethics to any director or executive officer, and any such waiver will be promptly posted on the Corporation’s website.

Corporation Leadership Structure

Mr. Ralph Lauren has been the Chairman of the Board of Directors and Chief Executive Officer (CEO) of the Corporation for over 44 years. Mr. Lauren is not only the Chairman and CEO of the Corporation but is also its founder and creator. His name is inextricably linked to the Corporation’s various brands. His aesthetic vision and direction are unique and integral components of the Corporation’s success. Mr. Lauren’s career has resulted in numerous tributes for his contributions to the fashion industry, including the Council of Fashion Designers of America’s four highest honors: the Lifetime Achievement Award, the Womenswear Designer of the Year Award, the Menswear Designer of the Year Award and the Retailer of the Year Award. In addition, Mr. Lauren and entities controlled by the Lauren family own approximately 76% of the voting power of the Corporation’s outstanding Common Stock. Given the unparalleled mark that Mr. Lauren has on the Corporation, the Board of Directors believes that it is appropriate and in the best interest of the Corporation’s stockholders for Mr. Lauren to serve as both Chairman and CEO.

The Board of Directors also believes that the current combination of the Chairman and CEO roles fosters effective decision-making and alignment on corporate strategy. The combined role of Chairman and CEO enables decisive leadership and enhances the Corporation’s ability to communicate its vision and strategy clearly and consistently to stockholders, employees and customers in the fashion and retail industry. Unified leadership for the Board of Directors and the Corporation best allows for focus on the oversight and implementation of the Corporation’s strategic initiatives and business plan.

Director Independence and Non-Management Director Meetings

The Corporation’s Board of Directors believes that a majority of its directors should be independent, and has determined that all of its non-management directors, John R. Alchin, Arnold H. Aronson, Frank A. Bennack, Jr.,

Dr. Joyce F. Brown, Joel L. Fleishman, Hubert Joly, Steven P. Murphy and Robert C. Wright, are independent. In considering the independence of its non-management directors, the Corporation considered, among other factors, commercial transactions made from time to time in the ordinary course of business between the Corporation and certain entities affiliated with non-management directors. In each case, the transactions have substantially the same terms as are prevailing at the time for comparable businesses and the indirect interest of the non-management director in the transaction was found to be immaterial and in amounts that do not impair the independence of the relevant non-management director under the Corporation’s Corporate Governance Policies and the NYSE’s corporate governance listing standards. The Corporation also considered charitable contributions to entities affiliated with its non-management directors. The indirect interests of non-management directors in these charitable contributions were found to be immaterial and in amounts that that do not impair the independence of the relevant non-management director under the NYSE’s corporate governance listing standards. In one instance during fiscal 2011, contributions by the Corporation in fiscal 2010 to a tax-exempt organization affiliated with Mr. Bennack exceeded the amount provided in the Corporation’s Corporate Governance Policy below. The Board of Directors determined that the relationship was not material and that Mr. Bennack’s independence was not impaired. In making this determination, the Board of Directors recognized that, among other things, the excess was due to the timing of such payments (two payments that were made in separate calendar years fell into the same fiscal year for that tax-exempt organization) and that the contributions were within the NYSE’s corporate governance listing standards. The Corporation’s guidelines for determining directors’ independence are set forth as Appendix A to this Proxy Statement.

At each of the Corporation’s regularly scheduled Board of Directors and committee meetings, the independent directors participate in an executive session without the Chairman and CEO or any members of the Corporation’s management present. In fiscal 2011, all of the Corporation’s non-management directors met together as a full Board of Directors five times without any management representatives present. During these executive sessions of independent directors, the Chairs of each of the Audit Committee, the Compensation & Organizational Development Committee and the Nominating & Governance Committee preside on a rotating basis based on the topics to be discussed.

Board of Directors Oversight of Risk

The Corporation’s management is responsible for understanding and managing the risks that the Corporation faces in its business, and the Board of Directors is responsible for overseeing management’s overall approach to risk management. The involvement of the full Board of Directors in reviewing the Corporation’s strategic objectives and business plans is a significant element of the Board of Directors’ assessment of management’s approach and tolerance for risk. In addition, the committees of the Board of Directors, primarily through the Audit Committee and Compensation & Organizational Development Committee, report to the full Board of Directors at regularly scheduled Board of Directors meetings on any identified material risks within that committee’s area of responsibilities. The Audit Committee has responsibility for oversight of corporate finance and financial reporting related risks, including those related to the Corporation’s accounting, auditing and financial reporting practices. The Compensation & Organizational Development Committee is responsible for the oversight of the Corporation’s compensation policies and practices, including conducting annual risk assessments, and evaluating and approving the Corporation’s executive compensation and benefit plans and programs.

Analysis of Risks Arising from Compensation Policies and Programs

The Compensation & Organizational Development Committee has reviewed an assessment by management of the Corporation’s compensation programs and practices for its employees, including its executive and non-executive programs and practices. This assessment focused on program design features and controls to evaluate whether such programs encourage unnecessary or excessive risk taking, and how policies and programs are structured to mitigate any such risks.

Selected key elements of the Corporation’s compensation programs that were reviewed include the following:

•

Pay Mix and Structure: The Corporation’s executive compensation programs emphasize a balanced approach to both short-term and long-term performance through the Corporation’s annual cash incentive bonus program and long-term equity awards. Equity awards generally include a mix of stock options and restricted performance share units (“RPSUs”) so that equity awards deliver value to executives through both stock price appreciation and company performance. In addition, a significant portion of variable pay is delivered through equity awards with vesting schedules and performance periods covering multiple years, thus emphasizing long-term company performance.

•

Incentive Caps: The Corporation’s executive annual cash incentive bonus plan as well as its non-executive commission and bonus plans do not allow for unlimited payouts. The Corporation believes that the range of payouts should be capped to avoid encouraging decisions that maximize short-term gain at the expense of long-term viability. In addition to caps on all cash incentive bonus awards, Pro-Rata RPSUs cannot exceed target levels and Cliff RPSUs cannot exceed 150% of target levels.

•

Performance: To strengthen the relationship between pay and performance, the Corporation’s executive annual cash incentive bonus plan, the Corporation’s non-executive commission and bonus plans and RPSU awards are subject to the achievement of pre-established performance targets, which are established independently of plan participants. The Corporation believes that its incentive plan metrics are appropriately balanced between short-term incentives such as net income before taxes and long-term metrics such as a cumulative three-year net income figure for its Cliff RPSUs.

•

Change in Control Policy: The change in control arrangements for the Corporation’s named executive officers provide for cash payments only upon actual termination of employment. Most executives with employment agreements are subject to “double-trigger” vesting so that (with the exception of awards under the Corporation’s prior 1997 Long-Term Stock Incentive Plan (the “1997 Stock Incentive Plan”)) acceleration of vesting does not occur unless the executive’s employment is actually terminated under certain limited circumstances following a change in control. The Corporation’s 2010 Long-Term Stock Incentive Plan (the “2010 Stock Incentive Plan”) provides for “double-trigger” vesting for all participants.

•

Ownership Guidelines: The Corporation has adopted stock ownership guidelines for the named executive officers and select other members of the Corporation’s senior management group that are intended to align the interests of these executives with the Corporation’s stockholders. As a result, executives may be less likely to take short-term risk if a significant portion of their personal financial investment is linked to long-term Corporation holdings.

•

Clawback Policy: The Corporation has adopted a clawback policy applicable to its named executive officers. Under the Corporation’s clawback policy, the Compensation & Organizational Development Committee may, in its reasonable discretion, require a named executive officer to reimburse the Corporation for the amount of any payment previously received by such officer under the Corporation’s cash incentive bonus plan as well as equity plan if, as a result of such officer’s intentional misconduct or gross negligence, the Corporation is required to restate its financial statements.

As a result of this review, the Compensation & Organizational Development Committee determined that any risks that may result from the Corporation’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Corporation.

Independent Committees of the Board of Directors

The Corporation’s Board of Directors has established three committees consisting solely of independent directors—the Audit Committee, the Compensation & Organizational Development Committee and the Nominating & Governance Committee.

Director	Audit Committee	Compensation & Organizational Development Committee	Nominating & Governance Committee
John R. Alchin	X
Arnold H. Aronson	X		X
Frank A. Bennack, Jr.	C	X
Dr. Joyce F. Brown	X		C
Joel L. Fleishman		C	X
Hubert Joly		X
Steven P. Murphy		X	X
Robert C. Wright			X
C = Chair X = Member

Audit Committee. The Audit Committee appoints the Corporation’s independent registered public accounting firm, and approves in advance all audit and permitted non-audit services performed by them and the scope and cost of their annual audits. The Audit Committee reviews (i) the results of the independent registered public accounting firm’s annual audits and quarterly reviews, (ii) management’s compliance with the Corporation’s major accounting and financial reporting policies, (iii) the adequacy of the Corporation’s financial organization and management’s procedures and policies relating to its internal control over financial reporting, and (iv) the Corporation’s compliance with applicable laws relating to accounting practice. The Audit Committee met six times in fiscal 2011. The Board of Directors has determined that each member of the Audit Committee is financially literate and that at least two members of the Audit Committee, Mr. Bennack, its Chair, and Mr. Alchin, are audit committee financial experts, as defined by the SEC. The Audit Committee has adopted a formal policy for the approval of the performance of all audit and non-audit services of the independent registered public accounting firm. This policy is described under “(PROPOSAL 2) RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

Compensation & Organizational Development Committee. The Compensation & Organizational Development Committee reviews and approves the compensation of executive officers and certain key members of the Corporation’s senior management and compensation plans and arrangements with respect to the Corporation’s executive officers, and also administers the plans in which executive officers may participate, including the 2010 Stock Incentive Plan, which replaced the 1997 Stock Incentive Plan, and its Executive Officer Annual Incentive Plan. In addition, the Compensation & Organizational Development Committee maintains oversight in the development of succession plans for certain key executive positions within the Corporation’s senior management and may review and provide guidance on certain of the Corporation’s programs relating to the Corporation’s diversity, talent review and leadership development. The Compensation & Organizational Development Committee met five times in fiscal 2011. None of the Corporation’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on the Corporation’s Board of Directors or Compensation & Organizational Development Committee.

Nominating & Governance Committee. The Nominating & Governance Committee identifies individuals qualified to become directors, recommends director nominees to the Board of Directors, develops and recommends corporate governance policies to the Board of Directors, exercises oversight of the evaluation of the members of the Board of Directors and committees and recommends to the Board of Directors policies and principles for Chief Executive Officer succession, selection and performance reviews. The Nominating & Governance Committee met two times in fiscal 2011.

Director Nominating Procedures and Diversity

The Nominating & Governance Committee identifies and evaluates candidates for nomination as directors and submits its recommendations to the full Board of Directors for its consideration. The Nominating & Governance Committee, guided by the membership criteria established by the Board of Directors in the Corporation’s Corporate Governance Policies, seeks highly qualified candidates who combine a broad spectrum of experience and expertise with a reputation for integrity. The Corporation seeks to maintain a majority of independent directors and the Board of Directors considers a number of factors in selecting director candidates. Although the Corporation does not have a formal policy concerning diversity considerations, the Nominating & Governance Committee does consider diversity with respect to viewpoint, skills and experience in determining the appropriate composition of the Board of Directors and identifying director nominees. In addition, the Board of Directors considers the contributions the individual can make to the Board of Directors and management as the Corporation strives for a body of directors reflecting different genders, ethnic backgrounds and professional experiences and expertise. In the Board of Directors’ annual self-evaluation, one of the factors that the Board of Directors considers is whether the membership of the Board of Directors provides an adequate mix of characteristics, experience and skills to serve the Corporation and its stockholders effectively. The Nominating & Governance Committee solicits and receives suggestions for, as well as comments upon, director candidates from other directors, including the Chairman of the Board of Directors, and usually engages third parties either to assist in the search for director candidates or to assist in gathering information regarding director candidates’ background and experience. If the Nominating & Governance Committee engages a third party to assist it, the Nominating & Governance Committee approves the fees that the Corporation pays for these services.

The Nominating & Governance Committee will consider candidates recommended by the Corporation’s directors, members of management and stockholders, and will evaluate candidates recommended by stockholders on the same basis as other candidates. Candidates should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Upon receiving a stockholder recommendation, the Nominating & Governance Committee will initially determine the need for additional or replacement members of the Board of Directors and then evaluate the candidate based on the information it receives with the stockholder recommendation or that it may otherwise acquire, and may, in its discretion, consult with the Chairman and other members of the Corporation’s Board of Directors. If the Nominating & Governance Committee determines that a more comprehensive evaluation is warranted, it may obtain additional information about the director candidate’s background and experience, including by means of interviews with the candidate.

The Corporation’s stockholders may recommend candidates at any time, but the Nominating & Governance Committee requires recommendations for election at an annual meeting of stockholders to be submitted to the Nominating & Governance Committee no later than 120 days before the first anniversary of the date of the proxy statement sent to stockholders in connection with the previous year’s Annual Meeting of Stockholders in order to be considered for nomination by the Nominating & Governance Committee. The Nominating & Governance Committee believes this deadline is appropriate and in the best interests of the Corporation and the Corporation’s stockholders because it ensures that it has sufficient time to evaluate properly all proposed candidates. Therefore, to submit a candidate for consideration for nomination at the 2012 Annual Meeting of Stockholders, a stockholder must submit the recommendation, in writing, by March 10, 2012. The written notice must include:

•

all information relating to each potential candidate whom the stockholder is recommending that would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected;

•	the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and of the beneficial owner of those shares; and

•	the class and number of shares which are owned beneficially or of record by the stockholder and the beneficial owner.

Recommendations must be sent to the Nominating & Governance Committee, Office of the Secretary, Polo Ralph Lauren Corporation, 625 Madison Avenue, New York, New York 10022.

The Corporation’s stockholders may directly nominate an individual for election as a director at an annual meeting of stockholders by complying with the nominating procedures set forth in the Corporation’s Second Amended and Restated By-laws, which are described below under the caption “Additional Matters—Stockholder Proposals for the 2012 Annual Meeting of Stockholders.”

Director Communications

Stockholders and interested parties may contact any of the Corporation’s directors, including the Chairman of the Board of Directors, the Chairs of the Board of Directors’ independent committees, any committee of the Board of Directors, the Board of Directors’ non-management directors as a group or the entire Board of Directors, by writing to them as follows: [Name(s)/Title(s)], c/o Legal Department and Office of the Corporate Secretary, Polo Ralph Lauren Corporation, 625 Madison Avenue, 12th Floor, New York, New York 10022. Communications received in this manner will be handled in accordance with the procedures approved by the Corporation’s independent directors, who have also requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as:

•	spam

•	junk mail and mass mailings

•	product complaints

•	product inquiries

•	new product suggestions

•	resumés and other forms of job inquiries

•	surveys

•	business solicitations or advertisements

In addition, material that is threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be available to any non-management director upon request.

Audit Committee Communications

Complaints and concerns relating to accounting, internal control over financial reporting or auditing matters may be communicated to the Audit Committee, which consists solely of non-employee directors, through the Office of the Secretary as described above under “Director Communications.” Any such communication may be anonymous.

All complaints and concerns will be reviewed by the Audit Committee or a designated member of the Audit Committee. If the Audit Committee or its member designee determines that a reasonable basis exists for conducting a formal investigation, the Audit Committee will direct and supervise the investigation, and may retain independent legal counsel, accountants and other advisors as it deems necessary. Confidentiality will be maintained to the fullest extent consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

The Corporation will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of his or her employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding accounting, internal controls or auditing matters.

Audit Committee Report

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the Corporation’s consolidated financial statements, the Corporation’s compliance with legal and regulatory requirements, the Corporation’s system of internal control over financial reporting and the qualifications, independence and performance of its internal and independent registered public accounting firm. The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Corporation’s independent registered public accounting firm. The Audit Committee currently is composed of four independent directors and operates under a written charter adopted by the Audit Committee and ratified by the Board of Directors.

Management is responsible for the Corporation’s financial reporting process, including the Corporation’s internal control over financial reporting, and for the preparation of the Corporation’s consolidated financial statements in accordance with generally accepted accounting principles. Ernst & Young, as the Corporation’s independent registered public accounting firm for the fiscal year ending April 2, 2011, was responsible for auditing those financial statements and expressing its opinion as to the fairness of the financial statement presentation in accordance with generally accepted accounting principles, and the effectiveness of the Corporation’s internal control over financial reporting. Our responsibility is to oversee and review these processes. The Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

In this context, the Committee has met and held discussions with management and Ernst & Young, the Corporation’s independent registered public accounting firm for the fiscal year ended April 2, 2011. Management represented to us that the Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed with management, the Corporation’s internal auditors and Ernst & Young the Corporation’s consolidated financial statements for the fiscal year ended April 2, 2011 and the Corporation’s internal control over financial reporting. The Committee also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). Ernst & Young provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees), and the Committee discussed their independence with them. In determining Ernst & Young’s independence, the Committee considered whether their provision of non-audit services to the Corporation was compatible with maintaining independence. The Committee received regular updates on Ernst & Young’s fees and the scope of audit and non-audit services it provided. All such services were provided consistent with applicable rules and our pre-approval policies and procedures.

Based on our discussions with management, our internal auditors and Ernst & Young and our review of the audited financial statements, including the representations of management and Ernst & Young with respect thereto, and subject in all cases to the limitations on our role and responsibilities referred to above and set forth in the Audit Committee Charter, the Committee recommended to the Board of Directors that the Corporation’s audited consolidated financial statements for the fiscal year ended April 2, 2011 be included in the Corporation’s Annual Report on Form 10-K. The Committee also approved, subject to stockholder ratification, the selection of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending March 31, 2012.

Members of the Audit Committee

Frank A. Bennack, Jr. (Chair)

John R. Alchin

Arnold H. Aronson

Dr. Joyce F. Brown

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Corporation’s Common Stock as of June 21, 2011 by: (i) each stockholder who is known by the Corporation to beneficially own in excess of five percent of any class of the Corporation’s voting securities, (ii) each director, (iii) each of the executive officers whose names appear in the summary compensation table under the heading “Summary Compensation Table” below (the “named executive officers”) and (iv) all directors and executive officers as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. The rules of the SEC consider a person to be the “beneficial owner” of any securities over which the person has or shares voting power or investment power. In addition, a person is deemed to be the beneficial owner of securities if that person has the right to acquire beneficial ownership of such securities within 60 days, including through conversion or exercise of an option or other right. Unless otherwise indicated below, the address of each stockholder is 650 Madison Avenue, New York, New York 10022. As of June 21, 2011, there were 1,043 holders of record of the Corporation’s Class A Common Stock.

	Class A Common Stock			Class B Common Stock(1)			Voting Power of Total Common Stock %
	Number		%	Number		%
Ralph Lauren	1,080,955	(2)	1.7	27,933,744	(3)	90.6%	75.6%
Roger N. Farah	44,131	(4)	*	—		—	*
Jackwyn L. Nemerov	78,515	(5)	*	—		—	*
John R. Alchin	18,711	(6)	*	—		—	*
Arnold H. Aronson	19,921	(7)	*	—		—	*
Frank A. Bennack, Jr.	37,853	(8)	*	—		—	*
Dr. Joyce F. Brown	4,662	(9)	*	—		—	*
Joel L. Fleishman	37,832	(10)	*	—		—	*
Hubert Joly	10,370	(11)	*	—		—	*
Steven P. Murphy	17,853	(12)	*	—		—	*
Robert C. Wright	22,711	(13)	*	—		—	*
Tracey T. Travis	18,943	(14)	*	—		—	*
Mitchell A. Kosh	4,657	(15)	*	—		—	*
FMR LLC	7,184,395	(16)	11.7	—		—	1.9
Prudential Financial, Inc. and related parties	6,650,895	(17)	10.8	—		—	1.8
The Vanguard Group, Inc.	3,257,334	(18)	5.3	—		—	0.9
Lone Pine Capital LLC and related persons	3,470,805	(19)	5.6	—		—	0.9
All directors and executive officers as a group (13 persons)	1,397,114	(20)	2.2%	27,933,744	(3)	90.6%	75.7%

*	Less than 1.0%

(1)

Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Each share of Class B Common Stock will be automatically converted into one share of Class A Common Stock upon transfer to a person who is not a member of the Lauren family.

(2)	Includes 950,001 options vested as of June 21, 2011 or within 60 days thereafter representing the right to purchase shares of Class A Common Stock.

Does not include (i) unvested options to purchase 99,999 shares of Class A Common Stock, (ii) 150,851 unvested performance based restricted stock units (“RPSUs”), subject to upward or downward adjustment, (iii) 177,454 unvested restricted stock units (“RSUs”) that entitle Mr. Lauren to receive an equal number of shares of Class A Common Stock and that are subject to accelerated vesting in certain circumstances as described under “Executive Employment Agreements—Ralph Lauren’s Employment Agreement,” and

(iv) 307,001 vested RSUs (the underlying shares of the Corporation’s Class A Common Stock for these RSUs will not be delivered until Mr. Lauren’s separation of service from the Corporation or, if earlier, upon a change of control (as defined in Mr. Lauren’s employment agreement)).

(3)

Includes (i) 3,697,413 shares of Class B Common Stock held by certain grantor retained annuity trusts established by Mr. Lauren of which Mr. Lauren and Roger N. Farah are the trustees, (ii) 810,043 shares of Class B Common Stock held by certain grantor retained annuity trusts established by Ricky Lauren, Mr. Lauren’s wife, of which Ms. Lauren and Mr. Farah are the trustees, (iii) 1,460,397 shares of Class B Common Stock held by Ms. Lauren, (iv) 120,365 shares of Class B Common Stock held by a successor trust of which Mr. Lauren is an investment trustee for the benefit of Mr. Lauren’s issue and for various trusts of which Mr. Lauren is a grantor, (v) 58,317 shares of Class B Common Stock held by a successor trust of which Ms. Lauren is an investment trustee for the benefit of Ms. Lauren’s issue and for various trusts of which Mr. Lauren is a grantor and (vi) 8,792,342 shares of Class B Common Stock held by Lauren Family, L.L.C., a limited liability company of which Mr. Lauren has the power to remove and replace the managers, provided that any such replacement manager is not related to or subordinate to Mr. Lauren. The managers of Lauren Family, L.L.C. are Mr. Lauren’s children, Andrew Lauren, David Lauren and Dylan Lauren. Actions by Lauren Family, L.L.C. require the consent of a majority of the managers.

This amount does not include (i) 200,000 shares of Class B Common Stock held by a trust for the benefit of Mr. Lauren’s issue of which Mr. Lauren is not a trustee, (ii) 1,026,289 shares of Class B Common Stock held by successor trusts for the benefit of Mr. Lauren’s issue and for various trusts of which Mr. Lauren is a grantor (Mr. Lauren is not a trustee of the successor trusts and Mr. Farah is one of the trustees of these successor trusts) and (iii) 1,671,243 shares of Class B Common Stock held by successor trusts for the benefit of Ms. Lauren’s issue and for various trusts of which Mr. Lauren is a grantor (Mr. Lauren is not a trustee of the successor trusts and Mr. Farah is one of the trustees of these successor trusts).

(4)

Includes options vested as of June 21, 2011 or within 60 days thereafter representing the right to purchase 44,131 shares of Class A Common Stock. Does not include unvested options to purchase 172,688 shares of Class A Common Stock and an aggregate of (i) 120,041 unvested RPSUs, subject to upward or downward adjustment, and (ii) 171,393 vested RSUs (the underlying shares of the Corporation’s Class A Common Stock for these RSUs will not be delivered until Mr. Farah’s separation of service from the Corporation or, if earlier, upon a change of control (as defined in Mr. Farah’s employment agreement)).

Does not include an aggregate of 4,507,456 shares of Class B Common Stock held by grantor retained annuity trusts established by Ralph Lauren and Ricky Lauren of which Mr. Farah is a co-trustee. Does not include an aggregate of 2,876,214 shares of Class B Common Stock held by successor trusts established by Ralph Lauren and Ricky Lauren for the benefit of their issue of which Mr. Farah serves as one of the trustees.

(5)

Includes options vested as of June 21, 2011 or within 60 days thereafter representing the right to purchase 57,375 shares of Class A Common Stock. Does not include unvested options to purchase 37,006 shares of Class A Common Stock or unvested RPSUs with respect to 131,531 shares of Class A Common Stock, a portion of which are subject to upward or downward adjustment.

(6)

Includes 1,110 restricted shares of Class A Common Stock and vested options representing the right to purchase 11,885 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 2,812 shares of Class A Common Stock.

(7)

Includes 3,000 shares owned by Mr. Aronson’s spouse, 1,110 restricted shares of Class A Common Stock and vested options representing the right to purchase 11,993 shares of Class A Common Stock. Does not include unvested options to purchase 2,812 shares of Class A Common Stock.

(8)

Includes 1,110 restricted shares of Class A Common Stock and vested options representing the right to purchase 20,993 shares of Class A Common Stock. Does not include unvested options to purchase 2,812 shares of Class A Common Stock.

(9)

Includes 1,110 restricted shares of Class A Common Stock and vested options representing the right to purchase 2,084 shares of Class A Common Stock. Does not include unvested options to purchase 2,812 shares of Class A Common Stock.

(10)

Includes 4,000 shares held indirectly in a retirement account, 1,110 restricted shares of Class A Common Stock and vested options representing the right to purchase 20,993 shares of Class A Common Stock. 9,500 shares of Class A Common Stock are pledged in a margin brokerage account. Does not include unvested options to purchase 2,812 shares of Class A Common Stock.

(11)

Includes 736 restricted shares of Class A Common Stock and options vested as of June 21, 2011 or within 60 days thereafter representing the right to purchase 5,452 shares of Class A Common Stock. Does not include unvested options to purchase 4,349 shares of Class A Common Stock.

(12)

Includes 1,110 restricted shares of Class A Common Stock and vested options representing the right to purchase 13,493 shares of Class A Common Stock. Does not include unvested options to purchase 2,812 shares of Class A Common Stock.

(13)

Includes 1,110 restricted shares of Class A Common Stock and vested options representing the right to purchase 11,885 shares of Class A Common Stock. Does not include unvested options to purchase 2,812 shares of Class A Common Stock.

(14)

Includes options vested as of June 21, 2011 or within 60 days thereafter representing the right to purchase 15,337 shares of Class A Common Stock. Does not include unvested options to purchase 4,373 shares of Class A Common Stock or unvested RPSUs with respect to 10,208 shares of Class A Common Stock, a portion of which are subject to upward or downward adjustment.

(15)

Includes options vested as of June 21, 2011 or within 60 days thereafter representing the right to purchase 4,657 shares of Class A Common Stock. Does not include unvested options to purchase 4,373 shares of Class A Common Stock or unvested RPSUs with respect to 10,208 shares of Class A Common Stock, a portion of which are subject to upward or downward adjustment.

(16)

According to a Schedule 13G filed February 14, 2011: (i) Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 7,118,995 shares of Class A Common Stock as a result of Fidelity acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Fidelity Funds”); (ii) Strategic Advisers, Inc. (“SAI”) is the beneficial owner of 254 shares of Class A Common Stock; (iii) FIL Limited (“FIL”) is the beneficial owner of 2,570 shares of Class A Common Stock; and (iv) Pyramis Global Advisors Trust Company (“PGATC”) is the beneficial owner of 62,576 shares of Class A Common Stock. Each of FMR LLC and Edward C. Johnson 3d, Chairman of FMR LLC, may be deemed to beneficially own the shares of Class A Common Stock beneficially owned by Fidelity, SAI and PGATC. Each of Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the Fidelity Funds, has the sole power to dispose of the 7,118,995 shares of Class A Common Stock owned by the Fidelity Funds. Each of Edward C. Johnson 3d and FMR LLC, through its control of SAI, has the sole power to vote or direct the vote of, and to dispose of, the 254 shares of Class A Common Stock owned by individuals to which they provide advisory services. Each of Edward C. Johnson 3d and FMR LLC, through its control of PGATC, has the sole power to vote or direct the vote over 62,576 shares of Class A Common Stock and sole dispositive power over 62,576 shares of Class A Common Stock owned by institutional accounts managed by PGATC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares of Class A Common Stock owned directly by the Fidelity Funds. The address of each of these persons, other than FIL and PGATC, is 82 Devonshire Street, Boston, Massachusetts 02109. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda. The address for PGATC is 900 Salem Street, Smithfield, Rhode Island 02917.

(17)

According to a Schedule 13G filed on February 8, 2011, by Prudential Financial, Inc. (“Prudential”) and a Schedule 13G filed on May 31, 2011 by Jennison Associates LLC (“Jennison”), 6,650,895 shares of Class A Common Stock are beneficially owned by Prudential for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates, including 6,498,423 shares of Class A Common Stock owned by investment companies, insurance companies, separate accounts and institutional portfolios managed by Jennison, which is 100% indirectly owned by Prudential. Prudential’s address is 751 Broad Street, Newark, New Jersey 07102. Jennison’s address is 466 Lexington Avenue, New York, New York 10017.

(18)

According to a Schedule 13G filed on February 10, 2011, Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of the Vanguard Group, Inc., is the beneficial owner of 96,130 shares of Class A Common Stock as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. The Vanguard Group, Inc. has the sole power to vote the remaining shares of Class A Common Stock. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(19)

According to a Schedule 13G filed on February 14, 2011, Stephen F. Mandel, Jr. is the Managing Member of each of Lone Pine Associates LLC, Lone Pine Members LLC and Lone Pine Capital LLC. Lone Pine Associates LLC is the general partner of Lone Spruce, L.P., Lone Sequoia, L.P. and Lone Balsam, L.P. and has the power to direct the affairs of Lone Spruce, L.P., Lone Sequoia, L.P. and Lone Balsam, L.P., including decisions respecting the disposition of the proceeds from the sale of shares. Lone Pine Capital LLC is the investment manager of Lone Cypress, Ltd., Lone Kauri, Ltd. and Lone Monterey Master Fund, Ltd. and has the power to direct the receipt of dividends from or the proceeds of the sale of shares held by Lone Cypress, Ltd., Lone Kauri, Ltd. and Lone Monterey Master Fund, Ltd. Lone Pine Members LLC is the general partner of Lone Cascade, L.P. and Lone Sierra, L.P., and has the power to direct the affairs of Lone Cascade, L.P. and Lone Sierra, L.P., including decisions respecting the disposition of the proceeds from the sale of shares. The address of the persons referred to above is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(20)

Includes options vested, as of June 21, 2011 or within 60 days thereafter, granted under the Corporation’s 1997 Stock Incentive Plan and the Corporation’s prior 1997 Non-Employee Director Stock Option Plan (such plan expired on December 31, 2006) representing the right to purchase 1,170,279 shares of Class A Common Stock. Does not include unvested options granted under the 1997 Stock Incentive Plan and the 2010 Stock Incentive Plan, representing the right to purchase 342,472 shares of Class A Common Stock, 422,839 unvested RPSUs (a portion of which are subject to upward or downward adjustment), 177,454 unvested RSUs, 8,506 unvested restricted shares of Class A Common Stock granted under the Corporation’s 1997 Stock Incentive Plan and 2010 Stock Incentive Plan or 478,394 vested RSUs (the underlying shares of the Corporation’s Class A Common Stock for these RSUs will not be delivered to either Mr. Lauren or Mr. Farah, as the case may be, until his separation of service from the Corporation or if earlier, upon a change of control (as defined in each of their employment agreements) granted under the 1997 Stock Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Corporation’s directors and executive officers to file initial reports of ownership and reports of changes in ownership of the Corporation’s Class A Common Stock with the SEC and to provide copies of these reports to the Corporation. These filing requirements also apply to certain beneficial owners of more than ten percent of the Corporation’s Class A Common Stock. To the Corporation’s knowledge, based solely on the Corporation’s review of the copies of Section 16(a) reports furnished to the Corporation during and with respect to the fiscal year ended April 2, 2011 and on written representations from certain reporting persons that no Form 5s were required to be filed by such persons, all reportable transactions during that fiscal year were reported on a timely basis except for certain transactions for Ralph Lauren, Roger Farah, Jackwyn Nemerov, Tracey Travis and Mitchell Kosh that were inadvertently reported late.

DIRECTOR COMPENSATION

The compensation for non-employee directors is as follows:

•	an annual retainer fee for each non-employee director of $45,000;

•	an annual retainer fee for each Committee Chair of $15,000; and

•

an annual equity award for each non-employee director with a target equity value of $94,000. One-half of the target equity value will be delivered in the form of options to purchase shares of the Corporation’s Class A Common Stock and one-half will be delivered in the form of restricted shares of Class A Common Stock. The options and the restricted shares of Class A Common Stock will vest over three years in equal annual installments. The exercise term for stock options granted after August 11, 2006 is seven years. Previously, the exercise term for such options was ten years.

The fee paid to non-employee directors for each meeting of a committee of the Board of Directors that a director attends is $2,000 per committee meeting. The annual retainer and attendance fees are paid to the non-employee directors in quarterly installments in arrears.

A non-employee director also receives a grant of options to purchase 7,500 shares of the Corporation’s Class A Common Stock at the time that the director joins the Board of Directors of the Corporation. These options will vest over three years in equal annual installments and the exercise term is seven years. The annual equity award to non-employee directors is awarded on April 1 of each year to those non-employee directors who have served as directors for at least half of the preceding fiscal year.

The Corporation’s Board of Directors and Compensation & Organizational Development Committee believe it is important for key members of the Corporation’s senior management team and its non-employee directors to build and maintain a long-term ownership position in the Corporation, to further align their financial interests with those of our stockholders and to encourage the creation of long-term value. As a result, on May 17, 2010, the Compensation & Organizational Development Committee established stock ownership guidelines for the Corporation’s non-employee directors and the named executive officers and select other members of the Corporation’s senior management group, to further link their interests with those of stockholders. The guidelines provide that non-employee directors and such executives must attain ownership of a specific number of shares by June 2015, which is approximately five years from the implementation of the guidelines. Non-employee directors and executives who join the Corporation after the implementation of the guidelines will have five years from the date that they joined the Corporation to attain the requisite numbers of shares specified in the guidelines. For directors, the guideline is based on a fixed share target of 2,400 shares. Further details on the guidelines for executive officers are provided in “Compensation Discussion and Analysis.”

The Corporation reimburses its non-employee directors for reasonable travel and other related expenses to attend Board of Directors and Committee meetings and for director education courses. Non-employee directors are also provided with a merchandise discount on most of the Corporation’s products.

DIRECTOR COMPENSATION

The following table provides information concerning the compensation of the Corporation’s non-employee directors for fiscal 2011. Directors who are employees of the Corporation receive no compensation for their services as directors and do not serve on any committees of the Board of Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
John R. Alchin (4)	57,000	46,597	47,004	—	—	243	150,844
Arnold H. Aronson (5)	61,000	46,597	47,004	—	—	368	154,969
Frank A. Bennack, Jr. (6)	82,000	46,597	47,004	—	—	368	175,969
Dr. Joyce F. Brown (7)	74,000	46,597	47,004	—	—	368	167,969
Joel L. Fleishman (8)	74,000	46,597	47,004	—	—	368	167,969
Hubert Joly (9)	55,000	46,597	47,004	—	—	—	148,601
Steven P. Murphy (10)	57,000	46,597	47,004	—	—	368	150,969
Robert C. Wright (11)	49,000	46,597	47,004	—	—	243	142,844

(1)

The annual retainer for each non-employee director is $45,000 plus an additional $15,000 for each Committee Chair. The fee paid to non-employee directors for each meeting of a committee of the Board of Directors that a director attends is $2,000 per committee meeting.

(2)

The stock-based compensation amounts shown reflect the aggregate grant date fair value, assuming no risk of forfeiture, of awards granted during fiscal 2011. These amounts have been calculated in accordance with Accounting Standards Codification topic 718, “Stock Compensation” (“ASC 718”), as issued by the Financial Accounting Standards Board. The Corporation uses the Black-Scholes option pricing model to estimate the fair value of stock options granted, which requires the input of both subjective and objective assumptions. The Corporation determines the fair value of restricted stock using the average of the high/low stock price on the date of grant, as adjusted to reflect the absence of dividends for those restricted securities that are not entitled to dividends. The assumptions used in the valuation of stock-based awards are discussed in Note 20 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year 2011.

The Corporation grants annual stock-based awards to non-employee directors on April 1 of each year. Awards granted for non-employee directors’ service during fiscal 2011 were made on April 1, 2010 and disclosed in the Corporation’s Proxy Statement for the fiscal year ended April 3, 2010. Awards granted in fiscal 2011 on April 1, 2011 are for non-employee directors’ service during fiscal year 2012 and include the following for each non-employee director:

•	$47,004 representing the aggregate grant date fair value of the annual grant of options to purchase 945 shares of the Corporation’s Class A Common Stock; and

•	$46,597 representing the aggregate grant date fair value of the annual grant of 372 restricted shares of the Corporation’s Class A Common Stock.

(3)	This amount represents deferred cash dividends paid during fiscal 2011 in connection with the vesting of restricted shares of the Corporation’s Class A Common Stock.

(4)	John R. Alchin is a member of the Audit Committee. Fiscal 2011 compensation included:

•	$45,000 in annual retainer fees; and

•	$12,000 for attendance at meetings of the Audit Committee.

At the end of fiscal 2011, Mr. Alchin held options to purchase 14,697 shares of the Corporation’s Class A Common Stock and 1,110 shares of restricted stock.

(5)	Arnold H. Aronson is a member of the Nominating & Governance Committee and Audit Committee. Fiscal 2011 compensation included:

•	$45,000 in annual retainer fees; and

•	$14,000 for attendance at meetings of the Audit Committee and Nominating & Governance Committee.

At the end of fiscal 2011, Mr. Aronson held options to purchase 14,805 shares of the Corporation’s Class A Common Stock and 1,110 shares of restricted stock.

(6)	Frank A. Bennack, Jr. is Chair of the Audit Committee and a member of the Compensation & Organizational Development Committee. Fiscal 2011 compensation included:

•	$45,000 in annual retainer fees;

•	$15,000 for an annual retainer fee as Chair of the Audit Committee; and

•	$22,000 for attendance at meetings of the Audit Committee and Compensation & Organizational Development Committee.

At the end of fiscal 2011, Mr. Bennack held options to purchase 23,805 shares of the Corporation’s Class A Common Stock and 1,110 shares of restricted stock.

(7)	Dr. Joyce F. Brown is Chair of the Nominating & Governance Committee and a member of the Audit Committee. Fiscal 2011 compensation included:

•	$45,000 in annual retainer fees;

•	$15,000 for an annual retainer fee as Chair of the Nominating & Governance Committee; and

•	$14,000 for attendance at meetings of the Nominating & Governance Committee and Audit Committee.

At the end of fiscal 2011, Dr. Brown held options to purchase 4,896 shares of the Corporation’s Class A Common Stock and 1,110 shares of restricted stock.

(8)	Joel L. Fleishman is Chair of the Compensation & Organizational Development Committee and a member of the Nominating & Governance Committee. Fiscal 2011 compensation included:

•	$45,000 in annual retainer fees;

•	$15,000 for an annual retainer fee as Chair of the Compensation & Organizational Development Committee; and

•	$14,000 for attendance at meetings of the Compensation & Organizational Development Committee and Nominating & Governance Committee.

At the end of fiscal 2011, Mr. Fleishman held options to purchase 23,805 shares of the Corporation’s Class A Common Stock and 1,110 shares of restricted stock.

(9)	Hubert Joly is a member of the Compensation & Organizational Development Committee. Fiscal 2011 compensation included:

•	$45,000 in annual retainer fees; and

•	$10,000 for attendance at meetings of the Compensation & Organizational Development Committee.

At the end of fiscal 2011, Mr. Joly held options to purchase 9,801 shares of the Corporation’s Class A Common Stock and 736 shares of restricted stock.

(10)	Steven P. Murphy is a member of the Nominating & Governance Committee and the Compensation & Organizational Development Committee. Fiscal 2011 compensation included:

•	$45,000 in annual retainer fees; and

•	$12,000 for attendance at meetings of the Compensation & Organizational Development Committee and Nominating & Governance Committee.

At the end of fiscal 2011, Mr. Murphy held options to purchase 16,305 shares of the Corporation’s Class A Common Stock and 1,110 shares of restricted stock.

(11)	Robert C. Wright is a member of the Nominating & Governance Committee. Fiscal 2011 compensation included:

•	$45,000 in annual retainer fees; and

•	$ 4,000 for attendance at meetings of the Nominating & Governance Committee.

At the end of fiscal 2011, Mr. Wright held options to purchase 14,697 shares of the Corporation’s Class A Common Stock and 1,110 shares of restricted stock.

COMPENSATION DISCUSSION AND ANALYSIS

Summary of the Corporation’s Performance and Impact on Compensation

The Corporation reported strong financial results for fiscal 2011, exceeding the financial targets it established at the beginning of the fiscal year and the strong performance it achieved in fiscal 2010. On May 25, 2011, the Corporation reported:

	2010 ($ in millions except per share amounts)	2011 ($ in millions except per share amounts)	Change %

Net Revenue	4,978.9	5,660.3	14%

Net Income	479.5	567.6	18%

Earnings Per Share (EPS)	4.73	5.75	22%

•

Improved Operating Income. For fiscal 2011, the Corporation reported record operating income of approximately $845.1 million, representing an approximate 20% increase over fiscal 2010, which at that time was the highest profit level the Corporation had achieved. The Corporation’s operating income figure has increased over seven-fold in the past ten years, representing an approximate 22% compound annual growth rate.

•

Strong Earnings Per Share. For fiscal 2011, the Corporation reported earnings per share of approximately $5.75 (representing an approximate 22% increase over fiscal 2010), reflecting strength in its core products and strong performance across many of its channels.

•

Enhanced Stockholder Value With Increased Dividends and Share Repurchases. During fiscal 2011, the Corporation announced that it would double its quarterly dividend from $0.10 per share to $0.20 per share. The Corporation expects that over the next year, the annual dividend rate will be $0.80 per share. In addition, during fiscal 2011, the Board of Directors authorized additional amounts under the Corporation’s existing stock repurchase program. The Corporation is authorized to repurchase shares of its Class A Common Stock under its Common Stock repurchase program, subject to market conditions, in an aggregate amount of up to approximately $472 million as of April 2, 2011.

•	Achievement of Strategic Objectives. The Corporation also successfully executed strategic initiatives of significant value to its stockholders, including:

•	expanding in international markets, particularly with the completion of its acquisition of assets in South Korea, the territory that was formerly licensed to Doosan Corporation;

•	increasing its direct-to-consumer reach, particularly with the launch of its e-commerce site in the United Kingdom;

•	continuing product innovation, particularly with the launch of its Lauren handbag collection; and

•	extending merchandise offerings, particularly with the opening of new stores in New York City and Paris.

The Corporation’s operating results were reflected in the pay determination for its named executive officers as follows:

•

Annual Incentive Bonus Payments at Maximum. Participants in the Corporation’s Executive Officer Annual Incentive Plan (the “EOAIP”) are eligible for a bonus opportunity based 100% on the Corporation’s financial performance. For fiscal 2011, the performance measure was net income before taxes and the maximum goals were set at a level that required meaningful improvement above the record results achieved for fiscal 2010. The Corporation’s results for fiscal 2011 significantly exceeded the net income before taxes goal that was previously established and required for a maximum payout.

•

Equity Awards – Performance Goals Achieved. The performance goal of net income before taxes for the fiscal 2011 Pro-Rata RPSUs was achieved. In addition, the performance goal of cumulative net earnings for the applicable performance period for the Cliff RPSUs, that was established in fiscal 2009 and were eligible for vesting at the end of fiscal 2011, was achieved at approximately 107% of target. A description of these equity awards, their applicable vesting schedules, performance measures and achievement levels are described in more detail beginning on p. 32.

No Changes in Fiscal 2011 Total Target Annual Compensation

•	No Base Salary Increase. None of the Corporation’s named executive officers received an increase in their base salary in fiscal 2011.

•

No Change in Bonus Opportunity or Payout. The bonus opportunities established for fiscal 2011 for the Corporation’s named executive officers were the same as those for fiscal 2010 and the bonus payouts were the same even though fiscal 2011 net income before taxes exceeded fiscal 2010 by approximately 20%.

•

No Change in Equity Awards. Equity awards granted to each of the Corporation’s named executive officers had the same target grant value or target number of shares as their fiscal 2010 awards for each respective named executive officer even though the Corporation’s performance in fiscal 2011 significantly exceeded its performance in fiscal 2010.

Fiscal 2011 Reduction in Perquisites

The following changes were made to the Corporation’s executive benefits:

•

Elimination of Medical Executive Reimbursement Plan. In response to certain health care reform legislation, the Corporation’s Medical Executive Reimbursement Plan, which had been previously provided to members of the Corporation’s senior management, including the named executive officers, was discontinued as of January 1, 2011.

•

Reduction in the Corporation’s Reimbursement for Mr. Lauren’s Use of Private Aircraft. Commencing in fiscal 2011 and continuing for the remaining years of his employment agreement, the Corporation will no longer provide Mr. Lauren with unlimited reimbursement for expenses incurred as a result of his use of private aircraft for personal travel; such reimbursements shall be limited to a maximum of $200,000 per year (which represents an approximate 60% reduction from the amount reimbursed for fiscal 2010).

Executive Compensation Program

Overview

The Corporation maintains executive compensation programs designed to promote sustained business growth and results. These programs, taken together, are designed to drive stockholder value through the following principles:

•	attract, motivate and retain qualified executives;

•	establish challenging goals balanced between short-term and long-term objectives;

•	award a meaningful portion of compensation in variable (versus fixed) pay, with a significant portion of variable compensation in the form of long-term equity awards;

•	promote collaborative leadership behavior designed to achieve goals in a complex global organization; and

•	avoid unnecessary or excessive risk-taking that would reward executives at the expense of stockholders.

The Corporation believes the effectiveness of its compensation philosophy and programs has contributed to notable achievements that exceed many of its industry peers and compares favorably to the S&P 500 Index as well as companies in the Fortune 500. The Corporation also believes in pay for performance by rewarding its executives for the achievement of superior financial and strategic performance.

To support its goals of attracting and retaining quality talent, the Corporation maintains its compensation at competitive levels while, at the same time, it seeks to avoid inequities within the Corporation. While the Corporation considers, among other things, competitive market compensation paid by other companies in establishing its compensation programs, it does not use a designated peer group as a primary comparative metric. The Corporation operates in three distinct but integrated business segments: Wholesale, Retail and Licensing, and the Corporation’s various categories of products include apparel, accessories and fragrance collections for men and women as well as childrenswear and home furnishings. The Corporation believes that its breadth of product, multi-channel distribution and global reach is unique among luxury and apparel companies. As a result, the Corporation does not set executive compensation at, or near, any particular target percentile within a peer group. In addition, market data is only one of many factors that the Corporation considers in the determination of executive compensation levels. Such other factors may include internal pay equity, nature and scope of responsibility, an executive’s current performance and expected future contributions, succession planning considerations relative to development and retention, and the Corporation’s performance, financial plans and budget.

Roles for Determining Compensation for Executives

Role of the Compensation & Organizational Development Committee and Management. The Compensation & Organizational Development Committee of the Corporation’s Board of Directors is responsible for reviewing and approving, on an annual basis, the corporate goals and objectives relevant to the compensation payable to Ralph Lauren, the Corporation’s Chairman and Chief Executive Officer (“CEO”) and to set, subject to applicable contractual obligations previously approved by the Compensation & Organizational Development Committee, Mr. Lauren’s compensation based on this evaluation. In determining the long-term incentive component of Mr. Lauren’s compensation, the Compensation & Organizational Development Committee will also consider, among such other factors as it may deem relevant, the Corporation’s performance, stockholder returns, the value of similar incentive awards to chief executive officers at comparable companies and the awards given to Mr. Lauren in past years.

The Compensation & Organizational Development Committee reviews and approves, on an annual basis, the compensation of key members of the Corporation’s senior management, including the four other named executive officers who are listed in the Summary Compensation Table: Roger N. Farah, the Corporation’s President and Chief Operating Officer, Jackwyn Nemerov, the Corporation’s Executive Vice President, Tracey T. Travis, the Corporation’s Senior Vice President and Chief Financial Officer, and Mitchell A. Kosh, the Corporation’s Senior Vice President, Human Resources, subject to applicable contractual obligations previously approved by the Compensation & Organizational Development Committee for each officer. In addition, the Compensation & Organizational Development Committee regularly reviews the design and structure of all of the Corporation’s compensation programs to ensure that management’s interests are closely aligned with stockholders’ interests and that the compensation programs are designed to further the Corporation’s strategic priorities.

Role of Compensation Consultants. From time to time, in its discretion, the Compensation & Organizational Development Committee has utilized the services of an independent advisor to provide guidance in association with significant executive compensation decisions. In recent years, the Compensation & Organizational Development Committee has relied on the services of Exequity LLP (“Exequity”) to provide advisory services, although Exequity did not provide any services during fiscal 2011. The Compensation & Organizational Development Committee retains sole responsibility for engaging any advisor and meets with its advisor, as needed, in the Committee’s sole discretion.

Separate from the Compensation & Organizational Development Committee’s consultant, during fiscal 2011, the Corporation’s management retained the services of Compensation Advisory Partners, LLC (“CAP”), as its independent compensation consultant. CAP’s role is to assist management in the development and analysis of executive compensation recommendations to present to the Compensation & Organizational Development Committee for its review and consideration.

Components of Executive Compensation

The principal elements of our executive compensation program in fiscal 2011 are summarized in the following table and described in more detail below.

Compensation Element	Brief Description	Objectives
Base Salary	Fixed compensation	—Provide a competitive, fixed level of cash compensation to attract and retain talented, skilled executives.

Annual Cash Bonus	Variable, performance-based cash compensation earned based on achieving pre-established annual goals.	—Motivate and reward executives to achieve or exceed current-year Corporation financial goals.

Long-Term Equity Incentives	Variable equity compensation to promote achievement of longer-term goals.

• Stock Options	Stock options are granted at fair market value and generally have pro-rata three-year vesting and a seven-year term.	—Align with stockholders’ interests. —Provide value to the extent stock price rises above grant price.

• Pro-Rata RPSUs

Earned and eligible for payout ratably over three years based on achievement of a pre-established performance goal for the current fiscal year and continued employment with the Corporation until the second and third vesting dates.

—Facilitate and reward achievement of annual Corporation financial goals through a combination of performance goal and time-based payouts.

—Aid in retention of key executives in a highly competitive market for talent.

• Cliff RPSUs	Earned based on the Corporation’s achievement of cumulative net earnings for a period of three fiscal years and continued employment.

—Align executives’ and stockholders’ interests by linking rewards with achievement of goals for a multi-year period based on the Corporation’s long-term growth plan.

—Aid in retention of key executives in a highly competitive market for talent.

Employment Agreements. The Corporation has a longstanding practice of entering into employment agreements with its corporate officers and select members of the Corporation’s senior management. The Corporation believes that employment agreements provide greater assurance of continuity and retention of critical creative and operating talent in a highly competitive industry. Employment agreements for the CEO and the President and Chief Operating Officer (“COO”) are developed and approved by the Compensation & Organizational Development Committee in consultation with the Compensation & Organizational Development Committee’s independent advisors. Employment agreements for the other three named executive officers are established by Messrs. Lauren and Farah in consultation with, and subject to the approval of, the Compensation & Organizational Development Committee.

The guidelines for salary, bonus and certain other compensation components for each named executive officer are set forth in his or her respective employment agreement. The agreements also provide certain benefits under various termination or change in control situations. The Corporation believes that these benefits enhance the value of the business by preserving the continuity of management during potential change in control situations and by focusing the Corporation’s senior executives on the Corporation’s long-term priorities. See “Executive Employment Agreements,” “Summary Compensation Table” and “Potential Payments Upon Termination or Change in Control” below for a more detailed description of the payments and benefits provided under each named executive officer’s employment agreement.

During fiscal 2011, the Corporation amended Mr. Lauren’s employment agreement. The amendment provides that, commencing in fiscal 2011 and continuing for the remaining fiscal years of his employment agreement, the Corporation will reimburse Mr. Lauren up to a maximum aggregate amount of $200,000 for any expense incurred as a result of Mr. Lauren’s use of his private aircraft, or other acceptable private aircraft, for personal travel. Prior to this amendment, Mr. Lauren was entitled to unlimited reimbursement of such aircraft expenses.

Base Salary. Base salaries for the named executive officers are set forth in their respective employment agreements and are designed to provide a fixed level of compensation. Periodically, however, the Compensation & Organizational Development Committee may consider proposals from the Corporation’s management to approve increases to the base salaries for the named executive officers other than Mr. Lauren and Mr. Farah. The Corporation believes that a significant portion of an executive’s compensation should be at risk and as a result, base salary increases for the named executive officers have been infrequent and the incremental amounts have been modest.

In fiscal 2011, none of the named executive officers received increases in their respective base salaries.

Annual Cash Incentive Bonuses (EOAIP). The Corporation’s named executive officers participate in the EOAIP, a stockholder approved, short-term cash incentive bonus plan. The EOAIP is designed to promote achievement of the Corporation’s key financial goals for the current year.

Key features of the EOAIP include:

•

Payouts are based on different levels of achievement, which include Threshold, Target and Maximum levels. The Compensation & Organizational Development Committee establishes the Threshold, Target and Maximum levels each year. In fiscal 2011, the Compensation & Organizational Development Committee determined the following levels:

•	Threshold: the minimum level of performance for which a bonus is paid and typically set at 80% of the Target level. No bonuses will be earned if the Threshold level of performance is not achieved.

•	Target: 100% achievement of financial goals.

•	Maximum: achievement at a superior level of performance of up to 110% of fiscal 2010 unadjusted actual results.

•	No payouts are made in any year in which the Corporation fails to earn a profit.

•

Participants are eligible for a bonus opportunity based 100% on the Corporation’s overall performance without consideration of performance within a specific division, subject to adjustments, if applicable, as described further below.

•	Participants may have individual payout schedules based upon each such participant’s existing employment agreement.

•	The Compensation & Organizational Development Committee has the authority to:

•	determine the EOAIP participants from among the Corporation’s executive officers;

•	establish the required achievement levels against pre-determined performance goals under the EOAIP;

•	exercise discretion to reduce or eliminate, but not increase, the bonus amounts payable under the EOAIP; and

•

establish the financial performance goals (from the list of performance measures previously approved by stockholders) and payout schedules, including any adjustments to the extent permitted under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) to omit, among other things, the effect of extraordinary items, any gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles.

The Corporation believes that maintaining the EOAIP for the Corporation’s corporate officers provides the Compensation & Organizational Development Committee with the flexibility to maintain an incentive plan for these officers that is tightly aligned with their significant roles and broad responsibilities within the Corporation and reflects their contributions to the overall success of the Corporation.

Fiscal 2011 Cash Incentive Bonuses (EOAIP) Paid. Each year, the Corporation engages in an extensive and deliberate process to establish its budget, performance measures and performance targets which are then presented to the Compensation & Organizational Development Committee for approval.

After the Corporation’s independent auditors issue their final audit opinion for the completed fiscal year, the Compensation & Organizational Development Committee determines and approves the annual cash incentive bonuses payable to each named executive officer under the EOAIP based strictly on the Corporation’s achievement against pre-determined financial goals, established budget figures, performance measures and performance targets, without any discretionary performance factors taken into consideration. The Corporation believes that the performance of each of the named executive officers is represented by the Corporation’s results and thus, individual performance is not considered in determining their bonuses. Each of Mr. Farah, Ms. Nemerov, Ms. Travis and Mr. Kosh have their respective bonuses adjusted from minus 10% to plus 10% based upon the degree of achievement of an additional strategic financial goal. The bonus payment for Mr. Lauren, pursuant to his employment agreement, is based solely on actual performance against the Corporation’s overall performance measures as selected by the Compensation & Organizational Development Committee for the applicable fiscal year and is not adjusted based on performance against the specific strategic financial goal established by the Compensation & Organizational Development Committee. All bonuses under the EOAIP are capped. The specific application of these caps is subject to the respective employment agreements of each of the named executive officers. For more than a decade, the Corporation has used this process to motivate and stretch the performance of its senior management team.

For fiscal 2011, under the EOAIP, the performance measure selected was net income before taxes and the strategic financial goal performance measure selected was Corporation selling, general and administrative expenses (excluding expense for cash bonuses and expense for stock awards) as a percentage of net revenues. The Corporation believes that net income before taxes is a comprehensive indicator of the Corporation’s annual performance and that managing selling, general and administrative expenses as a percentage of net revenues is an important part of the Corporation’s ongoing strategic objectives.

In fiscal 2011, the target net income before taxes figure for payment of awards was approximately $586.8 million. Following the Corporation’s achievement of record earnings in fiscal 2010 during an incredibly challenging global economic environment, the Compensation & Organizational Development Committee established fiscal 2011 financial targets taking into consideration factors such as negative foreign exchange impacts, additional investment costs for new product development and the acquisition of certain licenses. As a result, the Compensation & Organizational Development Committee established the fiscal 2011 financial goals to require a substantially higher level of performance relative to budget in order to achieve maximum bonus payouts. These modified goals ensured that bonus payouts would be at maximum levels only if the Corporation exceeded its record fiscal 2010 results in a meaningful way. In fiscal 2011, the actual net income before taxes figure for payment of awards was approximately $851.0 million, after giving effect to various adjustments approved by the Compensation & Organizational Development Committee in accordance with the rules previously established by the Compensation & Organizational Development Committee at the beginning of the fiscal year. Despite the anticipated and actual increase in negative foreign exchange impact and significant strategic investments, the Corporation’s fiscal 2011 adjusted results increased approximately 18% over its fiscal 2010 adjusted net income before taxes figure for payment of awards. The Corporation’s fiscal 2011 results were primarily influenced by the strength of its Men’s, Women’s and Footwear products as well as its e-commerce and international businesses which helped to offset the impacts of foreign exchange and strategic investments.

The Corporation’s named executive officers were each eligible for a bonus in fiscal year 2011 when the Corporation reached 80% of the net income before taxes target which was previously established by the Compensation & Organizational Development Committee. The Corporation believes that the actual degree of achievement, which far exceeded target and fiscal 2010 results, represents outstanding performance and that the payment of bonuses at the maximum level is consistent with such performance. The table below sets forth the threshold bonus, target bonus, maximum bonus and actual fiscal 2011 bonus for each of the named executive officers:

Name	Threshold Bonus	Target Bonus	Maximum Bonus [2]	Actual fiscal 2011 Bonus [3]
Ralph Lauren(1)	$6,500,000	$13,000,000	$19,500,000	$19,500,000
Roger N. Farah(1)	$3,000,000	$6,000,000	$9,000,000	$9,900,000
Jackwyn L. Nemerov(1)	$900,000	$1,800,000	$2,700,000	$2,970,000
Tracey T. Travis	$200,000	$400,000	$800,000	$880,000
Mitchell A. Kosh	$200,000	$400,000	$800,000	$880,000

(1)	Threshold, target and maximum bonus amounts payable to Mr. Lauren, Mr. Farah and Ms. Nemerov are set forth in their respective employment agreements.

(2)	Except for Mr. Lauren, the maximum bonus amount shown does not reflect adjustments up or down by 10% which may be made based on relative achievement of the strategic financial goals.

(3)

Except for Mr. Lauren, this amount reflects upward adjustment of 10% to reflect the Corporation’s performance against its strategic financial goal (the Corporation’s selling, general and administrative expenses as a percentage of net revenues at the maximum level).

Long-Term Equity-Based Incentives. The Corporation maintains a program of long-term equity-based incentives that are intended to align executive and stockholder interests and encourage executive decision-making that maximizes stockholder value creation over the long term.

All equity awards to the named executive officers in fiscal 2011 were granted under the 1997 Stock Incentive Plan. On August 5, 2010, the Corporation’s stockholders approved the 2010 Stock Incentive Plan and as of August 5, 2010, no further grants will be made under the 1997 Stock Incentive Plan.

Stock Options. In fiscal 2011, the Corporation granted non-qualified stock options that vest ratably over a three-year period subject to continued employment with the Corporation through the applicable vesting date, with the exception of Mr. Farah. Pursuant to Mr. Farah’s employment agreement, one-third of the stock options granted to him on July 16, 2010 will vest on each of July 16, 2011 and July 16, 2012 and the remaining one-third will vest on March 30, 2013. Stock options are granted at an exercise price equal to the fair market value (calculated as the average of the high and low stock prices on the NYSE) of the Corporation’s Class A Common Stock on the grant date. The Corporation has not issued stock options with accelerated vesting features except as specified in certain employment agreements. In addition, the Corporation has not re-priced or re-issued any stock options. Each of the 1997 Stock Incentive Plan and 2010 Stock Incentive Plan prohibits the re-pricing or re-issuing of stock options.

The vast majority of stock options are granted to the Corporation’s eligible executives, including the Corporation’s named executive officers, at or about the time of the regular Compensation & Organizational Development Committee meetings which are usually scheduled at least one year in advance of the actual meeting dates. In fiscal 2011, the Compensation & Organizational Development Committee set the grant date for this annual award of stock options approximately three weeks before the Corporation’s first fiscal quarter earnings release date, making the grants effective in mid-July. In addition to these annual equity awards, grants may be made to certain newly hired or promoted executives at the end of each fiscal quarter. Such awards are typically granted and priced as of the last business day for the fiscal quarter following the hiring or promotion of an executive.

Restricted Performance Share Units (RPSUs). In fiscal 2011, the Corporation granted Cliff RPSUs and Pro-Rata RPSUs, both of which provide a recipient with the opportunity to receive shares of the Corporation’s Class A Common Stock based on the Corporation’s achievement of performance goals over a specified period. The Corporation’s achievement of its performance goals is subject to adjustment to exclude the effect of certain events and transactions as permitted under the 1997 Stock Incentive Plan, in accordance with the rules established by the Compensation & Organizational Development Committee at the beginning of fiscal year 2011.

The performance measures for each kind of RPSU are set by the Compensation & Organizational Development Committee at the time of grant and may include one or more of the following factors:

•	net earnings or net income (before or after taxes);

•	basic or diluted earnings per share;

•	net operating profit;

•	net revenue or net revenue growth;

•	gross profit or gross profit growth; or

•	return on assets.

Cliff RPSUs. Cliff RPSUs granted in fiscal 2011 vest based on the Corporation’s cumulative net earnings for the performance period fiscal years 2011–2013. The Corporation believes that cumulative net earnings is an appropriate performance measure since it is a comprehensive measure that assesses the overall performance of the Corporation over a significant period of time and is aligned with measures often used by the investment community.

The grant provides a target number of shares that will vest and be paid out subject to achievement of pre-established financial goals. The performance and payout levels are summarized as follows:

Performance Level	% of Goal Achieved	% of Target Cliff RPSUs Vested
Threshold	70%	75%

Target	100%	100%

Maximum	110%	150%
No payout is earned for performance below Threshold and vesting is interpolated for performance between 70% and 100% of target, and for performance between 100% and 110% of target.

The Corporation believes the payout percentages provide an appropriate balance between the performance level required relative to the level of payout, based on targets that require significant effort for achievement over a multi-year period. Once an award is granted in any fiscal year, the pre-established performance measures, performance goals, vesting schedule or payout schedule cannot be modified for that grant, unless otherwise approved by the Compensation & Organizational Development Committee, during the applicable performance term.

In June 2011, Cliff RPSU awards that were granted in fiscal 2009 vested based upon the Corporation’s achievement of pre-established financial goals. Typically, the performance period for Cliff RPSU awards is three years or 36 months. However, due to the economic uncertainty at the beginning of fiscal 2009, the Corporation took additional time to establish its three year business plan for fiscal years 2009 to 2011. The Board of Directors approved the Corporation’s three-year business plan and financial goals for fiscal 2009 to 2011 on August 7, 2008, which resulted in a shorter performance period of 33 months while still maintaining deductibility of the fiscal 2009 Cliff RPSU awards under Section 162(m) of the Code. Cliff RPSUs granted in fiscal 2009 vested based on cumulative net earnings of the Corporation for the performance period of the second, third and fourth quarters of fiscal 2009 and fiscal years 2010–2011. The cumulative net earnings performance target of the Corporation for this 33-month performance period was approximately $1,340.7 million. In establishing the targets for the fiscal 2009 Cliff RPSUs, the Corporation required ongoing performance improvement based on the 33-month plan in a volatile business environment. Actual performance for the 33-month period was approximately $1,437.6 million, or approximately 107% of target, after giving effect to various adjustments approved by the Compensation & Organizational Development Committee in accordance with the terms of the awards. Based on this performance, the Cliff RPSUs that vested in June 2011 were paid out at approximately 135% of target.

Pro-Rata RPSUs. Pro-Rata RPSUs granted in fiscal 2011 vest one-third each year over three years. All three tranches of the fiscal 2011 Pro-Rata RPSUs were earned and available for vesting based on the Corporation’s achievement of the fiscal 2011 performance goal. The performance level that had to be achieved in order for the fiscal 2011 Pro-Rata RPSUs to be earned and available for vesting was the Threshold level of approximately $469.4 million, which, in this case, was approximately 80% of the target net income before taxes figure of approximately $586.8 million (the same target level established under the Corporation’s EOAIP). As noted above in “Fiscal 2011 Cash Incentive Bonuses (EOAIP) Paid,” the Corporation had achieved record earnings in fiscal 2010 during an incredibly challenging global economic environment. While the Corporation did not plan to achieve similar results during fiscal 2011, the Corporation greatly exceeded its plan and the target net income before taxes performance level, after giving effect to various adjustments approved by the Compensation & Organizational Development Committee in accordance with the terms of the awards. As a result, 100% of the target shares for the first tranche of the fiscal 2011 Pro-Rata RPSUs vested and were paid out. The second and third tranches of the fiscal 2011 Pro-Rata RPSUs will vest based solely on continuous service from the grant date to the respective vesting dates for the second and third tranches. If the performance goal had not been achieved in fiscal 2011, all three tranches of the fiscal 2011 Pro-Rata RPSU awards would have been forfeited. The

Corporation believes that the use of net income before taxes as a measure for the award of Pro-Rata RPSUs is, like the performance measure utilized under the EOAIP, a comprehensive indicator of the Corporation’s annual performance. Unlike Cliff RPSUs, the Pro-Rata RPSUs do not provide for payouts above or below the target shares awarded.

The Compensation & Organizational Development Committee establishes guidelines annually for determining long-term equity-based incentive grants to its executives under the 1997 Stock Incentive Plan and, subsequent to August 5, 2010, under the 2010 Stock Incentive Plan. These guidelines generally provide that the type of awards and the number of shares to be granted to employees are based on their position levels within the Corporation. Messrs. Lauren and Farah and Ms. Nemerov receive long-term equity-based incentive awards as provided under their respective employment agreements and, in Mr. Lauren’s case, under an amendment to his employment agreement effective June 29, 2009 with respect to the Corporation’s 2010 and subsequent fiscal years. This amendment provides that Mr. Lauren will no longer be entitled to grants of time-based RSUs and will instead receive grants of Cliff RPSUs which are performance-based and similar in nature to those provided to the other named executive officers. In fiscal 2011, consistent with each of their respective employment agreements, Mr. Lauren and Mr. Farah received Cliff RPSUs and stock options and Ms. Nemerov received stock options, Pro-Rata RPSUs and Cliff RPSUs. Messrs. Lauren and Farah recommend annual equity awards for the two other named executive officers, which are subject to the approval of the Compensation & Organizational Development Committee. In fiscal 2011, Ms. Travis and Mr. Kosh received three types of long-term equity awards—stock options, Cliff RPSUs and Pro-Rata RPSUs.

Fiscal 2011 Long-Term Equity-Based Incentive Awards. In fiscal 2011, each of the named executive officers received the following long-term equity grants:

Name	Stock Options(1)	Cliff RPSUs	Pro-Rata RPSUs
Ralph Lauren	100,000	75,000	—
Roger N. Farah	132,393	61,900	—
Jackwyn L. Nemerov(2)	28,371	61,528	10,293
Tracey T. Travis	3,783	3,537	1,371
Mitchell A. Kosh	3,783	3,537	1,371

(1)

The stock options granted to each of the named executive officers have a term of seven years. All options vest ratably on the first three anniversaries of the date of grant, with the exception of Mr. Farah. Pursuant to Mr. Farah’s employment agreement, his stock options vest one-third on each of July 16, 2011 and July 16, 2012 and the remaining one-third will vest on March 30, 2013.

(2)

Of the 61,528 Cliff RPSUs that Ms. Nemerov received, 35,000 of these Cliff RPSUs provide for payout between 75%-100% of target shares but unlike the Cliff RPSUs for the other executives, do not provide opportunity for a payout above 100% of target shares. In addition, these 35,000 Cliff RPSUs will be eligible to vest in full after the end of fiscal 2013, subject to the Corporation’s achievement of the same cumulative, three-year net earnings performance goal as established and approved by the Compensation & Organizational Development Committee for the Cliff RPSUs issued to all other executives in fiscal 2011.

Employee Benefits. The Corporation provides a number of benefit plans to all eligible employees, including its named executive officers. These benefits include programs such as medical, dental, life insurance, business travel accident insurance, short and long-term disability coverage and a 401(k) plan. The Corporation’s named executive officers are also eligible for an annual executive physical, financial counseling, an annual car allowance and until December 31, 2010, an executive medical plan covering such executives and their eligible dependents. Effective January 1, 2011, the executive medical plan was discontinued in response to newly enacted health care reform legislation.

Other Benefits. The Corporation provides its named executive officers with other benefits that it believes are reasonable, competitive and consistent with the Corporation’s overall executive compensation program. The Corporation believes that these benefits generally allow its executives to work more efficiently, promote the Corporation’s brand and are legitimate business expenses. The costs of these benefits constitute only a small percentage of each named executive officer’s total compensation. The Corporation provides the use of an automobile and driver to Mr. Lauren and to Ms. Nemerov. Each of Mr. Farah, Ms. Travis and Mr. Kosh receives an annual car allowance. In addition, pursuant to their respective employment agreements and for security purposes, Mr. Lauren and Mr. Farah are required to use private aircraft for any travel and are reimbursed for the expense of such travel. In fiscal 2011, Mr. Farah did not receive any reimbursement for personal travel expenses. In fiscal 2011, the Corporation amended Mr. Lauren’s employment agreement. Under this amendment, commencing in fiscal 2011 and continuing for the remaining fiscal years of his employment agreement, the Corporation will reimburse Mr. Lauren up to a maximum aggregate amount of $200,000 for any expense incurred as a result of Mr. Lauren’s use of his private aircraft, or other acceptable private aircraft, for personal travel. His employment agreement previously provided for unlimited reimbursement of such aircraft expenses. The Corporation’s named executive officers are also permitted to use its aircraft for personal travel on a limited basis. The Corporation also provides a merchandise discount on most Corporation products to all of its employees, including its named executive officers. See the “All Other Compensation” column of the Summary Compensation Table and related footnotes for a discussion of all perquisites and other personal benefits provided to our named executive officers.

Deferred Compensation. The Corporation maintains a Supplemental Executive Retirement Plan (“SERP”) for certain of its executives, generally for those who had a title of Vice President and above when they were admitted to such plan. In October 2004, the Corporation ceased admitting new participants under the SERP. During fiscal 2009, the Corporation suspended annual contributions to the SERP, and participants were allowed to withdraw their balances in early fiscal 2010 if they no longer wished to remain a participant in the SERP. Participants who remain in the SERP continue to receive interest on SERP balances based on the mid-term Applicable Federal Rate. All of the 31 remaining participants in the SERP are 100% vested.

Of the three named executive officers who were participants in the SERP, only Mr. Kosh remains a participant.

The SERP account balance for remaining participants is payable upon termination of employment as follows:

Amount of Vested Balance	Payment Provision
$200,000 or more	Payment is made in equal installments over 3 years
Less than $200,000	Lump-Sum Payment

Other provisions consistent with IRS rules apply in the event of a participant’s disability, retirement or death.

In addition, Mr. Farah is entitled to receive deferred compensation pursuant to the provisions of his employment agreement. See the “Nonqualified Deferred Compensation” table for a detailed description of these arrangements.

Stock Ownership Guidelines. The Corporation’s Board of Directors and Compensation & Organizational Development Committee believe it is important for key members of the Corporation’s senior management team and directors to build and maintain a long-term ownership position in the Corporation, to further align their financial interests with those of its stockholders and to encourage the creation of long-term value. The Corporation’s compensation structure for these individuals provides for a significant percentage of compensation to be equity-based, which places a substantial portion of compensation at risk over a long-term period. As a result, early in fiscal 2011, the Compensation & Organizational Development Committee established stock ownership guidelines for the Corporation’s non-employee directors, the named executive officers and select other members of the Corporation’s senior management group to further link the interests of these individuals with those of stockholders. The guidelines provide that non-employee directors and such executives must attain ownership of a specific number of shares by June 2015, which is approximately five years from the implementation of the guidelines. Non-employee directors and executives who join the Corporation after the implementation of the guidelines will have five years from the date that they joined the Corporation to attain the requisite numbers of shares specified in the guidelines. For executives, the guidelines are based on fixed share targets which vary depending on the executive’s position and level within the Corporation. Further details on the guidelines for non-employee directors are provided in the “Director Compensation” section. If the executives do not meet these stock ownership guidelines as of June 2015, the guidelines will effectively function as minimum holding periods for shares acquired upon exercise of stock options and settlement of RPSUs, as the executives will not be permitted to dispose of such shares unless they satisfy the stock ownership guidelines immediately following such dispositions. In addition, certain shares underlying vested RSUs held by Messrs. Lauren and Farah are not scheduled to be distributed to them until their employment is terminated. See the “Nonqualified Deferred Compensation” table.

Stock ownership guidelines for the named executive officers are:

Name	Share Ownership Target
Ralph Lauren	80,000 shares
Roger N. Farah	45,000 shares
Jackwyn L. Nemerov	35,000 shares
Tracey T. Travis	18,000 shares
Mitchell A. Kosh	18,000 shares

Shares directly or beneficially owned by the executive count toward the achievement of ownership guidelines. The Compensation & Organizational Development Committee believes that this is the most consistent method of determining ownership, as unvested RPSUs and vested but unexercised stock options may not determine the actual number of shares that an individual owns until a future date.

Certain Tax Matters. Although Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to “covered employees” (which are defined as the Corporation’s named executive officers, other than the Chief Financial Officer), qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Corporation’s EOAIP, 1997 Stock Incentive Plan and 2010 Stock Incentive Plan are designed to permit the deductibility of awards payable to the Corporation’s named executive officers for Federal income tax purposes even if the compensation paid to any such officer exceeds $1,000,000. Under Mr. Lauren’s employment agreement, a portion of his annual base salary will not be deductible since it exceeds $1,000,000. See “Executive Employment Agreements.”

In assessing compensation proposals with respect to the named executive officers, the Compensation & Organizational Development Committee considers, among other things, the tax deductibility of such compensation, but reserves the right to compensate named executive officers in a manner commensurate with performance and the competitive environment for executive and creative talent. As a result, some portions of the compensation paid to a named executive officer whose compensation is subject to the deduction limits described above may not be deductible by the Corporation.

Accounting Matters. Each element of the compensation that the Corporation pays to its executives is expensed in the Corporation’s financial statements as required by U.S. generally accepted accounting principles. The financial statement impact of various compensation awards is an important factor that the Compensation & Organizational Development Committee considers in determining the amount, form, and design of each pay component for the Corporation’s executives.

Adjustment or Recovery of Awards. In August 2007, the Corporation amended the EOAIP to include adoption of a formal policy regarding the recovery of awards granted under the EOAIP in connection with a restatement of its financial statements. Under this policy, if, as a result of a named executive officer’s intentional misconduct or gross negligence, the Corporation is required to prepare an accounting restatement due to the material noncompliance of the Corporation with any financial reporting requirement under the securities laws, the Compensation & Organizational Development Committee of the Corporation may, in its reasonable discretion, require such executive to promptly reimburse the Corporation for the amount of any payment previously received by the executive pursuant to the EOAIP that was earned or accrued during the twelve-month period following the earlier of the first public issuance or filing with the SEC of any financial document embodying such financial reporting requirement that required such accounting restatement. In May 2009, the Corporation also adopted this policy with regard to awards granted to its named executive officers under the 1997 Stock Incentive Plan (which policy continues to apply under the 2010 Stock Incentive Plan). The Corporation has not experienced any situations or occasions that could have resulted in a recovery of an award or payment under such policy. If the Corporation does experience a situation or occasion that could result in such a recovery in the future, the Compensation & Organizational Development Committee would assess the circumstances relating to the potential recovery and take such legally permissible actions as it believes to be appropriate in its discretion at such time. The Corporation may also seek repayment, in the reasonable discretion of the Compensation & Organizational Development Committee, of bonus payments or awards provided to executives based upon the occurrence of various events such as termination of employment for cause, a material violation of material written policies of the Corporation or a breach of any restrictive covenants.

Compensation & Organizational Development Committee Report

The Compensation & Organizational Development Committee, composed entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Corporation’s management and with the other members of the Board of Directors. Based on these reviews and discussions, the Compensation & Organizational Development Committee recommended to the Board of Directors that the CD&A be included in the Corporation’s Annual Report on Form 10-K and this Proxy Statement.

Members of the Compensation & Organizational Development Committee:

Joel L. Fleishman (Chair)

Frank A. Bennack, Jr.

Hubert Joly

Steven P. Murphy

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of all compensation awarded or paid to or earned by the Corporation’s chief executive officer, the Corporation’s chief financial officer and the Corporation’s three other executive officers serving as of April 2, 2011, the end of the Corporation’s 2011 fiscal year (the “named executive officers”), for services rendered in all capacities to the Corporation (including its subsidiaries) for the fiscal years ended April 2, 2011, April 3, 2010 and March 28, 2009.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)(8)
Ralph Lauren	2011	1,250,000	—	5,639,250	2,980,000	19,500,000	—	331,925	29,701,175
Chairman & CEO	2010	1,250,000	—	4,061,250	2,213,000	19,500,000	—	675,757	27,700,007
	2009	1,250,000	—	4,332,000	2,170,000	13,886,364	—	400,817	22,039,181

Roger Farah	2011	900,000	—	4,581,219	3,945,311	9,900,000	—	203,005	19,529,535
President & COO	2010	900,000	—	4,481,508	3,868,821	9,900,000	—	165,975	19,316,304
	2009	900,000	—	0	0	2,197,800	—	167,135	3,264,935

Jackwyn Nemerov	2011	900,000	—	5,319,486	845,456	2,970,000	—	98,182	10,133,124
Executive Vice President	2010	900,000	—	5,367,343	829,066	2,970,000	—	78,281	10,144,690
	2009	900,000	—	1,926,844	462,651	1,207,800	—	216,979	4,714,274

Tracey Travis	2011	725,000	—	363,775	101,876	880,000	—	49,223	2,119,874
SVP and Chief Financial Officer	2010	725,000	—	379,313	108,284	880,000	—	47,622	2,140,219
	2009	725,000	—	319,741	76,802	486,475	—	41,836	1,649,854

Mitchell Kosh	2011	675,000	—	363,775	101,876	880,000	—	52,192	2,072,843
SVP Human Resources	2010	661,538	—	379,313	108,284	880,000	—	53,182	2,082,317
	2009	625,000	—	319,741	76,802	419,375	—	48,325	1,489,243

(1)

The amounts reported in this column represent base salaries paid to each of the named executive officers for the applicable fiscal year as provided for in each of their respective employment agreements. See “Executive Employment Agreements.”

(2)

The named executive officers did not receive any discretionary bonuses, sign-on bonuses, or other annual bonus payments that are not contingent on the achievement of stipulated performance goals. Cash bonus payments that are contingent on achieving pre-established, substantially uncertain and communicated goals, including payments under the EOAIP, appear in the column headed, “Non-Equity Incentive Plan Compensation.”

(3)

The stock-based compensation amounts shown in this column reflect the aggregate grant date fair value, assuming no risk of forfeiture, of RSU and RPSU (both Pro-Rata RPSU and Cliff RPSU) awards granted during fiscal 2011, fiscal 2010 and fiscal 2009, calculated in accordance with ASC 718. The Corporation determines the fair value of RSU and RPSU awards using the average of the high/low stock price on the date of grant, as adjusted to reflect the absence of dividends for those awards that are not entitled to dividend equivalents. For RPSUs, the amounts shown in the table reflect the aggregate grant date fair value at the Target achievement level.

For Mr. Lauren, if performance were assumed to be at the Maximum level for Cliff RPSUs, the aggregate grant date fair value would increase by $2,819,625 for fiscal 2011 and $2,030,625 for fiscal 2010.

For Mr. Farah, if performance were assumed to be at the Maximum level for Cliff RPSUs, the aggregate grant date fair value would increase by $2,290,610 for fiscal 2011 and $2,240,754 for fiscal 2010.

For Ms. Nemerov, if performance were assumed to be at the Maximum level for Cliff RPSUs, the aggregate grant date fair value would increase by $981,669 for fiscal 2011, $960,340 for fiscal 2010 and $736,667 for fiscal 2009.

For Ms. Travis, if performance were assumed to be at the Maximum level for Cliff RPSUs, the aggregate grant date fair value would increase by $130,924 for fiscal 2011, $136,524 for fiscal 2010 and $122,264 for fiscal 2009.

For Mr. Kosh, if performance were assumed to be at the Maximum level for Cliff RPSUs, the aggregate grant date fair value would increase by $130,924 for fiscal 2011, $136,524 for fiscal 2010 and $122,264 for fiscal 2009.

(4)

The stock-based compensation amounts shown reflect the aggregate grant date fair value, assuming no risk of forfeiture, of stock option awards granted during fiscal 2011, fiscal 2010 and fiscal 2009, calculated in accordance with ASC 718. The Corporation uses the Black-Scholes option pricing model to estimate the fair value of stock options granted, which requires the input of both subjective and objective assumptions. The assumptions used in the valuation of stock-based awards are discussed in Note 20 to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2011.

(5)	The amounts reported in this column represent payments made under the EOAIP in June next following the expiration of the fiscal year to which the payments relate.

(6)	The named executive officers did not receive any above-market or preferential earnings on compensation deferred on a basis that is not tax qualified. See “Non-Qualified Deferred Compensation.”

(7)

The amounts reported in this column represent the aggregate dollar amount for each named executive officer of all other compensation for the year, including perquisites and other personal benefits. Under SEC rules, the Corporation is required to identify by type all perquisites and other personal benefits for a named executive officer if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual. In fiscal 2011, Mr. Lauren received perquisites and other personal benefits including supplemental medical expenses ($68,966), personal use of an automobile and driver ($61,456), personal use of the Corporation’s aircraft, enhanced amount of business travel accident coverage, consulting services, reimbursement for personal travel ($200,000) and merchandise discounts. In fiscal 2011, Mr. Farah received perquisites and other personal benefits including personal use of the Corporation’s aircraft ($150,680), an automobile allowance, reimbursement of parking expenses, enhanced amount of business travel accident coverage, financial planning services, supplemental medical expenses, security consulting services and merchandise discounts. The calculation of incremental cost to the Corporation for any executive’s personal use of the Corporation’s aircraft includes the variable costs incurred by the Corporation as a result thereof consisting of a portion of aircraft fuel, any flight-related fees and any travel expenses for the flight crew. In fiscal 2011, Ms. Nemerov received perquisites and other personal benefits, including personal use of an automobile and driver ($27,417), personal use of the Corporation’s aircraft ($41,417), enhanced amount of business travel accident coverage, financial planning services, supplemental medical expenses and merchandise discounts. In fiscal 2011, Ms. Travis received perquisites and other personal benefits, including an automobile allowance, enhanced amount of business travel accident coverage, supplemental medical expenses, an executive medical exam, financial planning services and merchandise discounts. In fiscal 2011, Mr. Kosh received perquisites and other personal benefits including personal use of the Corporation’s aircraft, an automobile allowance, enhanced amount of business travel accident coverage, supplemental medical expenses, financial planning services and merchandise discounts.

(8)

The amounts reported in this column are the sum of columns 1 through 7 for each of the named executive officers. All compensation amounts reported in this column include amounts paid and amounts deferred.

GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the named executive officers in fiscal 2011.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Closing Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Approval Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Ralph Lauren			$6,500,000	$13,000,000	$19,500,000
	07/16/2010	07/15/2010								100,000	$75.190	$73.900	$2,980,000
	07/16/2010	07/15/2010				56,250	75,000	112,500					$5,639,250

Roger Farah			$3,000,000	$6,000,000	$9,000,000
	07/16/2010	07/15/2010								132,393	$75.190	$73.900	$3,945,311
	07/16/2010	07/15/2010				46,425	61,900	92,850					$4,581,219

Jackwyn Nemerov			$900,000	$1,800,000	$2,700,000
	07/16/2010	07/15/2010								28,371	$75.190	$73.900	$845,456
	07/16/2010	07/15/2010				0	10,293	10,293					$765,799
	07/16/2010	07/15/2010				19,896	26,528	39,792					$1,963,337
	07/16/2010	07/15/2010				26,250	35,000	35,000					$2,590,350

Tracey Travis			$200,000	$400,000	$800,000
	07/16/2010	07/15/2010								3,783	$75.190	$73.900	$101,876
	07/16/2010	07/15/2010				0	1,371	1,371					$102,002
	07/16/2010	07/15/2010				2,653	3,537	5,306					$261,773

Mitchell Kosh			$200,000	$400,000	$800,000
	07/16/2010	07/15/2010								3,783	$75.190	$73.900	$101,876
	07/16/2010	07/15/2010				0	1,371	1,371					$102,002
	07/16/2010	07/15/2010				2,653	3,537	5,306					$261,773

(1)

Represents grants of cash incentive awards under the Corporation’s EOAIP. See “Compensation Discussion and Analysis—Components of Executive Compensation—Annual Cash Incentive Bonuses (EOAIP)” for a description of the material terms of these awards.

(2)

Represents the amount of RPSUs, including both Cliff RPSUs and Pro-Rata RPSUs, that were granted in fiscal 2011 under the Corporation’s 1997 Stock Incentive Plan. Where applicable, shares have been rounded to whole numbers. See “Compensation Discussion and Analysis—Components of Executive Compensation—Long-Term Equity Based Incentives” for a description of the material terms of these awards.

(3)

Represents the number of stock options granted in fiscal 2011 under the 1997 Stock Incentive Plan. These options vest and become exercisable ratably in three equal annual installments beginning one year after the grant date, with the exception of Mr. Farah. Pursuant to Mr. Farah’s employment agreement, one-third of the stock options granted to him on July 16, 2010 will vest on each of July 16, 2011 and July 16, 2012 and the remaining one-third will vest on March 30, 2013.

(4)

Represents the exercise price for the stock options granted, which was the fair market value (calculated as the average of the high and low stock prices on the NYSE) of the Corporation’s Class A Common Stock on the grant date.

Executive Employment Agreements

Ralph Lauren’s Employment Agreement. Ralph Lauren is employed as the Corporation’s Chairman of the Board of Directors and CEO pursuant to an amended and restated employment agreement dated as of March 30, 2008, and amended as of June 29, 2009 and November 9, 2010. The key terms of Mr. Lauren’s employment agreement are:

•	Term: Mr. Lauren’s employment agreement, which commenced on March 30, 2008, provides for a five-year term ending on March 30, 2013, the last day in the Corporation’s 2013 fiscal year.

•	Salary: Under Mr. Lauren’s employment agreement, he is entitled to an annual base salary of $1.25 million.

•

Bonus: Mr. Lauren’s target bonus will be in the amount of $13 million for each of the fiscal years during the term of his employment agreement. The maximum bonus provided for under his employment agreement in any fiscal year is 150% of that year’s target bonus.

•

Options, RSUs and RPSUs: Under Mr. Lauren’s employment agreement, he is entitled to annual grants of options to purchase 100,000 shares of Class A Common Stock. He also received a grant in fiscal 2009 of 75,000 RSUs under the 1997 Stock Incentive Plan. The options have an exercise term of seven years and vest ratably on the first three anniversaries of the date of grant, subject to accelerated vesting upon the termination of Mr. Lauren’s employment in certain circumstances as discussed below in “Potential Payments Upon Termination or Change in Control.” The exercise price for any such options issued to Mr. Lauren was equal to the fair market value of the Common Stock as of the date of any options grant. The grant of RSUs will vest in its entirety on the fifth anniversary of the grant, subject to accelerated vesting upon Mr. Lauren’s death, disability (as defined in his employment agreement) or termination of employment (except in the event of (i) termination by the Corporation for cause (as defined in his employment agreement and as described below in “Potential Payments Upon Termination or Change in Control—Ralph Lauren”), or (ii) Mr. Lauren’s voluntary resignation without good reason (as defined in his employment agreement and as described below in “Potential Payments Upon Termination or Change in Control—Ralph Lauren”)) prior to the end of the term of Mr. Lauren’s employment agreement and will be payable in shares of Common Stock as soon as practicable (but in no event later than 30 days) following the termination of Mr. Lauren’s employment. With respect to each RSU he receives, Mr. Lauren is entitled to dividend equivalents in the form of additional RSUs in connection with the payment of cash dividends on the Common Stock. Pursuant to an amendment to Mr. Lauren’s employment agreement effective June 29, 2009, and starting in the Corporation’s 2010 fiscal year, Mr. Lauren no longer receives a grant of 75,000 time-based RSUs and instead receives a grant of 75,000 performance-based RPSUs. Each grant of RPSUs will vest at the end of a three-year performance period, subject to Mr. Lauren’s continued employment with the Corporation and the Corporation achieving its performance goals (except in certain circumstances subject to accelerated vesting upon the termination of Mr. Lauren’s employment as discussed below in “Potential Payments Upon Termination or Change in Control—Ralph Lauren”). The grant of RPSUs will provide a target number of shares that will vest and be paid out subject to achievement of pre-established financial goals. Three levels of achievement are used to determine vesting with regard to Mr. Lauren’s RPSU award: Threshold, Target and Maximum. The Threshold level, which is 70% of the financial goal, must be achieved in order for any RPSUs to vest and be provided to Mr. Lauren at the end of the applicable vesting period. If performance is at the Threshold level, 75% of Mr. Lauren’s 75,000 RPSUs plus accrued dividends will vest and be paid out. If performance is at the Target level, which is 100% of the financial goal, then all of Mr. Lauren’s 75,000 RPSUs plus accrued dividends will vest and be paid out. If performance is at the Maximum level, which is 110% or more of the financial goal, then 150% of the target shares plus accrued dividends will vest and be paid out. Vesting with respect to Mr. Lauren’s RPSUs shall be interpolated for performance between 70% and 110% of target goal(s) and none of Mr. Lauren’s RPSUs shall vest for performance below threshold goal(s). Further, with respect to each RPSU he receives, Mr. Lauren is entitled to dividend equivalents in the form of additional RSUs in connection with the payment of cash dividends on Common Stock. In addition, with respect to Mr. Lauren’s annual grants of options and RPSUs, the Compensation & Organizational Development Committee of the Board of Directors will have the authority, in its good faith discretion, to reduce the amount of Mr. Lauren’s annual equity grants.

•

Other Benefits: Under Mr. Lauren’s employment agreement, Mr. Lauren is required for security purposes to use his or other acceptable private aircraft for any travel. In addition to being entitled to reimbursement for any aircraft travel expenses he incurred which were business related, Mr. Lauren is also entitled to reimbursement for any personal aircraft travel expenses which he incurs, without any tax gross-up, up to a maximum aggregate amount of $200,000 per fiscal year. Mr. Lauren is also provided with a Corporation paid car and driver. Mr. Lauren is eligible to participate in all employee benefit plans and arrangements of the Corporation for its senior executive officers.

•

Non-compete: Under Mr. Lauren’s employment agreement, he may not compete with the Corporation anywhere in the world during the term of his employment and for a period of two years after the termination of his employment for any reason.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Mr. Lauren under Mr. Lauren’s employment agreement.

Roger N. Farah’s Employment Agreement. Roger Farah is employed as the Corporation’s President and COO pursuant to an amended and restated employment agreement dated as of October 14, 2009 and amended as of March 29, 2010. The key terms of Mr. Farah’s employment agreement are:

•

Term: Mr. Farah’s employment agreement provides for Mr. Farah’s employment as President and COO through March 30, 2013, the last day of the Corporation’s 2013 fiscal year, subject to automatic, successive one-year extensions thereafter unless either party gives at least 180 days’ prior notice that the term will not be extended.

•	Salary: Under Mr. Farah’s employment agreement, Mr. Farah is entitled to an annual base salary of $900,000.

•

Bonus: Pursuant to Mr. Farah’s employment agreement, Mr. Farah is eligible to receive an annual incentive bonus ranging from $3 million to $9 million, subject to the Corporation’s achievement of performance goals established by the Compensation & Organizational Development Committee under the EOAIP, with a target bonus of $6 million.

•

Deferred Compensation: Pursuant to Mr. Farah’s employment agreement, Mr. Farah receives deferred compensation of $250,000 per year for fiscal years 2010–2013, which is credited on a monthly basis to a notional deferred compensation account on the books of the Corporation (which was originally established in 2003). Each month that an amount is credited to his notional deferred compensation account, the Corporation contributes in cash the amount of such monthly credit to a grantor trust (whose assets remain subject to the claims of the creditors of the Corporation) for the benefit of Mr. Farah. The trust assets attributable to the Corporation contributions on behalf of Mr. Farah are invested as directed by Mr. Farah, and the actual earnings (or losses) on such investments are deemed credited (debited) to Mr. Farah’s notional deferred compensation account. Mr. Farah may choose to have the trust assets invested in any one or more of the mutual funds managed by the Vanguard Group of Investment Companies. On July 23, 2007, Mr. Farah became fully vested in the notional deferred compensation account. Amounts previously credited to the deferred compensation account for calendar years 2005–2008 were paid to Mr. Farah on October 30, 2009. Deferred compensation and any investment earnings credited in calendar 2009 will be paid to Mr. Farah on the earlier of January 1, 2017 or the 45th day following the termination of his employment. The then-current value of the notional deferred compensation account credited after calendar 2009 will be payable in a cash lump sum payment to Mr. Farah (or his estate) on the 45th day following termination of his employment.

The balance of the deferred compensation account as of December 31, 2004 will be paid as soon as practicable after the termination of Mr. Farah’s employment. See “Non-Qualified Deferred Compensation”.

•

Options and RPSUs: Pursuant to Mr. Farah’s employment agreement, and in accordance with the terms of the 1997 Stock Incentive Plan or 2010 Stock Incentive Plan, as applicable, Mr. Farah shall receive an annual stock award grant with a total value of $7 million for fiscal years 2010–2012. Fifty percent of such annual stock award shall consist of Cliff RPSUs and fifty percent shall consist of stock options to purchase shares of the Corporation’s Class A Common Stock. Under Mr. Farah’s employment agreement, if the Corporation terminates Mr. Farah’s employment without cause (as defined in Mr. Farah’s employment agreement), or Mr. Farah terminates his employment for good reason (as defined in Mr. Farah’s employment agreement), or his employment is terminated due to his death or disability, or either the Corporation or Mr. Farah elect not to extend the term of Mr. Farah’s employment agreement, then (i) any Cliff RPSUs granted in fiscal years 2010 and 2011 will vest, subject to the Corporation’s achievement of performance goals established by the Compensation & Organizational Development Committee of the Board of Directors under the 1997 Stock Incentive Plan; (ii) any RPSUs granted in fiscal 2012 will vest as of the end of fiscal 2014; and (iii) all outstanding stock options will vest and remain exercisable until the earlier of one year from the date of his termination of employment or the expiration date of the option, except in the event that Mr. Farah has elected not to renew his employment agreement, in which case, his stock options that were granted in fiscal 2013 will not become exercisable until the end of fiscal 2014 and shall remain exercisable for one year. Upon the termination of Mr. Farah’s employment by the Corporation for cause or a voluntary resignation by Mr. Farah without good reason (and his resignation is not due to his election not to extend the term of his employment agreement), all outstanding unvested Cliff RPSUs and unvested stock options will be immediately cancelled and forfeited to the Corporation. If Mr. Farah resigns his employment due to early retirement (as defined in the 1997 Stock Incentive Plan or 2010 Stock Incentive Plan, as applicable), then he shall have one year from the date of resignation to exercise any vested stock options (or until the expiration of the original option term if earlier). If Mr. Farah’s employment is terminated due to his death or disability, then Mr. Farah shall have three years to exercise his vested stock options (or until the expiration of the original option term if earlier).

•

Other Benefits: Mr. Farah is eligible to participate in all employee benefit plans and arrangements of the Corporation for its senior executive officers. For security purposes, Mr. Farah uses private aircraft for travel. Mr. Farah is also entitled to reimbursement for any business and personal aircraft travel expenses which he incurs, without any tax gross-up and a monthly car allowance of $1,500.

•	Non-compete: Mr. Farah may not compete with the Corporation during the duration of Mr. Farah’s employment with the Corporation and for 12 months after the termination of his employment for any reason.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Mr. Farah under his employment agreement.

Jackwyn L. Nemerov’s Employment Agreement. Jackwyn L. Nemerov is employed as the Corporation’s Executive Vice President pursuant to an employment agreement dated as of October 14, 2009. The key terms of Ms. Nemerov’s employment agreement are:

•	Term: Ms. Nemerov’s employment agreement provides for Ms. Nemerov’s employment through March 31, 2013.

•	Salary: Under Ms. Nemerov’s employment agreement, Ms. Nemerov is entitled to an annual base salary of not less than $900,000.

•	Bonus: Under Ms. Nemerov’s employment agreement, Ms. Nemerov is entitled to an annual incentive bonus opportunity ranging from 100% to 300% of her annual base salary.

•

Options and RPSUs: Under Ms. Nemerov’s employment agreement, Ms. Nemerov will be granted an annual stock award grant with a total value of $3 million for fiscal years 2010–2013 pursuant to the terms of the 1997 Stock Incentive Plan or 2010 Stock Incentive Plan, as applicable. Fifty percent of such annual stock award shall consist of Cliff RPSUs. In addition, Ms. Nemerov will also receive an annual grant of 35,000 Cliff RPSUs for fiscal years 2010–2013. The options have a term of seven years and vest one-third each year on the first three anniversaries of the grant date, subject to Ms. Nemerov’s continued employment during such period.

•

Other Benefits: Ms. Nemerov is also entitled to be reimbursed for the cost of a car and driver and to participate in all other employee benefit plans that by their terms are applicable to her or that are provided to other similarly situated senior executives of the Corporation.

•

Non-compete: If her employment terminates before the end of the employment term for any reason other than death, termination by the Corporation without cause (as defined below in “Potential Payments Upon Termination or Change in Control—Jackwyn Nemerov”) or voluntary termination by Ms. Nemerov for good reason (as defined below in “Potential Payments Upon Termination or Change in Control—Jackwyn Nemerov”), Ms. Nemerov may not compete with the Corporation for 12 months after the termination of her employment.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Ms. Nemerov under Ms. Nemerov’s employment agreement.

Tracey T. Travis’ Employment Agreement. Tracey T. Travis is employed as the Corporation’s Senior Vice President and Chief Financial Officer pursuant to an employment agreement effective as of September 28, 2009. The key terms of Ms. Travis’ employment agreement are:

•	Term: Ms. Travis’ employment agreement provides for Ms. Travis’ employment through September 28, 2012.

•	Salary: Under Ms. Travis’ agreement, Ms. Travis is entitled to an annual base salary of not less than $725,000.

•	Bonus: Ms. Travis is entitled to participate in any applicable annual bonus program that the Corporation maintains during the term of her employment.

•	Other Benefits: Ms. Travis is eligible to participate in all employee benefit plans and arrangements of the Corporation for its senior executive officers, including a monthly car allowance of $1,500.

•

Non-compete: If her employment terminates before the end of the employment term for any reason other than death, termination by the Corporation without cause (as defined below in “Potential Payments Upon Termination or Change in Control—Tracey T. Travis”) or voluntary termination by Ms. Travis for good reason (as defined below in “Potential Payments Upon Termination or Change in Control—Tracey T. Travis”), Ms. Travis may not compete with the Corporation during the remainder of her scheduled employment term.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Ms. Travis under Ms. Travis’ employment agreement.

Mitchell A. Kosh’s Employment Agreement. Mitchell A. Kosh is employed as the Corporation’s Senior Vice President, Human Resources, pursuant to an employment agreement dated October 14, 2009. The key terms of Mr. Kosh’s employment agreement are:

•	Term: Mr. Kosh’s employment agreement provides for Mr. Kosh’s employment through October 14, 2012.

•	Salary: Under Mr. Kosh’s employment agreement, Mr. Kosh is entitled to an annual base salary of not less than $675,000.

•	Bonus: Mr. Kosh is entitled to participate in any applicable annual bonus program that the Corporation maintains during the term of his employment.

•	Other Benefits: Mr. Kosh is eligible to participate in all employee benefit plans and arrangements of the Corporation for its senior executive officers, including a monthly car allowance of $1,500.

•

Non-compete: If his employment terminates before the end of the employment term for any reason other than death, termination by the Corporation without cause (as defined below in “Potential Payments Upon Termination or Change in Control—Mitchell A. Kosh”) or voluntary termination by Mr. Kosh for good reason (as defined below in “Potential Payments Upon Termination or Change in Control—Mitchell A. Kosh”), Mr. Kosh may not compete with the Corporation during the remainder of his scheduled employment term.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Mr. Kosh under Mr. Kosh’s employment agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR-END

The following table provides information concerning the unexercised stock options outstanding and unvested stock awards for each of the named executive officers of the Corporation as of the end of fiscal 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable(1)	Number of Securities Underlying Unexercised Options # Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Lauren, Ralph	150,000	0	0	$25.325	06/23/2013
	150,000	0	0	$33.120	06/08/2014
	150,000	0	0	$43.035	06/15/2015
	150,000	0	0	$55.425	06/08/2016
	150,000	0	0	$100.560	07/16/2017
	66,667	33,333	0	$57.755	07/14/2015
	33,334	66,666	0	$54.145	07/16/2016
	0	100,000	0	$75.190	07/16/2017
						278,910.83	$35,318,478	169,565.09	$21,472,027
Farah, Roger	0	84,426	0	$78.240	10/23/2016
	0	132,393	0	$75.190	07/16/2017
						0	$0	133,637	$16,922,453
Nemerov, Jackwyn	12,060	0	0	$65.310	10/02/2013
	17,505	0	0	$100.560	07/16/2014
	0	9,307	0	$57.755	07/14/2015
	9,046	18,092	0	$78.240	10/23/2016
	0	28,731	0	$75.190	07/16/2017
						49,397	$6,255,142	118,523	$15,008,567
Travis, Tracey	2,904	0	0	$100.560	07/16/2014
	2,835	0	0	$61.810	12/28/2014
	3,090	1,545	0	$57.755	07/14/2015
	1,851	3,702	0	$54.145	07/16/2016
	0	3,783	0	$75.190	07/16/2017
						8,109	$1,026,843	10,300	$1,304,289
Kosh, Mitchell	2.904	0	0	$100.56000	07/16/2014
	3,090	1,545	0	$57.75500	07/14/2015
	1,851	3,702	0	$54.14500	07/16/2016
	0	3,783	0	$75.19000	07/16/2017
						8,109	$1,026,843	10,300	$1,304,289

(1)	This column represents the number of shares of Class A Common Stock underlying exercisable options that have not been exercised at April 2, 2011.

(2)	This column represents the number of shares of Class A Common Stock underlying unexercisable options at April 2, 2011.

(3)

This column represents the number of shares of Class A Common Stock represented by unvested RSUs. See “Executive Employment Agreements—Ralph Lauren’s Employment Agreement” for a description of the material terms of these RSUs. Also includes fiscal 2009 Pro-Rata RPSUs, fiscal 2010 Pro-Rata RPSUs, fiscal 2011 Pro-Rata RPSUs and fiscal 2009 Cliff RPSUs. The performance goals for fiscal 2009 Pro-Rata RPSUs and fiscal 2010 Pro-Rata RPSUs were achieved in previous years. The applicable performance goals for fiscal 2011 Pro-Rata RPSUs and fiscal 2009 Cliff RPSUs were achieved as of April 2, 2011. Fiscal 2009 Cliff RPSUs are included at 135% of target reflecting actual performance achieved. The following shares vested and were paid out on June 8, 2011: fiscal 2009 Cliff RPSUs, the third and final tranche of fiscal 2009 Pro-Rata RPSUs, the second tranche of fiscal 2010 Pro-Rata RPSUs and the first tranche of fiscal 2011 Pro-Rata RPSUs, subject to continued service at that time for each eligible recipient thereof. The third tranche of fiscal 2010 Pro-Rata RPSUs and the second tranche of fiscal 2011 Pro-Rata RPSUs will vest after the end of fiscal 2012, subject to continued service at that time with regard to each eligible recipient thereof. The final tranche of fiscal 2011 Pro-Rata RPSUs will vest after the end of fiscal 2013, subject to continued service at that time with regard to each eligible recipient thereof.

(4)

Calculated using the NYSE closing price of $126.63 per share of Class A Common Stock on April 1, 2011, the last business day of fiscal 2011. Where applicable, shares have been rounded to whole numbers.

(5)

This column represents the number of shares of Class A Common Stock represented by unearned RPSUs. See “Executive Employment Agreements” and “Compensation Discussion and Analysis—Components of Executive Compensation—Long-Term Equity-Based Incentives—Restricted Performance Share Units” for a description of the material terms of these RPSUs. This column includes unearned fiscal 2010 Cliff RPSUs and fiscal 2011 Cliff RPSUs which in accordance with SEC rules are included assuming maximum and threshold performance, respectively.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2011

The following table provides information concerning the exercises of stock options and vesting of stock awards during fiscal 2011 on an aggregated basis for each of the named executive officers of the Corporation.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Lauren, Ralph (1)	437,501	$37,141,481	102,567	$8,428,109
Farah, Roger (2)	92,213	$6,086,288	186,439	$14,652,989
Nemerov, Jackwyn (3)	204,489	$13,361,171	20,326	$1,596,547
Travis, Tracey (4)	21,225	$1,213,188	4,297	$337,555
Kosh, Mitchell (5)	8,550	$658,329	3,497	$274,719

(1)

Under a Rule 10b5-1 Purchase Plan dated as of November 16, 2009, Mr. Lauren exercised an aggregate of 41,666 stock options, on each of April 15, 2010 and May 17, 2010. The exercise price for each of the stock options was $26.705 per share. The value realized is calculated using the difference between the sale price per share of Class A Common Stock and the option exercise price.

In addition, Mr. Lauren exercised 70,300 stock options on December 10, 2010 and 75,535 stock options on December 13, 2010 with an exercise price of $26.705. Mr. Lauren also exercised 170,393 stock options on December 13, 2010 and 79,607 stock options on December 14, 2010. The exercise price of these stock options was $24.78 per share. The value realized is calculated using the difference between the sale price per share of Class A Common Stock and the option exercise price.

Mr. Lauren acquired the right to 101,779.12 shares upon the vesting of his RSUs, with a market price of $82.105 on June 15, 2010 (however, the underlying shares of Class A Common Stock will not be delivered until Mr. Lauren’s separation of service from the Corporation or if earlier, upon a change of control). Market price is based on the average of the high and low sale price on that day. These RSUs as well as RSUs that also previously vested but as to which the underlying shares of Class A Common Stock are not yet deliverable, are eligible to receive dividend equivalents in the form of additional fully vested RSUs each time the Corporation pays an actual cash dividend on its outstanding shares. Additional RSUs of 113.43, 271.47, 215.65 and 187.69 were acquired respectively on April 16, 2010, July 16, 2010, October 15, 2010 and January 14, 2011. Market price (based on the average of the high and low sale price on each day) was $90.12, $75.19, $94.78 and $109.01, respectively.

(2)

Mr. Farah exercised 50,000 stock options on November 11, 2010 and 42,213 stock options on February 14, 2011, with exercise prices of $24.78 and $78.24, respectively. The value realized is calculated using the difference between the sale price per share of Class A Common Stock and the option exercise price. Mr. Farah acquired 185,686 shares upon the vesting of his RPSUs, with a market price of $78.545 on June 8, 2010 and the table includes a cash payment of $12.23 in lieu of fractional shares representing 0.16 shares of Class A Common Stock. This market price is based upon the average of the high and the low sale price on that day. Mr. Farah has outstanding vested RSUs whose underlying shares of Class A Common Stock will not be delivered until Mr. Farah’s separation of service from the Corporation or if earlier, upon a change of control. These RSUs are eligible to receive dividend equivalents in the form of additional fully vested RSUs each time the Corporation pays an actual cash dividend on its outstanding shares. Additional RSUs of 189.05, 226.84, 180.20 and 156.84 were acquired respectively on April 16, 2010, July 16, 2010, October 15, 2010 and January 14, 2011. Market price (based on the average of the high and low sale price on each day) was $90.12, $75.19, $94.78 and $109.01, respectively.

(3)

Ms. Nemerov exercised 100,000 stock options on November 11, 2010 with an exercise price of $36.96; an aggregate of 60,000 stock options on November 12, 2010, November 15, 2010 and November 18, 2010, each with an exercise price of $43.035; 25,875 stock options on November 18, 2010 with an exercise price of $55.425; and an aggregate of 18,614 stock options on February 11, 2011, February 14, 2011 and

February 18, 2011, each with an exercise price of $57.755. The value realized is calculated using the difference between the sale price per share of Class A Common Stock and the option exercise price. Ms. Nemerov acquired 20,326 shares on June 8, 2010, with a market price of $78.545 and the table includes a cash payment of $40.84 in lieu of fractional shares representing 0.52 shares of Class A Common Stock. Market price is based upon the average of the high and the low sale price on that day.

(4)

Ms. Travis exercised 300 stock options on November 22, 2010 and 9,075 stock options on November 24, 2010, with an exercise price of $43.035. In addition, Ms. Travis exercised 6,180 and 5,670 stock options on November 24, 2010 with an exercise price of $55.425 and $61.81, respectively. The value realized is calculated using the difference between the sale price per share of Class A Common Stock and the option exercise price. Ms. Travis acquired 4,297 shares on June 8, 2010, with a market price of $78.545 and the table includes a cash payment of $47.13 in lieu of fractional shares representing 0.60 shares of Class A Common Stock. Market price is based upon the average of the high and the low sale price on that day.

(5)

Mr. Kosh exercised 4,800 and 3,750 stock options on February 14, 2011, with an exercise price of $55.425 and $43.035, respectively. The value realized is calculated using the difference between the sale price per share of Class A Common Stock and the option exercise price. Mr. Kosh acquired 3,497 shares on June 8, 2010, with a market price of $78.545 and the table includes a cash payment of $47.13 in lieu of fractional shares representing 0.60 shares of Class A Common Stock. Market price is based upon the average of the high and the low sale price on that day.

NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information with respect to the Corporation’s defined contribution and non-tax-qualified compensation deferral plans for each of the Corporation’s named executive officers. For a description of the material terms of the SERP, see “Compensation Discussion & Analysis—Components of Executive Compensation—Deferred Compensation.” For a description of the material terms of Mr. Farah’s deferred compensation, see “Executive Employment Agreements.”

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)		Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Lauren, Ralph	—	8,428,109	(4)	8,574,190	—	25,815,147
Farah, Roger	—	250,000		298,070	—	1,852,952
	—	68,270	(5)	6,815,209	—	21,571,456
Nemerov, Jackwyn	—	—		—	—	—
Travis, Tracey	—	—		—	—	—
Kosh, Mitchell	—	—		7,168	—	295,025

(1)

No contributions were made under the Corporation’s SERP during fiscal 2011. See “Compensation Discussion & Analysis—Components of Executive Compensation—Deferred Compensation” for additional information. Reflects annual contribution of $250,000 to Mr. Farah’s deferred compensation account pursuant to his employment agreement.

(2)	Represents earnings paid in fiscal 2011 for the SERP for Mr. Kosh. Such earnings for Mr. Kosh were based upon 2.49%, the mid-term Applicable Federal Rate for April 2011.

During fiscal 2011, Mr. Farah’s special deferred compensation account pursuant to his employment agreement was deemed to be invested in the following Vanguard mutual funds, which had the following rates of return as of March 31, 2011 as set forth below:

Name:	Average Annual 1 Yr. Return as of March 31, 2011:
Vanguard Mid-Cap Index Fund Admiral Shares	25.11%
Vanguard 500 Index Fund Admiral Shares	15.62%
Vanguard International Growth Fund Admiral Shares	16.61%
Vanguard Mid-Cap Index Fund Investor Shares	24.94%

$8,574,190 for Mr. Lauren and $6,815,209 for Mr. Farah represents appreciation accumulated on vested but not delivered RSUs.

(3)

Mr. Lauren’s RSUs and Mr. Farah’s RSUs, which are described in more detail in footnotes 4 and 5 below, are valued at $126.055 per share, the average of the high and the low sale price as of April 1, 2011, the last business day of the Corporation’s 2011 fiscal year.

(4)

This represents the value of Mr. Lauren’s 101,779.12 RSUs which vested on June 15, 2010, based on the market price reflecting the average of the high and low price on that date (however, the underlying shares of Class A Common Stock will not be delivered until his separation of service from the Corporation or if earlier, upon a change of control).

Also includes additional RSUs that are granted each time the Corporation pays an actual cash dividend on its outstanding shares. Additional RSUs of 113.43, 271.47, 215.65 and 187.69 were acquired respectively on April 16, 2010, July 16, 2010, October 15, 2010 and January 14, 2011. Market price was based on the average of the high and low sale price on each day.

(5)

Represents additional RSUs that are granted each time the Corporation pays an actual cash dividend on its outstanding shares. Additional RSUs of 189.05, 226.84, 180.20 and 156.84 were acquired respectively on April 16, 2010, July 16, 2010, October 15, 2010 and January 14, 2011. Market price was based on the average of the high and low sale price on each day.

Potential Payments Upon Termination or Change in Control

Ralph Lauren. Mr. Lauren’s potential payments upon termination or change in control as described in this section are based upon his employment agreement, as amended.

If Mr. Lauren resigned for good reason (as defined in his employment agreement and as described below), or if the Corporation terminated Mr. Lauren’s employment without cause (as defined in his employment agreement and as described below, including the Corporation electing not to renew the term of Mr. Lauren’s employment agreement), Mr. Lauren would be entitled to receive within 30 days following the date of termination a lump sum cash payment equal to the sum of: (i) three years’ base salary; (ii) any accrued and unpaid compensation for any prior fiscal year; and (iii) three times the average annual bonus paid to Mr. Lauren for the two fiscal years immediately preceding the year of his termination of employment. In addition, any unvested stock options would continue to vest on schedule, provided that Mr. Lauren complied with certain noncompete and other restrictive covenants (as described below), and all of his unvested RSUs and unvested RPSUs would vest and be payable in shares of Class A Common Stock no later than 30 days after the vesting date. In addition, any vested stock options held by Mr. Lauren, and any options that would continue to vest as described herein, would remain exercisable until the later of one year from the date of termination of his employment or thirty days from the date the options become vested and exercisable, but in no event later than the expiration date of the options, provided that Mr. Lauren complied with certain noncompete and other restrictive covenants (as described below). During the three-year severance period, the Corporation will be obligated to continue to provide Mr. Lauren with office facilities and secretarial assistance, welfare and medical plan coverage and use of a car and driver.

In the event Mr. Lauren’s employment terminates due to his death or disability, Mr. Lauren or his estate will be entitled to receive all payments due to him through the date of his death or termination due to disability, including a pro-rated bonus for the fiscal year of termination, and with respect to Mr. Lauren’s unvested stock options and unvested RSUs, and unvested RPSUs, such awards shall vest immediately and, in the case of his unvested stock options, shall be exercisable until the earlier of three years from the date of termination or the expiration date of the option, and in the case of his unvested RSUs and unvested RPSUs, shall be payable in shares of Class A Common Stock no later than 30 days after the vesting date.

Under Mr. Lauren’s employment agreement, if Mr. Lauren terminates his employment for any reason, other than for good reason, death or disability, including his electing not to renew the term of the employment agreement, or if the Corporation terminates Mr. Lauren’s employment for cause, then Mr. Lauren will only receive his base salary through the date of termination. In addition, under Mr. Lauren’s employment agreement, if Mr. Lauren terminates his employment for any reason, other than for good reason, death or disability, including his electing not to renew the term of the employment agreement, any vested but unexercised stock options, unvested stock options, unvested RSUs, and unvested RPSUs held by Mr. Lauren pursuant to his employment agreement shall be forfeited.

In the event that a change of control precedes the termination of Mr. Lauren’s employment, Mr. Lauren will continue to receive upon termination of employment the same amounts in the same manner as described above. In addition, any unvested stock options and unvested RSUs and RPSUs would immediately vest upon a change in control.

Under Mr. Lauren’s employment agreement, the above described amounts payable to Mr. Lauren are subject to his compliance with the following restrictive covenants: (i) not to compete with the Corporation for two years following the termination of his employment; (ii) not to solicit any employee of the Corporation for three years following the termination of his employment; (iii) not to disparage the Corporation for three years following the termination of his employment; and (iv) not to disclose any confidential information of the Corporation.

Under Mr. Lauren’s employment agreement, cause is defined as (A) the willful and continued failure by him to substantially perform his duties after demand for substantial performance is delivered by the Corporation that specifically identifies the manner in which the Corporation believes he has not substantially performed his duties;

or (B) his conviction of, or plea of nolo contendere to, a crime (whether or not involving the Corporation) constituting a felony; or (C) willful engaging by him in gross misconduct relating to his employment that is materially injurious to the Corporation or subjects the Corporation, monetarily or otherwise or which subjects, or if generally known, would subject the Corporation to public ridicule or embarrassment. Further, no act, or failure to act, shall be considered “willful” unless done, or omitted to be done, by Mr. Lauren not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation. Notwithstanding the forgoing, Mr. Lauren shall not be deemed to have been terminated for cause without (x) reasonable written notice to him setting forth the reasons for the Corporation’s intention to terminate him for cause, (y) an opportunity for him, together with his counsel, to be heard before the Board of Directors, and (z) delivery to him of a specific termination notice from the Board of Directors that states that in the good faith opinion of the Board of Directors Mr. Lauren was guilty of the conduct set forth above in clauses (A), (B) or (C) above, and specifying the particulars thereof in detail. In addition, in the event that the Board of Directors has so determined in good faith that cause exists, the Board of Directors shall have no obligation to terminate Mr. Lauren’s employment if the Board of Directors determines in its sole discretion that such a decision not to terminate his employment is in the best interest of the Corporation.

Under Mr. Lauren’s employment agreement, good reason is defined to mean (A) a material diminution in Mr. Lauren’s duties or the assignment to him of a title or duties inconsistent with his position as Chairman of the Board of Directors and CEO of the Corporation, (B) a material reduction in his salary, or (C) a failure of the Corporation to comply with any material provision of his employment agreement; provided that the events described in clauses (A), (B) and (C) above will not constitute good reason unless such diminution, reduction or failure (as applicable) has not been cured within thirty (30) days after notice of such noncompliance has been given by Mr. Lauren to the Corporation. In addition, under Mr. Lauren’s employment agreement, termination of employment for good reason must be within one year following the occurrence of the basis for such good reason to terminate, and Mr. Lauren must notify the Corporation of the existence of such good reason within 90 days of its occurrence.

If necessary to comply with Section 409A of the Code, any severance payments will be subject to a six month delay in payment.

Roger N. Farah. If Mr. Farah resigns for good reason (as defined in his employment agreement and as described below) or if the Corporation terminates his employment for any reason other than an election on the part of the Corporation not to extend the term of his employment agreement, Mr. Farah’s death or disability or for cause (as defined in his employment agreement and as described below), Mr. Farah will be entitled to receive a pro-rata portion, based on the number of days he worked in the fiscal year prior to the date of the termination of his employment, of the annual incentive bonus that he would have received based on the Corporation’s performance for the fiscal year during which such termination occurred plus an amount, generally payable over Mr. Farah’s severance period, equal to the sum of: (i) the applicable severance multiplier times his annual base salary and (ii) the applicable severance multiplier times $6 million. Mr. Farah’s severance multiplier is the greater of (i) the number of years (including fractions thereof), up to three, remaining in the term of his employment agreement and (ii) Mr. Farah’s severance period is equal to the total number of months that is the result of multiplying twelve (12) times Mr. Farah’s severance multiplier. In addition, with respect to Mr. Farah’s stock awards, (i) any Cliff RPSUs granted in fiscal years 2010 and 2011 will vest, subject to the Corporation’s achievement of performance goals established by the Compensation & Organizational Development Committee of the Board of Directors under the Corporation’s 1997 Stock Incentive Plan; (ii) any Cliff RPSUs granted in fiscal 2012 will vest as of the end of fiscal 2014; and (iii) all outstanding stock options will vest and remain exercisable until the earlier of one year from the date of his termination of employment or the expiration date of the option. In addition, Mr. Farah will be entitled to continued participation in the Corporation’s health benefit plans and continued payment of his automobile allowance until the earlier of the end of the severance period or until he secures new employment.

If either the Corporation or Mr. Farah elects not to extend the term of his employment agreement (the earliest nonrenewal of which would occur at the end of fiscal 2013), Mr. Farah will be entitled to receive his salary through the date of termination plus the annual incentive bonus he would have been entitled to receive for the fiscal year in which the term ends, payable at the same time as bonuses are paid to other executives under the EOAIP. In addition, with respect to Mr. Farah’s stock awards, (i) any Cliff RPSUs granted in fiscal years 2010 and 2011 will vest, subject to the Corporation’s achievement of performance goals established by the Compensation & Organizational Development Committee of the Board of Directors under the 1997 Stock Incentive Plan; (ii) any Cliff RPSUs granted in fiscal 2012 will vest as of the end of fiscal 2014; and (iii) all outstanding stock options will vest and remain exercisable until the earlier of one year from the date of his termination of employment or the expiration date of the option, except in the event that Mr. Farah has elected not to renew his employment agreement, then his stock options that were granted in fiscal 2013 will not become exercisable until the end of fiscal 2014 and shall remain exercisable for one year. If the Corporation elects not to extend the term, Mr. Farah will also be entitled to receive an amount, payable in twelve equal monthly installments, equal to the sum of (i) his annual base salary and (ii) $6 million.

If the Corporation terminates Mr. Farah for cause or Mr. Farah resigns other than for good reason (and his resignation is not due to his election not to extend the term of his employment agreement), he is entitled to receive only his base salary through the date of termination and all outstanding unvested Cliff RPSUs and unvested stock options will be immediately cancelled and forfeited to the Corporation. If Mr. Farah resigns his employment due to early retirement (as defined in the 1997 Stock Incentive Plan or 2010 Stock Incentive Plan, as applicable), then he shall have one year from the date of resignation to exercise any vested stock options (or upon the expiration of the original option term if earlier). In the event of Mr. Farah’s termination due to his death or disability, Mr. Farah or his estate will be entitled to receive all payments due to him through the date of his death or termination due to disability, including a pro-rated target incentive bonus for the fiscal year of termination. In addition, with respect to Mr. Farah’s stock awards, (i) any Cliff RPSUs granted in fiscal years 2010 and 2011 will vest, subject to the Corporation’s achievement of performance goals established by the Compensation & Organizational Development Committee of the Board of Directors under the 1997 Stock Incentive Plan; (ii) any Cliff RPSUs granted in fiscal 2012 will vest as of the end of fiscal 2014; and (iii) all outstanding stock options will vest and remain exercisable until the earlier of three years from the date of his termination of employment or the expiration date of the option.

If the Corporation and Mr. Farah both determine that part or all of the payments under his employment agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments and all other parachute payments paid to Mr. Farah under any other plan, arrangement or agreement with the Corporation exceeds 2.99 times Mr. Farah’s “base amount,” as defined in Section 280G(b)(3) of the Code, the payments to Mr. Farah constituting “parachute payments” will be reduced to the extent necessary so that the parachute payments equal 2.99 times Mr. Farah’s “base amount.” However, such amounts will not be so reduced if Mr. Farah determines, based upon the advice of an independent nationally recognized public accounting firm, that without such reduction he would be entitled to receive and retain, on a net after-tax basis, a greater amount than he would be entitled to receive and retain after such reduction.

If a change of control (defined in his employment agreement to include a change in the ownership, effective control or a change in the ownership of a substantial portion of the assets, in each case, within the meaning of Section 409A of the Code and the regulations issued thereunder) of the Corporation occurs within two years prior to any termination of Mr. Farah’s employment due to his resignation for good reason or due to any reason other than an election on the part of the Corporation or Mr. Farah not to extend the term of his employment agreement, Mr. Farah’s death or disability or for cause, then Mr. Farah shall receive (i) the cash severance payments described above in the first paragraph of this section, in two equal lump sum installments, the first payable within forty-five (45) days after the date of termination and the second on the first anniversary of the date of termination; and (ii) instead of receiving a pro-rata portion of the annual incentive bonus he would receive for the year of termination based on the Corporation’s achievement of performance goals, Mr. Farah shall instead receive a pro-rata portion of $6 million based on the number of days he worked in the fiscal year prior to the date of the termination. In addition, Mr. Farah will be entitled to continued participation in the Corporation’s health benefit plans and continued payment of his automobile allowance until the earlier of the end of the severance period or until he secures new employment. In addition, any unvested stock options and unvested RPSUs held by Mr. Farah would immediately vest.

Under his employment agreement, the above-described amounts and stock awards to be provided to Mr. Farah are subject to his compliance with the following restrictive covenants: (i) not to compete with the Corporation for twelve months following the termination of his employment; (ii) not to solicit any employee of the Corporation for two years following the termination of his employment and during the severance period; (iii) not to disparage the Corporation for two years following the termination of his employment and during the severance period; and (iv) not to disclose any confidential information of the Corporation.

Deferred compensation and any investment earnings credited to Mr. Farah’s deferred compensation account in calendar 2009 will be paid on the earlier of January 1, 2017 or the 45th day following the termination of his employment. The then-current value of the deferred compensation account credited after calendar 2009 will be payable in a cash lump sum payment to Mr. Farah on the 45th day following termination of his employment. The balance of the deferred compensation account as of December 31, 2004 will be paid as soon as practicable after the termination of Mr. Farah’s employment.

Under his employment agreement, cause is defined as (A) the willful and continued failure by Mr. Farah to substantially perform his duties after demand for substantial performance is delivered to him by the Corporation that specifically identifies the manner in which the Corporation believes he has not substantially performed his duties; (B) Mr. Farah’s conviction of, or plea of nolo contendere to, a crime (whether or not involving the Corporation) constituting any felony; or (C) the willful engaging by Mr. Farah in gross misconduct relating to his employment that is materially injurious to the Corporation, monetarily or otherwise or which subjects, or if generally known would subject, the Corporation to public ridicule. Further, no act, or failure to act, on Mr. Farah’s part will be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, Mr. Farah’s employment may be terminated for cause only by act of the Board of Directors and Mr. Farah’s employment will not be deemed to have been terminated for cause without (x) reasonable written notice to him setting forth the reasons for the Corporation’s intention to terminate for cause, (y) the opportunity to cure (if curable) within 30 days of such written notice of the event(s) giving rise to such notice and (z) an opportunity for Mr. Farah, together with his counsel, to be heard by the Board of Directors.

Under his employment, good reason is defined as (A) a material diminution in or adverse alteration to his title or duties, (B) a reduction in his salary or annual incentive bonus opportunity or deferred compensation or the Corporation’s electing to eliminate its bonus plan without substituting a plan which provides for a reasonably comparable annual incentive bonus opportunity or Mr. Farah ceasing to be entitled to the payment of an annual incentive bonus as a result of the failure of the Corporation’s stockholders to approve a plan or arrangement evidencing such annual incentive bonus in a manner that complies with the requirements of section 162(m) of the Code, (C) the relocation of Mr. Farah’s principal office outside of the area which comprises a fifty (50) mile radius from New York City, (D) a failure of the Corporation to comply with any material provision of his employment agreement or (E) the Corporation requiring Mr. Farah to report to anyone other than Ralph Lauren and/or the Board of Directors; provided that the events described in clauses (A), (B), (C), (D) and (E) above shall not constitute good reason (1) until Mr. Farah provides notice to the Corporation of the existence of such diminution, change, reduction, relocation, failure or requirement within ninety (90) days of its occurrence and (2) unless such diminution, change, reduction, failure or requirement (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given by Mr. Farah to the Corporation.

If necessary to comply with Section 409A of the Code, any severance payments will be subject to a six month delay in payment.

Jackwyn L. Nemerov. Under her employment agreement, if the Corporation terminates Ms. Nemerov’s employment for any reason other than death, disability or cause (as defined in her employment agreement and as described below), including the Corporation electing not to renew her employment agreement, or Ms. Nemerov terminates her employment for good reason (as defined in her employment agreement and as described below), Ms. Nemerov shall be entitled to receive, in accordance with the Corporation’s normal payroll practices, an amount equal to her base salary for a severance period equal to the longer of the remaining term of her employment agreement or one year, plus a lump sum amount at the end of the severance period equal to the bonus paid to Ms. Nemerov for the fiscal year immediately preceding the fiscal year in which her termination of employment occurs. In addition, Ms. Nemerov will be entitled to continue to participate during the severance period in any group medical, dental or life insurance plans in which she participated prior to termination. With respect to Ms. Nemerov’s stock awards, granted in fiscal 2010 and beyond, Ms. Nemerov shall vest in any unvested stock options and shall have one year from the date of termination to exercise such vested options (or until the expiration date of such options if earlier), and shall also vest in any unvested RPSUs at the end of the applicable performance period, subject to the Corporation achieving the applicable performance goals. With respect to Ms. Nemerov’s stock awards granted prior to fiscal 2010, all unvested stock options and unvested RPSUs shall be forfeited, and Ms. Nemerov shall have ninety days from the date of termination to exercise any vested stock options.

If Ms. Nemerov voluntarily terminates her employment without good reason, or if the Corporation terminates her employment for cause, Ms. Nemerov will be entitled to receive only her base salary through the date of termination. In the event Ms. Nemerov’s employment terminates due to her death or disability, Ms. Nemerov or her estate will be entitled to receive all payments due to her through the date of her death or termination due to disability. In the event Ms. Nemerov’s employment terminates due to her death or disability, or she terminates her employment due to retirement, Ms. Nemerov will be entitled to receive a pro-rated amount, based on the percentage of time that has elapsed during the applicable performance periods, of the unvested RPSUs held by her, which shall vest at the end of the applicable performance period, subject to the Corporation’s achievement of pre-established financial goals. For death or disability, unvested stock options continue to vest according to their original vesting schedule.

If the Corporation terminates her employment without cause within 12 months following a change of control of the Corporation (as defined in her employment agreement), then, in lieu of the foregoing amounts, Ms. Nemerov shall be entitled to receive a lump sum amount, payable within 15 days after the termination of her employment (unless required otherwise by Section 409A of the Code), equal to two times the sum of her annual base salary and two times the bonus she was paid for the fiscal year immediately prior to her termination. In addition, any unvested options and unvested RPSUs held by Ms. Nemerov will immediately vest, and all of her vested options will remain exercisable for six months. In addition, Ms. Nemerov will be entitled to continue to participate during the severance period in any group medical, dental or life insurance plans in which she participated prior to termination.

Under her employment agreement, the above-described amounts and stock awards to be provided to her are subject to her compliance with the following restrictive covenants: (i) in the event her employment is terminated by the Corporation due to disability, for cause or by her without good reason, not to compete with the Corporation for one year following the termination of her employment; (ii) not to solicit any employee of the Corporation for two years following the termination of her employment; (iii) not to disparage the Corporation following the termination of her employment; and (iv) not to disclose any confidential information of the Corporation.

Under her employment agreement, cause is defined as: (A) the willful and continued failure by Ms. Nemerov to substantially perform the duties of her employment agreement after demand for substantial performance is delivered to her by the Corporation that specifically identifies the manner in which the Corporation believes that she has not substantially performed her duties, (B) her conviction of, or plea of nolo contendere to, a crime (whether or not involving the Corporation) constituting any felony or (3) the willful engaging by her in gross misconduct relating to her employment that is materially injurious to the Corporation, monetarily or otherwise or which subjects, or if generally known would subject, the Corporation to public ridicule. Further, no act, or failure to act, on Ms. Nemerov’s part shall be considered “willful” unless done, or omitted to be done, by her not in good faith and without reasonable belief that her action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, Ms. Nemerov’s employment may be terminated for cause only by act of the Board of Directors and, in any event, her employment shall not be deemed to have been terminated for cause without (x) reasonable written notice to Ms. Nemerov setting forth the reasons for the Corporation’s intention to terminate for cause, (y) the opportunity to cure (if curable) within 30 days of such written notice of the event(s) giving rise to such notice and (z) an opportunity for Ms. Nemerov, together with her counsel, to be heard by the Board of Directors.

Under her employment agreement, good reason is defined as a termination of employment by Ms. Nemerov within one (1) year following the occurrence of: (A) a material diminution in or adverse alteration to Ms. Nemerov’s title, base salary, benefits, position, status, or duties, (B) the relocation of her principal office outside the area which comprises a fifty (50) mile radius from New York City, (C) a failure of the Corporation to comply with any material provision of her employment agreement or (D) the Corporation requires her to report to anyone other than Ralph Lauren or Roger Farah, provided that the events described in clauses (A), (B), (C) and (D) above shall not constitute good reason (1) until Ms. Nemerov provides written notice to the Corporation of the existence of such diminution, change, reduction, relocation or failure within ninety (90) days of its occurrence and (2) unless and until such diminution, change, reduction or failure (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given by Ms. Nemerov to the Corporation.

If necessary to comply with Section 409A of the Code, any severance payments will be subject to a six month delay in payment.

Tracey T. Travis. Under her employment agreement, if the Corporation terminates Ms. Travis’ employment for any reason other than death, disability or cause (as defined in her employment agreement and as described below), or Ms. Travis voluntarily terminates her employment for good reason (as defined in her employment agreement and as described below), Ms. Travis will be entitled to continue to receive, in accordance with the Corporation’s normal payroll practices, an amount equal to her base salary for a severance period equal to the longer of the remaining term of her employment agreement or one year, plus an amount, payable at the end of the severance period, equal to the bonus that Ms. Travis received for the fiscal year immediately preceding the fiscal year in which her employment terminates. In addition, Ms. Travis will be entitled to continue her participation during the severance period in any group medical or dental plans in which she participated prior to termination.

If Ms. Travis voluntarily terminates her employment without good reason, or if the Corporation terminates her employment for cause, Ms. Travis will be entitled to receive only her base salary through the date of termination. In the event Ms. Travis’ employment terminates due to her death or disability, Ms. Travis or her estate will be entitled to receive all payments due to her through the date of her death or termination due to disability. In the event Ms. Travis’ employment terminates due to her death or disability, or she terminates her employment due to retirement, Ms. Travis will be entitled to receive a pro-rated amount, based on the percentage of time that has elapsed during the applicable performance periods, of the unvested RPSUs held by her, which shall vest at the end of the applicable performance period, subject to the Corporation’s achievement of pre-established financial goals. For death or disability, unvested stock options continue to vest according to their original vesting schedule.

If the Corporation terminates her employment without cause within 12 months following a change in control of the Corporation (as defined in her employment agreement), then in lieu of the foregoing amounts, Ms. Travis will be entitled to receive a lump sum amount, payable within 15 days after the termination of her employment (unless required otherwise by Section 409A of the Code), equal to twice the sum of her annual base salary and two times the bonus she received for the fiscal year immediately preceding the fiscal year in which her employment terminates. In addition, any unvested options and unvested RPSUs held by Ms. Travis will immediately vest, and all vested options held by Ms. Travis will remain exercisable for six months. In addition, Ms. Travis will be entitled to continue her participation during the severance period in any group medical or dental insurance plans in which she participated prior to termination.

Under her employment agreement, cause is defined as: (i) deliberate or intentional failure by Ms. Travis to substantially perform the material duties of her employment agreement (other than due to disability); or (ii) a deliberate or intentional act of fraud, embezzlement, theft, breach of fiduciary duty, dishonesty, or any other misconduct or any violation of law (other than a traffic violation) committed by Ms. Travis; or (iii) intentional wrongful damage to material assets of the Corporation; or (iv) her intentional wrongful disclosure of the Corporation’s confidential information; or (v) her intentional wrongful engagement in any competitive activity which would constitute a breach of her employment agreement and/or of her duty of loyalty; or (vi) her intentional breach of any material employment policy of the Corporation; or (vii) performance by Ms. Travis of her employment duties in a manner deemed by the Corporation, in its sole discretion, to be grossly negligent; or (viii) the commission of any act by her, whether or not performed in the workplace, which subjects or, if publicly known, would be likely to subject the Corporation to public ridicule or embarrassment, or would likely be detrimental or damaging to the Corporation’s reputation, goodwill, or relationships with its customers, suppliers, vendors, or employees. Further, no act, or failure to act, on the part of Ms. Travis shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by her not in good faith and without reasonable belief that her action or omission was in, or not opposed to, the best interest of the Corporation. The definition of cause in her employment agreement explicitly excludes failure to meet performance standards or objectives of the Corporation.

Under her employment agreement, good reason is defined as a termination of employment by Ms. Travis within sixty (60) days following the occurrence of (A) a material diminution in or adverse alteration to Ms. Travis’ title, base salary, position or duties, including no longer reporting to the Chairman & CEO, or the President & COO, (B) the relocation of her principal office outside the area which comprises a fifty (50) mile radius from New York City, or (C) a failure of the Corporation to comply with any material provision of her employment agreement provided that the events described in clauses (A), (B), and (C) shall not constitute good reason (1) until Ms. Travis provides written notice to the Corporation of the existence of such diminution, change, reduction, relocation or failure within thirty (30) days of its occurrence and (2) unless and until such diminution, change, reduction or failure (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given by Ms. Travis to the Corporation.

If necessary to comply with Section 409A of the Code, any severance payments will be subject to a six month delay in payment.

Mitchell A. Kosh. Under his employment agreement, if the Corporation terminates his employment for any reason other than death, disability or cause (as defined in his employment agreement and as described below), or Mr. Kosh voluntarily terminates his employment for good reason (as defined in his employment agreement and as described below), Mr. Kosh will be entitled to continue to receive, in accordance with the Corporation’s normal payroll practices, an amount equal to his base salary for a severance period equal to the longer of the remaining term of his employment agreement or one year, plus an amount, payable at the end of the severance period, equal to the bonus that Mr. Kosh received for the fiscal year immediately preceding the fiscal year in which his employment terminates. In addition, Mr. Kosh will be entitled to continue his participation during the severance period in any group medical or dental insurance plans in which he participated prior to termination.

If Mr. Kosh voluntarily terminates his employment without good reason, or if the Corporation terminates his employment for cause, Mr. Kosh will be entitled to receive only his base salary through the date of termination. In the event of Mr. Kosh’s termination due to his death or disability, Mr. Kosh or his estate will be entitled to receive all payments due to him through the date of his death or termination due to disability. In the event Mr. Kosh’s employment terminates due to his death or disability, or he terminates his employment due to retirement, Mr. Kosh will be entitled to receive a pro-rated amount, based on the percentage of time that has elapsed during the applicable performance periods, of the unvested RPSUs held by him, which shall vest at the end of the applicable performance period, subject to the Corporation’s achievement of pre-established financial goals. For death or disability, unvested stock options continue to vest according to their original vesting schedule.

If the Corporation terminates Mr. Kosh’s employment without cause within 12 months following a change of control of the Corporation (as defined in his employment agreement), Mr. Kosh will be entitled to receive a lump sum amount, payable within 15 days after the termination of his employment (unless required otherwise by

Section 409A of the Code), equal to twice the sum of his annual base salary and two times the bonus paid to him for the fiscal year immediately preceding the fiscal year in which his employment terminates. In addition, any unvested options and unvested RPSUs held by Mr. Kosh will immediately vest, and all options held by him will remain exercisable for six months. In addition, Mr. Kosh will be entitled to continue his participation during the severance period in any group medical or dental insurance plans in which he participated prior to termination.

Under his employment agreement, the above described amounts and stock awards to be provided to him are subject to his compliance with the following restrictive covenants: (i) in the event his employment is terminated by the Corporation due to disability, for cause or the termination by him of his employment without good reason, not to compete with the Corporation for the remainder of his scheduled employment term; (ii) not to solicit any employee of the Corporation for the remainder of his scheduled employment term; (iii) not to disparage the Corporation following the termination of his employment; and (iv) not to disclose any confidential information of the Corporation.

Under his employment agreement, cause is defined as: (i) failure by Mr. Kosh to perform the duties of his employment agreement (other than due to disability), provided that the conduct shall not constitute cause unless such failure by him to perform his duties has not been cured to the satisfaction of the Corporation, in its sole discretion, within fifteen (15) days after notice of such failure has been given by the Corporation to Mr. Kosh; or (ii) an act of fraud, embezzlement, theft, breach of fiduciary duty, dishonesty, or any other misconduct or any violation of law (other than a traffic violation) committed by Mr. Kosh; or (iii) any action by him causing damage to or misappropriation of Corporation assets; or (iv) his wrongful disclosure of the Corporation’s confidential information; or (v) his engagement in any competitive activity which would constitute a breach of his employment agreement and/or of his duty of loyalty; or (vi) his breach of any employment policy of the Corporation; or (vii) performance by him of his employment duties in a manner deemed by the Corporation, in its sole discretion, to be grossly negligent; or (viii) the commission of any act by him, whether or not performed in the workplace, which subjects or, if publicly known, would be likely to subject the Corporation to public ridicule or embarrassment, or would likely be detrimental or damaging to the Corporation’s reputation, goodwill, or relationships with its customers, suppliers, vendors, licensees or employees.

Under his employment agreement, good reason is defined as a termination of employment by Mr. Kosh within sixty (60) days following the occurrence of: (A) a material diminution in or adverse alteration to his title, base salary, position or duties, including no longer reporting to Ralph Lauren, CEO, or Roger Farah, COO, (B) the relocation of his principal office outside the area which comprises a fifty (50) mile radius from New York City, or (C) a failure of the Corporation to comply with any material provision of his employment agreement provided that the events described in clauses (A), (B), and (C) above shall not constitute good reason (1) until Mr. Kosh provides written notice to the Corporation of the existence of such diminution, change, reduction, relocation or failure within thirty (30) days of its occurrence and (2) unless such diminution, change, reduction or failure (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given by Mr. Kosh to the Corporation.

If necessary to comply with Section 409A of the Code, any severance payments will be subject to a six month delay in payment.

Potential Payments Upon Termination or Change in Control Tables

The following tables summarize the amounts payable to the Corporation’s named executive officers upon termination of their employment under certain circumstances or in the event of a change in control, assuming that:

•	the named executive officer’s employment terminated or, in the event of a change in control, such change of control occurred on April 2, 2011;

•	the named executive officer’s salary continues as it existed on April 2, 2011;

•	the named executive officer’s employment agreement and term as of April 2, 2011 applies; and

•	the stock price for the Class A Common Stock is $126.63 per share (the NYSE closing price of Class A Common Stock on April 1, 2011, the last business day of the Corporation’s 2011 fiscal year).

The tables do not include non-qualified deferred compensation, if any, that would be paid to the named executive officers, which is set forth in the “Non-Qualified Deferred Compensation” table. In addition, the tables do not include the value of vested but unexercised stock options as of April 2, 2011.

Chief Executive Officer—Ralph Lauren

Payments Upon Various Termination Events	By the Corporation for Cause/by the Executive Without Good Reason		By the Corporation Without Cause/by the Executive for Good Reason/by the Corporation’s Election not to Renew his Agreement		Death or Disability		Retirement(1)	Change in Control with Termination
Compensation:
Cash Severance—Base Salary	$0		$3,750,000		$0		N/A	$3,750,000	(2)
Cash Severance—Bonus	$0		$50,079,546		$19,500,000	(3)	N/A	$50,079,546	(2)
Stock Options	$0	(4)	$12,272,095	(5)	$12,272,095	(6)	N/A	$12,272,095	(6)
RSUs/RPSUs	$0		$54,391,159	(7)	$54,391,159	(7)	N/A	$54,391,159	(7)
Additional Cliff RPSUs if Maximum Performance is Reached	$0		N/A		N/A		N/A	$0
Benefits and Perquisites:
Health and Welfare Benefits	$0		$100,526	(8)	$0		N/A	$100,526
Office Facilities/Support	$0		$650,520	(9)	$0		N/A	$650,520
Automobile and Driver	$0		$564,513	(9)	$0		N/A	$564,513

Total	$0		$121,808,359		$86,163,254		N/A	$121,808,359

(1)	Mr. Lauren’s employment agreement does not address retirement.

(2)

No special change in control severance payment is payable to Mr. Lauren. If Mr. Lauren’s employment were to be terminated by the Corporation without cause or if he terminates his employment for good reason following a change in control, Mr. Lauren would be entitled to the amounts reflected under the above column “By the Corporation without Cause/By the Executive for Good Reason/by the Corporation’s Election not to Renew his Agreement.”

(3)

Mr. Lauren is entitled to a pro-rata portion of his bonus based upon time served during the termination year. The amount in this column reflects the actual bonus amount that Mr. Lauren received for fiscal 2011.

(4)

If Mr. Lauren’s employment were terminated by the Corporation for cause or if he terminates his employment without good reason, he would forfeit any outstanding vested, but not yet exercised, stock options.

(5)

Represents in-the-money value of unvested stock options held by Mr. Lauren at termination that will continue to vest on their scheduled vesting dates. To determine this amount, the NYSE closing price of Class A Common Stock on the last day of fiscal 2011 of $126.63 was used. The actual value would depend upon the stock price on the date of exercise. In addition, any vested options and any options that continue to vest following such termination will remain exercisable until the later of (a) one year from the date of Mr. Lauren’s termination of employment or (b) 30 days from the date such options vest (but in no event later than the expiration date of such options).

(6)	Represents the in-the-money value of unvested stock options whose vesting accelerates on such termination or, as applicable, upon a change in control under the terms of the 1997 Stock Incentive Plan.

(7)

Represents the value of time-based RSUs and RPSUs including associated dividend equivalent units whose vesting accelerates on such termination or, as applicable, upon a change in control under the terms of the 1997 Stock Incentive Plan.

(8)

The amounts presented are estimates based on historical costs plus an assumed percentage increase to cover the cost over the severance period. Actual amounts will be known only at the time that the executive becomes eligible for benefits.

(9)	The amounts presented are estimates only based on annual historical costs associated with providing such perquisites to Mr. Lauren.

President and Chief Operating Officer—Roger N. Farah

Payments Upon Various Termination Events	By the Corporation for Cause/by the Executive Without Good Reason	By the Corporation Without Cause/by the Executive for Good Reason		Death or Disability		Retirement	Change in Control with Termination(1)		By the Corporation’s or Mr. Farah’s Election Not to Extend the Agreement Term(2)
Compensation
Cash Severance—Base Salary	$0	$1,800,000	(3)	$0		$0	$1,800,000		N/A
Cash Severance— Bonus	$0	$21,900,000	(4)	$6,000,000	(5)	$0	$18,000,000		N/A
Stock Options	$0	$10,895,670	(6)	$10,895,670	(7)	$0	$10,895,670	(8)	N/A
RPSUs	$0	$15,200,792	(9)	$15,200,792	(9)	$0	$15,200,792	(10)	N/A
Additional Cliff RPSUs if Maximum Performance is Reached	$0	$7,600,396		$7,600,396		$0	$0		N/A
Benefits and Perquisites:
Health and Welfare Benefits	$0	$54,719		$0		$0	$54,719		N/A
Automobile Allowance	$0	$36,000		$0		$0	$36,000		N/A

Total	$0	$57,487,577		$39,696,858		$0	$45,987,181		N/A

(1)

In the event that a change in control occurs which results in Mr. Farah’s termination of employment and entitles him to severance payments exceeding 2.99 times his “base amount” (as such term is defined in the Code), then the total payments due to Mr. Farah would be reduced to such amount as equals 2.99 times his “base amount”, unless the after-tax value of the payments otherwise due to Mr. Farah will exceed such reduced amount.

(2)	Termination by reason for non-extension would only apply in fiscal 2013.

(3)

Under Mr. Farah’s employment agreement, the Corporation would continue to pay his base salary multiplied by the applicable severance multiplier. Mr. Farah’s severance multiplier is the greater of (a) the number of full and partial years remaining in the term of his employment agreement (up to a maximum of three years) or (b) two years.

(4)

Mr. Farah is entitled to receive a bonus equal to the sum of (i) a pro-rata portion of the annual incentive bonus he would have received based on the Corporation’s performance for the fiscal year of termination and (ii) the applicable severance multiplier times $6,000,000. Mr. Farah’s severance multiplier is the greater of (a) the number of full and partial years remaining in the term of his employment agreement (up to a maximum of three years) or (b) two years.

(5)	Mr. Farah is entitled to a pro-rata target bonus based upon time served during the termination year.
(6)	Represents the in-the-money value of unvested stock options that become fully vested and exercisable until the earlier of (i) first anniversary of termination date and (ii) expiration of option term.

(7)	Represents the in-the-money value of unvested stock options that become fully vested and exercisable until the earlier of (i) three years from termination date and (ii) expiration of option term.

(8)	Represents the in-the-money value of unvested stock options whose vesting is accelerated upon a change in control under the terms of the 1997 Stock Incentive Plan.

(9)

Represents the value of all outstanding RPSUs. Vesting only occurs if the applicable performance goal is achieved and at original vesting date. For this purpose, target performance is assumed and the NYSE closing price of $126.63 on the last business day of fiscal 2011 was used. Actual value would not be known until vesting date.

(10)	Represents the value of all outstanding RPSUs whose vesting is accelerated upon a change in control under the terms of the 1997 Stock Incentive Plan.

Executive Vice President—Jackwyn L. Nemerov

Payments Upon Various Termination Events	By the Corporation for Cause/by the Executive Without Good Reason	By the Corporation Without Cause/by the Executive for Good Reason/By the Corporation’s Election not to Renew her Agreement(1)		Death or Disability		Retirement(2)		Change in Control with Termination
Compensation:
Cash Severance—Base Salary	$0	$1,800,000	(3)	$0			$0	$1,800,000	(4)
Cash Severance—Bonus	$0	$2,970,000	(5)	$0			$0	$5,940,000	(6)
Stock Options	$0	$2,334,876	(7)	$2,975,896	(8)		$0	$2,975,896	(9)
RPSUs	$0	$17,498,367	(10)	$11,647,765	(11)	$		$20,648,161	(12)
Additional Cliff RPSUs if Maximum Performance is Reached	$0	$3,257,303		$2,597,306			$0	$0
Benefits and Perquisites:
Health and Welfare Benefits	$0	$39,237		$0			$0	$39,237

Total	$0	$27,899,783		$17,220,967			$0	$31,403,294

(1)	Termination by the Corporation’s election not to renew her agreement would only apply in fiscal 2013.

(2)	For RPSU awards made beginning in fiscal 2009, retirement is calculated commencing at age 55 with seven years of service. Ms. Nemerov currently does not meet the service requirement.

(3)	Under Ms. Nemerov’s employment agreement, the Corporation would continue to pay her base salary for the longer of (a) the balance of the term of her employment agreement (24 months) or (b) one year.

(4)	This lump sum amount is equal to two times Ms. Nemerov’s base salary.

(5)	Ms. Nemerov would receive a bonus equal to the bonus paid for the fiscal year prior to the fiscal year of termination.

(6)	This lump sum amount is equal to two times the bonus paid for the fiscal year prior to the fiscal year of termination.

(7)

Represents the in-the-money value of unvested stock options granted from fiscal 2010 and beyond that immediately vest. To determine this amount, the NYSE closing price of Class A Common Stock on the last day of fiscal 2011 of $126.63 was used. The actual value would depend upon the stock price on the date of exercise. Ms. Nemerov would have until the earlier of (i) one year and (ii) expiration date of option term to exercise any vested options.

(8)

Represents the in-the-money value of unvested stock options that continue to vest. To determine this amount, the NYSE closing price of Class A Common Stock on the last day of fiscal 2011 of $126.63 was used. The actual value would depend upon the stock price on the date of exercise.

(9)

Represents the in-the-money value of unvested stock options that become vested upon a change in control under the terms of the 1997 Stock Incentive Plan and Ms. Nemerov would have up to six months to exercise.

(10)

Represents the value of Ms. Nemerov’s RPSU awards granted in fiscal 2010 and beyond. Vesting only occurs if the applicable performance goal is achieved at original vesting date. To determine value, the NYSE closing price on the last business day of fiscal 2011 of $126.63 per share was used. Actual value would not be known until the vesting date. For this purpose, target performance is assumed.

(11)

For Cliff RPSUs, a pro-rata portion of the original grant will be determined. For Pro-Rata RPSUs, a pro-rata portion of the number of shares scheduled to vest for that fiscal year will vest. For this purpose target performance is assumed. Vesting for both Cliff RPSUs and Pro-Rata RPSUs occurs only if the applicable performance goal is achieved. In both cases, vesting occurs at the original vesting date. To determine this amount, the NYSE closing price on the last business day of fiscal 2011 of $126.63 per share was used. The actual value would not be known until the vesting date. Fiscal 2009 Cliff RPSUs, which vested and were paid out on June 8, 2011, are included at 135% of target, which represents actual performance.

(12)	Upon a change in control, RPSUs granted under the 1997 Stock Incentive Plan will vest.

Senior Vice President and Chief Financial Officer—Tracey T. Travis

Payments Upon Various Termination Events	By the Corporation for Cause/by the Executive Without Good Reason	By the Corporation Without Cause/by the Executive for Good Reason		Death or Disability		Retirement(1)	Change in Control with Termination
Compensation:
Cash Severance—Base Salary	$0	$1,087,500	(2)	$0		N/A	$1,450,000	(3)
Cash Severance—Bonus	$0	$880,000	(4)	$0		N/A	$1,760,000	(5)
Stock Options	$0	$0		$569,349	(6)	N/A	$569,349	(7)
RPSUs	$0	$0		$1,243,718	(8)	N/A	$1,956,687	(9)
Additional Cliff RPSUs if Maximum Performance is Reached	$0	$0		$453,422		N/A	$0
Benefits and Perquisites:
Health and Welfare Benefits	$0	$24,249		$0		N/A	$24,249

Total	$0	$1,991,749		$2,266,489		N/A	$5,760,285

(1)	For RPSU awards made beginning in fiscal 2009, retirement is calculated commencing at age 55 with seven years of service. Ms. Travis is not currently eligible for retirement.

(2)	Under Ms. Travis’ employment agreement, the Corporation would continue to pay her base salary for the longer of (a) the balance of the term of her employment agreement (18 months) or (b) one year.

(3)	This lump sum amount is equal to two times Ms. Travis’ base salary.

(4)	Ms. Travis would receive a bonus equal to the bonus paid for the fiscal year prior to the fiscal year of termination.

(5)	This lump sum amount is equal to two times the bonus paid for the fiscal year prior to the fiscal year of termination.

(6)

Represents the in-the-money value of unvested stock options that continue to vest. To determine this amount, the NYSE closing price of Class A Common Stock on the last day of fiscal 2011 of $126.63 was used. The actual value would depend upon the stock price on the date of exercise.

(7)

Represents the in-the-money value of unvested stock options that become vested upon a change in control under the terms of the 1997 Stock Incentive Plan and Ms. Travis would have up to six months to exercise. The actual value would depend upon the stock price on the date of exercise.

(8)

For Cliff RPSUs, a pro-rata portion of the original grant will be determined. For Pro-Rata RPSUs, a pro-rata portion of the number of shares scheduled to vest for that fiscal year will vest. For this purpose, target performance is assumed. Vesting for both Cliff RPSUs and Pro-Rata RPSUs occurs only if the applicable performance goal is achieved. In both cases, vesting occurs at the original vesting date. To determine this amount, the NYSE closing price on the last business day of fiscal 2011 of $126.63 per share was used. The actual value would not be known until the vesting date. Fiscal 2009 Cliff RPSUs, which vested and were paid out on June 8, 2011, are included at 135% of target, which represents actual performance.

(9)	Upon a change in control, the RPSUs granted under the 1997 Stock Incentive Plan will vest.

Senior Vice President—Human Resources—Mitchell A. Kosh

Payments Upon Various Termination Events	By the Corporation for Cause/by the Executive Without Good Reason	By the Corporation Without Cause/by the Executive for Good Reason		Death or Disability		Retirement(1)		Change in Control with Termination
Compensation:
Cash Severance—Base Salary	$0	$1,040,625	(2)	$0		$0		$1,350,000	(3)
Cash Severance—Bonus	$0	$880,000	(4)	$0		$0		$1,760,000	(5)
Stock Options	$0	$0		$569,349	(6)	$0		$569,349	(7)
RPSUs	$0	$0		$1,243,718	(8)	$1,243,718	(8)	$1,956,687	(9)
Additional Cliff RPSUs if Maximum Performance is Reached	$0	$0		$453,422		$453,422		$0
Benefits and Perquisites:
Health and Welfare Benefits	$0	$16,774		$0		$0		$16,774

Total	$0	$1,937,399		$2,266,489		$1,697,140		$5,652,810

(1)	For RPSU awards made beginning in fiscal 2009, retirement is calculated commencing at age 55 with seven years of service.

(2)	Under Mr. Kosh’s employment agreement, the Corporation would continue to pay his base salary for the longer of (a) the balance of the term of his employment agreement (18.5 months) or (b) one year.

(3)	This lump sum amount is equal to two times Mr. Kosh’s base salary.

(4)	Mr. Kosh would receive a bonus equal to the bonus paid for the fiscal year prior to the fiscal year of termination.

(5)	This lump sum amount is equal to two times the bonus paid for the fiscal year prior to fiscal year of termination.

(6)

Represents the in-the-money value of unvested stock options that continue to vest. To determine this amount, the NYSE closing price of Class A Common Stock on the last day of fiscal 2011 of $126.63 was used. The actual value would depend upon the stock price on the date of exercise.

(7)

Represents the in-the-money value of unvested stock options that become vested upon a change in control under the terms of the 1997 Stock Incentive Plan and Mr. Kosh would have up to six months to exercise. The actual value would depend upon the stock price on the date of exercise.

(8)

For Cliff RPSUs, a pro-rata portion of the original grant will be determined. For Pro-Rata RPSUs, a pro-rata portion of the number of shares scheduled to vest for that fiscal year will vest. For this purpose, target performance is assumed. Vesting for both Cliff RPSUs and Pro-Rata RPSUs occurs only if the applicable performance goal is achieved. In both cases, vesting occurs at the original vesting date. To determine this amount, the NYSE closing price of $126.63 per share of Class A Common Stock on the last business day of fiscal 2011 was used. The actual value would not be known until the vesting date. Fiscal 2009 Cliff RPSUs, which vested and were paid out on June 8, 2011, are included at 135% of target, which represents actual performance.

(9)	Upon a change of control, the RPSUs granted under the 1997 Stock Incentive Plan will vest.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Written Related Party Transactions Policy

The Corporation has adopted a written related party transactions policy detailing the policies and procedures relating to transactions which may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interests of the Corporation and the stockholders. The Nominating & Governance Committee must review and approve, or ratify any deemed related party transaction proposed to be entered into by the Corporation’s executive officers or directors.

Under the Corporation’s related party transactions policy, any relationship, arrangement or transactions between the Corporation and (i) a director, (ii) an executive officer, (iii) a person known by the Corporation to be a beneficial owner of more than 5% of the Corporation’s common stock, or (iv) a person known by the Corporation to be an immediate family member of any of the foregoing (each of the foregoing clauses (i)-(iv) a “Related Party”), is deemed to be a related party transaction. Under the Corporation’s related party transactions policy, the following transactions are not deemed to be a related party transaction:

•	Any transaction that involves the providing of compensation to a director or executive officer for his or her services in that capacity.

•	Any transaction in which the aggregate amount involved is expected to be less than $120,000.

•

Any transaction between the Corporation and any entity in which a Related Party has a relationship solely as an employee (other than an executive officer), director or beneficial owner of less than 10% of such entity’s equity, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other entity’s total annual revenues.

•

Any transaction where the Related Party’s interest arises solely from the ownership of the Corporation’s common stock and all holders of the Corporation’s common stock receive the same benefit on a pro-rata basis (e.g., dividends).

•	Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•	Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Registration Rights Agreements

Certain of the Lauren Family Members (as defined below) and the Corporation are parties to a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Lauren Family Members have certain demand registration rights in respect of shares of Class A Common Stock (including the shares of Class A Common Stock issuable upon conversion of the shares of Class B Common Stock held by them). The Lauren Family Members may make a demand to register their shares once every nine months. The Lauren Family Members also have an unlimited number of piggyback registration rights in respect of their shares. The piggyback registration rights allow the holders to include all or a portion of the shares of Class A Common Stock issuable upon conversion of their shares of Class B Common Stock under any registration statement filed by the Corporation, subject to certain limitations.

On June 14, 2010, Ralph Lauren exercised demand registration rights in respect of up to 10,350,000 shares of Class A Common Stock, issuable upon conversion of an equal number of Class B Common Stock. Concurrent with this public offering, the Corporation repurchased from Mr. Lauren 1,000,000 shares of Class A Common Stock, which was also issuable upon conversion of an equal number of Class B Common Stock. The Corporation repurchased these shares of Class A Common Stock at the public offering price of $81.00 per share.

The Corporation is required to pay all expenses (other than underwriting discounts and commissions of the Lauren Family Members and taxes payable by the Lauren Family Members) in connection with any demand registration, as well as any registration pursuant to the exercise of piggyback rights. The Corporation must also indemnify the Lauren Family Members and any underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

As used in this Proxy Statement, the term “Lauren Family Members” includes only the following persons: (i) Ralph Lauren and his estate, guardian, conservator or committee; (ii) the spouse of Ralph Lauren and her estate, guardian, conservator or committee; (iii) each descendant of Ralph Lauren (a “Lauren Descendant”) and their respective estates, guardians, conservators or committees; (iv) each Family Controlled Entity (as defined below); and (v) the trustees, in their respective capacities as such, of each Lauren Family Trust (as defined below). The term “Family Controlled Entity” means (i) any not-for-profit corporation if at least a majority of its board of directors is composed of Ralph Lauren, Mr. Lauren’s spouse and/or Lauren Descendants; (ii) any other corporation if at least a majority of the value of its outstanding equity is owned by Lauren Family Members; (iii) any partnership if at least a majority of the economic interest of its partnership interests are owned by Lauren Family Members; and (iv) any limited liability or similar company if at least a majority of the economic interest in the company is owned by Lauren Family Members. The term “Lauren Family Trust” includes trusts, the primary beneficiaries of which are Mr. Lauren, Mr. Lauren’s spouse, Lauren Descendants, Mr. Lauren’s siblings, spouses of Lauren Descendants and their respective estates, guardians, conservator or committees and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least a majority of the trustees of such trust consist of Mr. Lauren, the spouse of Mr. Lauren and/or Lauren Family Members.

Other Agreements, Transactions and Relationships

In connection with the reorganization that preceded the Corporation’s initial public offering in June 1997, the Corporation and its stockholders entered into a stockholders’ agreement (the “Stockholders’ Agreement”) which sets forth certain voting and other agreements for the period prior to completion of the initial public offering. All of the provisions of the Stockholders’ Agreement terminated upon completion of the initial public offering, except for certain provisions relating to certain tax matters with respect to the Corporation’s predecessor entities, certain restrictions on transfers of shares of Common Stock and indemnification and exculpation provisions.

The Corporation has entered into indemnification agreements with each of its directors and certain executives. The indemnification agreements require, among other things, that the Corporation indemnify its directors and executives against certain liabilities and associated expenses arising from their service as directors and executives of the Corporation and reimburse certain related legal and other expenses. In the event of a change of control (as defined therein), the Corporation will, upon request by an indemnitee under the agreements, create and fund a trust for the benefit of such indemnitee sufficient to satisfy reasonably anticipated claims for indemnification.

Under the Corporation’s Code of Business Conduct and Ethics, all employees and officers of the Corporation are required to promptly report any potential relationships, actions or transactions, including those involving immediate family members, that reasonably could be expected to give rise to a conflict of interest to their manager and the Corporation’s legal department. In addition, employees who intend to seek additional employment of any kind while remaining a Corporation employee are required to notify their managers of their interest and obtain approval from them before accepting such other employment. Directors of the Corporation are required to disclose any actual or potential conflicts of interest to the Chairman of the Board of Directors and the Corporation’s General Counsel. All directors are required to recuse themselves from any Board of Directors discussion or decision affecting their personal, business or professional interests.

From time to time, both Mr. Lauren (who is required, under his employment agreement, to use a private aircraft for security purposes for any travel) and other executives use Mr. Lauren’s personal aircraft on business for the Corporation. The Corporation reimburses Mr. Lauren for such use at market rates for the private aircraft. The Corporation reimbursed Mr. Lauren approximately $117,631 for the use of his aircraft by executives of the Corporation in fiscal 2011.

In fiscal 2011, transactions for the sale of beef from Mr. Lauren’s Double RL Company to SEMP s.a.r.l., a French limited liability company and the operator of the Corporation’s restaurant in Paris, France were approximately $131,701. The Corporation has an ownership interest in SEMP s.a.r.l.

In connection with the adoption of the “RRL” trademarks by the Corporation, pursuant to an agreement with the Corporation, Mr. Lauren retained the royalty-free right to use as trademarks “Ralph Lauren,” “Double RL” and “RRL” in perpetuity in connection with, among other things, beef and living animals. The trademarks “Double RL” and “RRL” are currently used by the Double RL Company, an entity wholly owned by Mr. Lauren. In addition, Mr. Lauren has reserved the right to engage in personal projects involving non-Corporation related film or theatrical productions through RRL Productions, Inc., a company wholly-owned by Mr. Lauren.

Jerome Lauren, the Corporation’s Executive Vice President of Menswear Design, is the brother of Ralph Lauren, the Corporation’s Chairman and Chief Executive Officer, and David Lauren, the Corporation’s Executive Vice President of Global Advertising, Marketing and Communications, is Ralph Lauren’s son. In fiscal 2011, Jerome Lauren received an aggregate of $2,155,599 in base salary, bonus and other compensation payments from the Corporation. During such fiscal year, he also received stock-based awards with a total aggregate grant date fair value of $391,675 calculated in accordance with ASC 718. Additionally, the Corporation transferred a vehicle valued at $67,500 to him, for which he paid ordinary income taxes associated with such transfer. In fiscal 2011, David Lauren received an aggregate of $1,168,000 in salary, bonus and other compensation payments from the Corporation. During such fiscal year, he also received stock-based awards with a total aggregate grant date fair value of $391,675 calculated in accordance with ASC 718.

(PROPOSAL 2)

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young as the Corporation’s independent registered public accounting firm to audit the financial statements of the Corporation and its subsidiaries for the fiscal year ending March 31, 2012. A resolution will be presented at the meeting to ratify their appointment.

All services provided by Ernst & Young, the Corporation’s independent registered public accounting firm for the fiscal year ending April 2, 2011, have been reviewed with the Audit Committee to confirm that the performance of such services was consistent with the regulatory requirements for auditor independence.

Independent Auditor Fees

The Audit Committee has adopted a policy governing the pre-approval by the Audit Committee of all services, audit and non-audit, to be provided to the Corporation by its independent registered public accounting firm. Under the policy, the Audit Committee has generally pre-approved the provision by the Corporation’s independent registered public accounting firm of specific audit, audit related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence. The provision of all other services, and all generally pre-approved services in excess of the applicable fee limits, by the independent registered public accounting firm must be specifically pre-approved by the Audit Committee on a case-by-case basis. The Corporation’s Chief Financial Officer is required to determine if any request or application for services proposed to be performed by the independent registered public accounting firm has the general pre-approval of the Audit Committee, and the Audit Committee must be updated at each regularly scheduled meeting of the generally pre-approved services performed by the independent registered public accounting firm since the Committee’s last regularly scheduled meeting. Requests or applications to provide services that require the specific pre-approval of the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and the Corporation’s Chief Financial Officer, and both must advise the Audit Committee as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate either type of pre-approval authority to one or more of its members, and has currently delegated such authority to the Audit Committee’s Chair. All pre-approved decisions made by the delegated member or members must be reported to the full Audit Committee at its next scheduled meeting.

For fiscal 2011, the Audit Committee established fee limits on generally pre-approved services outside the scope of the pre-approved annual audit engagement of $500,000 for tax services, $500,000 for due diligence services in connection with acquisitions or dispositions, and $250,000 for all other generally pre-approved non-audit services.

Aggregate fees, including expenses, for professional services rendered for the Corporation by Ernst & Young for fiscal 2011 and fiscal 2010 were:

	Fiscal 2011	Fiscal 2010
Audit fees	$3,242,300	$3,423,300
Audit-related fees	$563,295	$377,000
Tax fees	$1,731,653	$1,322,000
All other fees	—	—

Total	$5,537,248	$5,122,300

Audit Fees. Audit fees are fees billed for professional services for the audit of the Corporation’s annual financial statements and internal control over financial reporting. Audit fees also include fees billed for professional services for the review of financial statements included in the Corporation’s Form 10-Qs and for services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related Fees. Audit related fees are fees billed for assurance and related services that are related to the performance of the audit or review of the Corporation’s financial statements. These services include employee benefit plan audits, contractually agreed upon audits, accounting consultations and due diligence services.

Tax Fees. Tax fees are fees billed for tax consulting and compliance services and tax acquisition and tax due diligence services, including tax consulting in connection with the operational consolidation of the Corporation’s European and Japanese businesses.

All Other Fees. All other fees are fees billed for any services that did not constitute audit fees, audit-related fees or tax fees. No such services were provided to the Corporation in fiscal 2011 or fiscal 2010.

Representatives from Ernst & Young will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

The affirmative vote of a majority of the total votes cast at the Annual Meeting of Stockholders and entitled to vote is needed to ratify Ernst & Young’s appointment. If the stockholders do not ratify the appointment of Ernst & Young, the selection of the independent auditor will be reconsidered by the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2012. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

(PROPOSAL 3)

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, a resolution will be presented at the Annual Meeting of Stockholders to enable our stockholders to approve, on a discretionary and non-binding basis, the compensation of our named executive officers and the Corporation’s compensation philosophy, policies and practices as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.

This proposal, commonly known as a Say on Pay proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, you may vote on the following resolution at the 2011 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders approve, on an advisory basis, the Corporation’s named executive officer compensation and the Corporation’s compensation philosophy, policies and practices as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in the Proxy Statement for this meeting.”

In considering their vote, stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure. Although this vote is advisory, and therefore nonbinding, the Board of Directors and the Compensation & Organizational Development Committee expect to take into account the outcome of the vote when considering future executive compensation decisions, to the extent that they can determine the cause or causes of any significant negative voting results.

As described in detail under Compensation Discussion and Analysis, our compensation programs are designed to motivate our executives to achieve excellent results for the Corporation. The Corporation believes that its compensation program, with its balance of base salary, performance-based cash bonuses and performance conditions for awards of restricted stock units, encourages and rewards sustained performance that is aligned with long-term stockholder interests.

The affirmative vote of the holders of a majority of the votes represented at the 2011 Annual Meeting of Stockholders in person or by proxy is required to approve, on an advisory basis, the compensation of the Corporation’s named executive officers and the Corporation’s compensation philosophy, policies and practices as described herein.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR THE PROPOSAL, ON AN ADVISORY BASIS, APPROVING THE COMPENSATION OF THE CORPORATION’S NAMED EXECUTIVE OFFICERS AND THE CORPORATION’S COMPENSATION PHILOSOPHY, POLICIES AND PRACTICES AS DESCRIBED HEREIN. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

(PROPOSAL 4)

ADVISORY VOTE ON THE FREQUENCY OF

HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to providing our stockholders with the opportunity to cast an advisory vote on executive compensation, in accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, a resolution will be presented at the Annual Meeting of Stockholders to enable our stockholders to recommend, on a discretionary and non-binding basis, whether a non-binding stockholder vote on executive compensation should occur every one, two or three years.

The proxy card, the Internet and the telephone proxy submission procedures each provide stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining). In voting on this resolution, stockholders are not voting whether to approve or disapprove the Board of Directors recommendation.

After careful consideration, the Board of Directors believes that a frequency of every year for the advisory vote on executive compensation is the optimal interval for conducting a Say on Pay vote. The Board of Directors believes that this frequency is appropriate as an annual vote would provide stockholders with the opportunity to express their views on a regular basis.

Although this advisory vote on the frequency of the Say on Pay vote is nonbinding, the Board of Directors expects to take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

When you vote in response to the resolution set forth below, you may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years, or abstaining from voting.

“RESOLVED, that the option of every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Corporation is to hold a stockholder vote to approve, on an advisory basis, the compensation of the named executive officers, as disclosed at the time.”

Generally, the affirmative vote of the holders of a majority of the votes cast is required to approve matters presented to the stockholders. However, because the vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the stockholders.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR THE PROPOSAL, ON AN ADVISORY BASIS, APPROVING THE FREQUENCY OF “ONE YEAR” FOR HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

(PROPOSAL 5)

AMENDMENT OF THE CORPORATION’S AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION TO EFFECT A NAME CHANGE

The Corporation proposes to amend the Corporation’s Amended and Restated Certificate of Incorporation to change the name of the Corporation from “Polo Ralph Lauren Corporation” to “Ralph Lauren Corporation.” The Board of Directors has determined that it would be in the best interests of the Corporation and its stockholders to seek approval for this name change, including the corresponding amendment to the Corporation’s Amended and Restated Certificate of Incorporation.

For more than 44 years, the Corporation’s corporate identity has developed across an expanding number of brands, products, images, shopping environments and international markets. Currently, the Corporation consists of a collection of brands and labels, many of which do not use the “Polo” name and logo. The process to clarify the Corporation’s corporate identity began in 2003 when it changed the name on store locations and packaging to “Ralph Lauren”. This was followed by changing the name of the Corporation’s online retail website from “Polo.com” to “RalphLauren.com”. Adopting this new corporate name, which fully encompasses the scope of the Corporation’s brands, is the culmination of a strategic plan to provide consistency to the Corporation’s customers throughout the world. The Corporation believes that the name “Ralph Lauren Corporation” fully reflects its strong tradition of luxury and quality as well as its growth and momentum worldwide.

If the proposal to amend the Corporation’s Amended and Restated Certificate of Incorporation to change its name to “Ralph Lauren Corporation” is approved by its stockholders at the Annual Meeting of Stockholders, a Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware to effect the name change as soon as practicable after the Annual Meeting of Stockholders. The Certificate of Amendment would specify that Article First of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended to read as follows:

FIRST: The Corporation’s name is Ralph Lauren Corporation.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock on the record date is required to approve the amendment of the Corporation’s Amended and Restated Certificate of Incorporation.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR THE PROPOSAL OF THE AMENDMENT OF THE CORPORATION’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A NAME CHANGE. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

PROXY PROCEDURE AND EXPENSES OF SOLICITATION

The Corporation will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

All expenses incurred in connection with the solicitation of proxies will be borne by the Corporation. The Corporation will reimburse brokers, fiduciaries, custodians and other nominees for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

Solicitation may be undertaken by mail, telephone, personal contact or other similar means by directors, officers and employees of the Corporation without additional compensation.

ADDITIONAL MATTERS

Stockholder Proposals for the 2012 Annual Meeting of Stockholders

Stockholders intending to present a proposal at the 2012 Annual Meeting of Stockholders and have it included in the Corporation’s proxy statement for that meeting must submit the proposal in writing to Polo Ralph Lauren Corporation, Attention: Secretary, 625 Madison Avenue, New York 10022. The Corporation must receive such proposals no later than March 10, 2012. It is suggested that proposals be submitted by certified mail, return receipt requested.

Stockholders intending to present a proposal at the 2012 Annual Meeting of Stockholders without inclusion of the proposal in the Corporation’s proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in the Corporation’s By-laws. The By-laws require, among other things, that the Corporation receive written notice from the stockholder of the intent to present such proposal or nomination no more than 90 days and no less than 60 days prior to the scheduled date of the meeting (or, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given, by the tenth day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made).

A stockholder’s notice to the Corporation must include a full description of such proposal (including all information that would be required in connection with such proposal under the SEC’s proxy rules if such proposal were the subject of a proxy solicitation and the written consent of each nominee for election to the Board of Directors named therein (if any) to serve if elected) and the name, address and number of shares of Common Stock held of record or beneficially as of the record date for such meeting by the person proposing to bring such proposal before the meeting.

Nothing in this section shall be interpreted or construed to require the inclusion of information about any stockholder proposal in the Corporation’s Proxy Statement.

Electronic Access to Annual Meeting of Stockholders Materials

This Proxy Statement, the Corporation’s annual report to stockholders and the Corporation’s Form 10-K annual report are available on the Corporation’s website at http://investor.ralphlauren.com. You can save the Corporation postage and printing expense for your copy by consenting to access these documents over the internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a stockholder of record, you may sign up for this service by checking the appropriate box on the accompanying proxy card. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic access of materials. Your consent to electronic access will remain in effect until you revoke it. If you choose electronic access, you may incur costs, such as telephone and internet access charges, for which you will be solely responsible.

Other Business

As of the mailing date of this Proxy Statement, the Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the meeting. If any stockholder proposal or other matter were to properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable to serve or for good cause will not serve or voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC, all proxies received will be voted in accordance with the discretion of the proxy holders, unless a stockholder specifies otherwise in his or her proxy.

The form of proxy and the Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

Ralph Lauren

Chairman & Chief Executive Officer

New York, New York

July 7, 2011

APPENDIX A

Polo Ralph Lauren Corporation

Definition of “Independent” Directors

The Board of Directors has established these guidelines to assist it in determining whether or not directors have a material relationship with the Corporation for purposes of determining independence under the NYSE Corporate Governance Rules. In each case, the Board of Directors will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions provided by, the NYSE in its Commentary to its Corporate Governance Rules where applicable).

1.	Employment and Commercial Relationships Affecting Independence.

A director will not be independent if: (i) the director is, or has been within the last three years, an employee of the Corporation or any member of the Lauren Group; (ii) an immediate family member of the director is, or has been within the last three years, an executive officer of the Corporation; (iii) (A) the director or an immediate family member is a current partner of a firm that is the Corporation’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed Corporation’s audit within that time; (iv) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Corporation or any member of the Lauren Group, other than (x) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and (y) compensation received by an immediate family member for service as an employee of the Corporation (other than as an executive officer); (v) the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s present executive officers at the same time serves or served on that company’s compensation committee; or (vi) the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In addition, a director will not be independent if his or her spouse, parent, sibling or child is employed by the Corporation.

2.	Relationships Not Deemed to Impair Independence.

Subject to Section (1) above, the following relationships are not deemed to be material relationships that would impair a director’s independence.

Non-management Directors. The director is a non-management director of another company that does business with the Corporation.

Commercial Relationships. The director is an employee or executive officer, or an immediate family member of the director is an executive officer, of another company that does business with the Corporation; provided in either case that

(i) such business was entered into in the ordinary course of the Corporation’s business and on substantially the same terms as those prevailing at the time for comparable business with unaffiliated third parties; and

A-1

(ii) termination of the relationship in the normal course of business would not reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of the other company.

Tax-Exempt Organization Relationships. The director (or an immediate family member of the director) serves as a director, officer or trustee of a tax-exempt organization, and the Corporation’s discretionary charitable contributions to the organization and the charitable contributions of the Lauren Group to the organization do not, in the aggregate, exceed the greater of $100,000 or 1% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year. (Any automatic matching by the Corporation of employee charitable contributions are not included in the Corporation’s contributions for this purpose.)

3.	Disclosure.

For relationships that are either not covered by, or do not satisfy, these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors satisfying all the independence guidelines set forth above. The Corporation will explain in its next proxy statement thereafter the basis for any Board of Directors determination that any such relationship was immaterial.

4.	Definitions.

For purposes of these guidelines, the (i) term “immediate family member” shall have the meaning ascribed to it by the NYSE Corporate Governance Rules (including the Commentary thereto), (ii) the term “the Corporation” includes any entity in the Corporation’s consolidated group, (iii) the “Lauren Group” consists of Ralph Lauren, any member of his immediate family or any entity controlled by Ralph Lauren or members of his immediate family, and (iv) the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

A-2

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)	VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.	☒

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
Item 1.	Election of three (3) Class A Director Nominees as Class A Directors:	☐	☐	☐

Nominees:
01 Frank A. Bennack, Jr.,
02 Joel L. Fleishman
03 Steven P. Murphy

							FOR	AGAINST	ABSTAIN
					Item 2.	Ratification of appointment of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending March 31, 2012.	☐	☐	☐

							FOR	AGAINST	ABSTAIN
					Item 3.	Approval, on an advisory basis, of the compensation of the Corporation’s named executive officers and the Corporation’s compensation philosophy, policies and practices as described in the accompanying Proxy Statement.	☐	☐	☐

							ONE	TWO	THREE	ABSTAIN
					Item 4.	Approval, on an advisory basis, of the frequency for holding future advisory votes on executive compensation.	☐	☐	☐	☐

							FOR	AGAINST	ABSTAIN
					Item 5.	Approval of an amendment to the Corporation’s Amended and Restated Certificate of Incorporation to change the name of the Corporation to “Ralph Lauren Corporation”.	☐	☐	☐

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “EXCEPTIONS” BOX AND WRITE THE NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)	IF YOU PLAN ON ATTENDING THE 2011 ANNUAL MEETING, PLEASE CHECK THIS BOX.	☐

*Exceptions	ELECTRONIC ACCESS
	If you consent to use the Corporation’s Internet site to access all future Annual Reports and Proxy Statements, please mark this box.	☐

	Mark Here for Address Change	☐
or Comments SEE REVERSE

Date	Share Owner sign here/Title	Co-Owner sign here/Title

Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please write in the full corporate name and sign by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

FOLD AND DETACH HERE

POLO RALPH LAUREN CORPORATION

CLASS A COMMON STOCK

PROXY

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby constitutes and appoints Roger N. Farah, Tracey T. Travis and Avery S. Fischer, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of Polo Ralph Lauren Corporation that the undersigned would be entitled to vote if personally present at the Annual Meeting of the Stockholders to be held on August 11, 2011 at the St. Regis Hotel, 20th Floor Penthouse, 2 East 55th Street, New York, New York, at 9:30 a.m. (local time), and at any adjournment or postponement thereof, upon the matters described in the accompanying Proxy Statement and, in such proxies’ discretion, upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS, “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, “FOR” THE PROPOSAL, ON AN ADVISORY BASIS, APPROVING THE COMPENSATION OF THE CORPORATION’S NAMED EXECUTIVE OFFICERS AND THE CORPORATION’S COMPENSATION PHILOSOPHY, POLICIES AND PRACTICES AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT, “FOR” THE PROPOSAL, ON AN ADVISORY BASIS, APPROVING THE FREQUENCY OF “ONE YEAR” FOR HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION, AND “FOR” THE PROPOSAL OF THE AMENDMENT OF THE CORPORATION’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A NAME CHANGE.

This proxy is continued on the reverse side. Please sign on the reverse side and return promptly.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE